QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-106689 and 333-108132

Cobalt Corporation
401 West Michigan Street
Milwaukee, Wisconsin 53203

August 22, 2003

Dear Shareholder:

        You are being asked to vote upon a historic event for your company. The boards of directors of Cobalt Corporation and WellPoint Health Networks Inc. have agreed that WellPoint will acquire Cobalt in a merger.

        In the merger, Cobalt will become a wholly owned subsidiary of WellPoint. For each share of Cobalt common stock you own, you will receive $10.25 in cash and 0.1233 of a share of WellPoint common stock. The exchange ratio will be adjusted if WellPoint's stock price falls below $70.97 so that you will receive no less than $8.75 per share in WellPoint common stock and a total of no less than $19.00 per share in cash and WellPoint common stock. WellPoint's common stock is traded on the New York Stock Exchange under the symbol "WLP."

        You are cordially invited to attend a special meeting of shareholders of Cobalt to be held at the Hilton Milwaukee City Center located at 509 West Wisconsin Avenue, Milwaukee, Wisconsin, at 10:15 a.m. local time, on September 23, 2003. At the special meeting, you will be asked to vote to approve the merger.

        Your participation in the special meeting, in person or by proxy, is welcome, although you should be aware that Wisconsin United for Health Foundation, Inc. owns approximately 59% of our outstanding shares and has already agreed with WellPoint to vote or cause to be voted, subject to certain termination rights, all of the shares it owns and has a right to vote in favor of the merger, which will be sufficient to approve the merger regardless of the vote of any other shareholders. Whether or not you plan to attend the special meeting in person, you may complete, sign, date and return the enclosed proxy card promptly in the accompanying postage paid envelope. If you do not vote, you will have effectively voted against the merger.

        This document includes detailed information about the merger. Please read this document carefully, including the section describing risk factors that begins on page 22.

        Your board of directors has approved the merger and recommends that you vote to approve the merger.

        I look forward to your support.

Sincerely,

Stephen E. Bablitch Chairman of the Board and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of WellPoint common stock to be issued in the merger or determined whether this document is accurate or adequate. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated August 22, 2003 and was first mailed to shareholders on or about August 23, 2003.

Cobalt Corporation
401 West Michigan Street
Milwaukee, Wisconsin 53203

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TIME:	10:15 a.m. local time on September 23, 2003
PLACE:	The Hilton Milwaukee City Center, 509 Wisconsin Avenue, Milwaukee, Wisconsin
ITEM OF BUSINESS:
To consider and vote upon a proposal to approve the acquisition of Cobalt by WellPoint Health Networks Inc. pursuant to the plan of merger included in the Agreement and Plan of Merger, dated as of June 3, 2003, as amended, among Cobalt, WellPoint and Crossroads Acquisition Corp. The merger and the merger agreement are described in this proxy statement/prospectus and the merger agreement is attached to this proxy statement/prospectus as Appendix A. Under Wisconsin law, approval of the merger by the Wisconsin Office of the Commissioner of Insurance must be obtained before the plan of merger may be submitted to you for approval.
RECORD DATE:	You are entitled to vote if you were a record shareholder at the close of business on August 21, 2003.
VOTING BY PROXY:
All shareholders are cordially invited to attend the special meeting. Whether or not you intend to be present at the special meeting, your board of directors requests you to promptly sign, date and return the enclosed proxy card. You may revoke your proxy at any time before it is exercised, and it will not be used if you attend the special meeting and prefer to vote in person. Your vote is important, and all shareholders are urged to be present at the special meeting in person or by proxy.

By Order of the Board of Directors,

Lorna J. Granger Secretary
Milwaukee, Wisconsin August 22, 2003

REFERENCE TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Cobalt and WellPoint from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents related to Cobalt and WellPoint that are incorporated by reference in this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company:

Investor Relations	Investor Relations
Cobalt Corporation	WellPoint Health Networks Inc.
401 West Michigan Street	1 WellPoint Way
Milwaukee, Wisconsin 53203	Thousand Oaks, California 91362
Telephone: (414) 226-6900	(818) 234-4000

        If you would like to request documents, please do so by September 16, 2003 to receive them before the Cobalt special meeting.

        See "Available Information."

i

Stock Options	52
Chief Executive Officer Severance Agreement	52
President and Chief Operating Officer Severance Agreement	53
Executive Severance Agreements	54
Post-Closing Employment Arrangements	56
Indemnification and Liability Insurance	56
Restrictions on Sales of WellPoint Common Stock	57
Governmental and Regulatory Approvals	57
Merger Expenses, Fees and Costs	58
Accounting Treatment	59
No Dissenters' Rights	59
Form of the Merger	59
Material United States Federal Income Tax Consequences of the Merger	59
Delisting and Deregistration of Cobalt Common Stock	62
THE MERGER AGREEMENT	63
Merger Consideration	63
Closing and Effective Time of the Merger	63
Conversion of Cobalt Stock Options	63
Medicare Part A Claims Processing	64
Conditions to the Merger	64
Representations and Warranties of WellPoint and Cobalt	66
Conduct of the Business of WellPoint and Cobalt Prior to the Merger	67
No Solicitation of Transactions	70
Conduct of the Business of the Combined Companies Following the Merger	70
Affiliate Agreements	70
Termination	71
Termination Fee; Reimbursement of Certain Expenses	72
Indemnification and Insurance	73
Amendments to Cobalt's Articles of Incorporation	73
Amendments to Cobalt's Bylaws	73
RELATED AGREEMENTS	74
Voting and Lockup Agreement	74
Registration Rights Agreement	75
COMPARISON OF RIGHTS OF COBALT SHAREHOLDERS AND WELLPOINT STOCKHOLDERS	76
Board of Directors	76
Committees of the Board	78
Discretion of Officers and Directors	78
Actions by Stockholders Without a Meeting; Special Meetings	78
Amendments to Certificate or Articles of Incorporation	79
Amendments to Bylaws	81
General Voting Requirements	81
Vote Required for Certain Transactions	82
Certain Restrictions on Ownership of Securities	82
Business Combinations with Interested Stockholders	84
Control Share Voting and "Greenmail" Transactions	85
Conflicting Interest Transactions	86
Appraisal Rights	86
Dividends and Repurchases of Shares; Par Value	87
Assessability	88

ii

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING	88
EXPERTS	88
LEGAL MATTERS	88
AVAILABLE INFORMATION	88
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	89

APPENDICES:

Appendix A—	Agreement and Plan of Merger dated as of June 3, 2003, by and among Cobalt, WellPoint and Crossroads Acquisition Corp., including Amendment No. 1 to the Agreement and Plan of Merger dated as of August 8, 2003, by and among Cobalt, WellPoint and Crossroads Acquisition Corp.
Appendix B—	Opinion of UBS Warburg LLC, now known as UBS Securities LLC.

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.
What does Cobalt's Board of Directors recommend?

A.
Cobalt's board of directors has unanimously approved the merger and the merger agreement. The board recommends that the Cobalt shareholders vote "FOR" the proposal to approve the merger and the merger agreement.

Q.
What will I receive for my Cobalt common stock?

A.
For each share of Cobalt common stock you own you will receive:

(1)
$10.25 in cash; and

(2)
0.1233 of a share of WellPoint common stock, subject to adjustment if WellPoint's stock price falls below $70.97 so that you will receive no less than $8.75 per share in WellPoint common stock and a total of no less than $19.00 per share in cash and WellPoint common stock.

  You will not receive any fractional shares of WellPoint common stock. Instead, you will receive cash, without interest, for any fractional share of WellPoint common stock you might otherwise have been entitled to receive based on the market value of the WellPoint common stock on the date the merger occurs.

Q.
What should I do if my shares of Cobalt common stock are held by my broker or otherwise in "street name?"

A.
If you hold your shares of Cobalt common stock in "street name" (i.e., your bank or broker holds your shares for you), you should receive instructions regarding voting procedures directly from your bank or broker. If you have any questions regarding these procedures, you should contact your bank or broker directly, or you may contact WellPoint or Cobalt at the addresses or telephone numbers listed on the next page.

Q.
Can the value of the transaction change between now and the time the merger is completed?

A.
Yes. The value of the merger consideration composed of WellPoint common stock can change, although the cash portion of the consideration will not change. The 0.1233 exchange ratio is subject to adjustment if WellPoint's stock price falls below $70.97 so that Cobalt shareholders will receive no less than $8.75 per share in WellPoint common stock and a total of no less than $19.00 per share in cash and WellPoint common stock. Therefore, the market value of the total transaction, and of the WellPoint common stock you may receive in the merger, will increase or decrease as the trading price of WellPoint common stock increases or decreases. However, if the 15-day average closing price of WellPoint common stock during the period immediately preceding the closing of the merger is below $62.50, each of WellPoint and Cobalt has the right to terminate the merger agreement and abandon the merger. See "The Merger Agreement—Termination."

Q.
When will the merger be completed?

A.
It is intended that the merger be completed as soon as possible after Cobalt's shareholders approve the merger and the merger agreement, all other regulatory approvals have been obtained and other conditions to the closing have been satisfied or waived.

  The regulatory approvals are described below at "The Merger—Governmental and Regulatory Approvals."

Q.
What should I do now?

A.
Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares of Cobalt common stock may be represented at the special meeting. It is important that the proxy card be received as soon as possible and in any event before the special meeting.

Q.
Can I change my vote after I mail my proxy card?

A.
Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•
First, you can send a written notice to Cobalt's corporate secretary stating that you would like to revoke your proxy.

•
Second, you can complete and submit a new proxy card to Cobalt's corporate secretary.

•
Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy.

  If you choose either of the first or second methods, you must submit your notice of revocation or your new proxy card to Cobalt's corporate secretary prior to the special meeting. Your submissions must be mailed to Cobalt's corporate secretary at the address listed below. See "Information Regarding the Special Meeting—How You Can Revoke Your Proxy or Change Your Vote."

Q.
How will I receive my shares of WellPoint common stock and cash?

A.
After the merger is completed, you will receive a letter of transmittal, which you should fill out at that time and return with your Cobalt stock certificates in accordance with the instructions contained in the letter of transmittal.

Q.
Will I be able to sell the WellPoint common stock I receive in the merger?

A.
Yes, in most cases. The shares of WellPoint common stock to be issued in the merger will be registered under the Securities Act and listed on the New York Stock Exchange. However, certain shareholders who are deemed to be "affiliates" of Cobalt under the Securities Act of 1933, as amended (generally, directors, executive officers and shareholders of Cobalt holding 10% or more of the outstanding shares of Cobalt common stock), must abide by certain transfer restrictions under the Securities Act. See "The Merger—Restrictions on Sales of WellPoint Common Stock."

Q.
What are the tax consequences of the merger to me?

A.
Your tax consequences will depend on your basis in Cobalt common stock and whether WellPoint makes the reverse merger election. For more detail, see "The Merger—Material United States Federal Income Tax Consequences of the Merger."

Q.
Whom should shareholders call with questions?

A.
If you have more questions about the merger, you should contact:

  Investor Relations
  Cobalt Corporation
  401 West Michigan Street
  Wisconsin, Milwaukee 53203-2896
  (414) 226-6900

  Investor Relations
  WellPoint Health Networks Inc.
  1 WellPoint Way
  Thousand Oaks, California 91362
  Telephone (818) 234-4000

SUMMARY

        The following summary does not contain a complete description of all material features of the merger agreement or the transactions contemplated thereby and is subject to and qualified in its entirety by reference to the more detailed information contained or incorporated by reference in this proxy statement/prospectus, including the Appendices hereto. Shareholders of Cobalt are urged to read carefully the entire proxy statement/prospectus, including the Appendices. Throughout this proxy statement/prospectus the term "you" is used. On these occasions, "you" refers to all Cobalt shareholders.

The Companies
WellPoint Health Networks Inc.	1 WellPoint Way Thousand Oaks, California 91362 (818) 234-4000

WellPoint Health Networks Inc. serves the health care needs of more than 13.3 million medical and approximately 49.4 million specialty members through its subsidiaries operating under the trade names Blue Cross of California, Blue Cross and Blue Shield of Georgia, Blue Cross and Blue Shield of Missouri, HealthLink and UNICARE. WellPoint offers a broad spectrum of quality network-based health products, including open access preferred provider organizations, point of service plans, health maintenance organizations and specialty products. Specialty products include dental, pharmacy benefit management, medical management, vision, mental health, life and disability insurance, long term care insurance, flexible spending accounts, COBRA administration and Medicare supplements.
Cobalt Corporation.	401 West Michigan Street Milwaukee, Wisconsin 53203-2896 (414) 226-6900

Cobalt Corporation is an independent licensee of the Blue Cross and Blue Shield Association and holds the exclusive right to use the Blue Cross and Blue Shield names and marks in the state of Wisconsin. Cobalt is one of four publicly traded Blue Cross and Blue Shield companies. Headquartered in Milwaukee, Wisconsin, Cobalt offers a diverse portfolio of complementary insurance, managed care products and administrative services to employer, individual, insurer and government customers.
Crossroads Acquisition Corp. (Merger Sub).
Crossroads Acquisition Corp. is a Delaware corporation and a wholly owned direct subsidiary of WellPoint and is referred to in this proxy statement/prospectus as Merger Sub. Merger Sub was formed exclusively for the merger. At the effective time of the merger, Cobalt will merge with and into Merger Sub, and Merger Sub will change its name to Cobalt Corporation. If a reverse merger election is made, Merger Sub will merge with and into Cobalt, and Cobalt will be the surviving entity.

The Special Meeting
(see page 35)
Time, Date and Place	The special meeting will be held at the Hilton Milwaukee City Center, located at 509 West Wisconsin Avenue, Milwaukee, Wisconsin, on September 23, 2003, commencing at 10:15 a.m., local time.
Record Date and Shares Entitled to Vote
Shareholders of record as of the close of business on August 21, 2003 will be entitled to notice of and to vote at the special meeting and on any adjournments or postponements of the special meeting. On the record date, 42,342,030 shares of Cobalt common stock were outstanding and entitled to vote at the special meeting.
Purpose of the Meeting
The purpose of the special meeting is to consider and vote upon a proposal to approve the acquisition of Cobalt by WellPoint pursuant to the plan of merger included in the Agreement and Plan of Merger, dated as of June 3, 2003, as amended, among Cobalt, WellPoint and Crossroads Acquisition Corp. Under Wisconsin law, approval of the merger by the Wisconsin Office of the Commissioner of Insurance must be obtained before the plan of merger may be submitted to you for approval.
Vote Required
The affirmative vote of the holders of a majority of the shares of Cobalt common stock outstanding on the record date is required to approve the merger and the merger agreement. As of the record date, there were 42,342,030 shares of Cobalt common stock outstanding, of which approximately 59% were beneficially owned by Wisconsin United for Health Foundation, Inc., referred to in this proxy statement/prospectus as the Foundation. The Foundation has agreed with WellPoint to vote, or cause to be voted, all of the shares of Cobalt common stock it owns and has the right to vote to approve the merger and the merger agreement, subject to certain termination rights. See "Related Agreements—Voting and Lockup Agreement." The Foundation's vote will be sufficient to approve the merger and the merger agreement regardless of the vote of any other shareholder.
Blue Cross of California, a subsidiary of WellPoint, beneficially owns approximately 712,300 shares of Cobalt common stock.

Merger Consideration
(see page 37)
The merger agreement provides that all shares of Cobalt common stock issued and outstanding immediately prior to the effective time of the merger (other than those owned by Cobalt, Blue Cross & Blue Shield United of Wisconsin, WellPoint or Blue Cross of California) will be converted at the effective time into the right to receive $10.25 in cash and 0.1233 of a share of WellPoint common stock, subject to adjustment if WellPoint's stock price falls below $70.97 so that you will receive no less than $8.75 per share in WellPoint common stock and a total of no less than $19.00 per share in cash and WellPoint common stock.
Recommendation of Cobalt's Board of Directors
(see page 42)
The Cobalt board of directors believes that the merger is advisable, fair to, and in the best interests of Cobalt and its shareholders. Cobalt's board unanimously recommends that Cobalt shareholders vote "FOR" the proposal to approve the merger and the merger agreement.
Opinion of Cobalt's Financial Advisor
(see page 43)
In connection with the merger, the Cobalt board of directors received a written opinion from UBS Warburg LLC, now known as UBS Securities LLC and referred to in this proxy statement/prospectus as UBS, as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Cobalt common stock (other than WellPoint, Blue Cross & Blue Shield United of Wisconsin, and their respective affiliates). The full text of UBS's written opinion dated June 3, 2003 is attached to this proxy statement/prospectus as Appendix B. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS's opinion was provided to the Cobalt board in its evaluation of the merger consideration. UBS's opinion does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to any Cobalt shareholder with respect to any matters relating to the proposed merger.

Interests of Directors and Officers in the Merger that Differ from Your Interests
(see page 51)
The directors and executive officers of Cobalt, together with their affiliates, hold less than one percent of the Cobalt common stock entitled to vote at the special meeting. Some of the directors and officers of Cobalt have interests in the merger that may differ from, or may be in addition to, the interests of other shareholders of Cobalt. These interests include, among other things:
•
Employment and severance agreements that certain officers of Cobalt and its subsidiaries have entered into with Cobalt and its subsidiaries that provide these officers with various severance benefits if their employment is terminated following the merger.
•
All options to purchase common stock of Cobalt outstanding under Cobalt's existing stock option plans will be assumed by WellPoint, each option that is unvested at the effective time of the merger will become vested and exercisable at the effective time of the merger, and all options will become exercisable for shares of WellPoint common stock rather than shares of Cobalt common stock, in a number and at an exercise price adjusted to reflect the exchange ratio in the merger.
	•	WellPoint agreed in the merger agreement to indemnify and provide liability insurance for Cobalt's officers and directors.
The directors of Cobalt and WellPoint knew about these additional interests and considered them when they approved the merger and merger agreement.
No Dissenters' Rights
(see page 59)	Under Wisconsin law, Cobalt shareholders will not have dissenters' appraisal rights in connection with the merger. See "The Merger—No Dissenters' Rights."

Approvals of Regulatory Authorities and the Blue Cross and Blue Shield Association
(see page 57)
The Hart-Scott-Rodino Antitrust Improvements Act of 1976, referred to in this proxy statement/prospectus as the HSR Act, prohibits WellPoint and Cobalt from completing the merger until (i) each of WellPoint and Cobalt have furnished certain information and materials to the United States Department of Justice and the Federal Trade Commission (referred to in this proxy statement/prospectus as the FTC) and (ii) the required waiting period under the HSR Act has been satisfied. On July 17, 2003, each of WellPoint and Cobalt filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Justice Department and the FTC and on August 6, 2003 WellPoint and Cobalt received notice of early termination of the required waiting period under the HSR Act.

In addition, the Wisconsin Office of the Commissioner of Insurance must approve WellPoint's acquisition of control of certain Cobalt subsidiaries, and approval by the Blue Cross and Blue Shield Association is required under the license agreement of Cobalt. On June 20, 2003, WellPoint filed a Form A "Statement Regarding the Acquisition of Control of or Merger with a Domestic Insurer" with the Wisconsin Office of the Commissioner of Insurance as required by Wisconsin law. A hearing on the matter is currently scheduled for September 8, 2003. These approvals are more fully described below at "The Merger—Governmental and Regulatory Approvals."
Conditions to the Merger
(see page 64)
Conditions to Each Party's Obligations to Consummate the Merger. The respective obligations of Cobalt and WellPoint to effect the merger are subject to fulfillment, at or prior to the effective time, of the following conditions, unless waived by the parties:
	•	No injunctions or restraints prohibiting the merger shall exist.
	•	The waiting period under the HSR Act shall have expired or been terminated.
	•	The WellPoint common stock to be issued or reserved for issuance in connection with the merger shall have been approved for listing on the New York Stock Exchange.
	•	The registration statement on Form S-4 filed by WellPoint shall be effective.
	•	Approval of the merger and the merger agreement by Cobalt's shareholders shall have been obtained.

•
The average WellPoint common stock price for the 15 consecutive day trading period ending on and including the business day immediately following the day on which all other conditions to the merger have been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the closing date) must be at least $62.50.

Additional Conditions to the Obligations of WellPoint. The obligation of WellPoint to effect the merger is further subject to fulfillment (or waiver by WellPoint) of the following additional conditions:
•	Cobalt shall have performed its obligations under the merger agreement and the representations and warranties of Cobalt shall be true and correct.
•
Unless WellPoint makes the reverse merger election described below under "The Merger—Form of the Merger," WellPoint shall have received an opinion of its tax counsel that the merger will qualify as a reorganization for United States federal income tax purposes.
•
No suits, litigation or other similar proceedings relating to the merger or the transactions contemplated by the merger agreement and as to which there is a significant likelihood of material liability to any of WellPoint, Cobalt or any of their affiliates shall be pending.
•	Any required approval of the Blue Cross and Blue Shield Association shall have been obtained without any material, adverse and non-customary conditions.
•	The consent of the Wisconsin Office of the Commissioner of Insurance shall have been obtained without any material, adverse and non-customary conditions.
•	Required governmental consents shall have been obtained without any material, adverse and non-customary conditions.
•	Required third party consents shall have been obtained.
•
Cobalt will be in material compliance with the Health Insurance Portability and Accountability Act and other state and federal privacy laws and regulations that are effective or scheduled to become effective on or prior to the later of October 14, 2003 and the effective time of the merger.
•	No material adverse change to Cobalt's business, assets or financial condition shall have occurred.

Additional Conditions to the Obligations of Cobalt. The obligation of Cobalt to effect the merger is further subject to fulfillment (or waiver by Cobalt) of the following additional conditions:
	•	WellPoint shall have performed its obligations under the merger agreement and the representations and warranties of WellPoint shall be true and correct.
•
Unless WellPoint makes the reverse merger election described under "The Merger—Form of the Merger," Cobalt shall have received an opinion of its tax counsel that the merger will qualify as a reorganization for United States federal income tax purposes.
	•	Any required approval of the Blue Cross and Blue Shield Association shall have been obtained.
	•	The consent of the Wisconsin Office of the Commissioner of Insurance shall have been obtained.
	•	Required governmental consents shall have been obtained.
Termination of the Merger Agreement
(see page 71)	WellPoint and Cobalt can agree to terminate the merger agreement without completing the merger, and either company can terminate the merger agreement if any of the following occurs:
	•	the merger is not completed by January 31, 2004;
	•	the shareholders of Cobalt fail to approve the merger and the merger agreement;
	•	a court or other governmental body permanently prohibits the merger;
•
the board of directors of Cobalt authorizes Cobalt to execute a binding written agreement with respect to a third party's proposal to acquire Cobalt, which proposal the board of directors of Cobalt determines in good faith after consultation with its advisors would result in a superior transaction (although Cobalt must give WellPoint an opportunity to match such a proposal); or
•
the average closing price of WellPoint common stock on the New York Stock Exchange for the 15 consecutive trading days ending on and including the business day immediately following the day on which all other conditions to the merger have been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the closing date) is less than $62.50.

Cobalt may terminate the merger if:
•
WellPoint breaches any covenant or agreement or there is an inaccuracy of any of WellPoint's representations or warranties which breach or inaccuracy cannot be or has not been cured within 30 days and would give rise to the failure of certain conditions to the merger, or
•	Any condition to Cobalt's obligations to effect the merger as described above becomes incapable of being fulfilled.
WellPoint may terminate the merger if:
•
Cobalt breaches any covenant or agreement or there is an inaccuracy of any of Cobalt's representations or warranties which breach or inaccuracy cannot be or has not been cured within 30 days and would give rise to the failure of certain conditions to the merger; or
•	Any condition to WellPoint's obligations to effect the merger as described above becomes incapable of being fulfilled.

If the merger agreement is terminated under certain circumstances, including the board of directors of Cobalt authorizing Cobalt to execute a binding written agreement with respect to a third party's acquisition proposal, Cobalt will be required to pay WellPoint a termination fee equal to $27.2 million. See "The Merger Agreement—Termination Fee; Reimbursement of Certain Expenses" for a complete discussion of the circumstances in which Cobalt would be required to pay the termination fee.

WellPoint has agreed, under certain circumstances, to reimburse the Foundation for its documented out-of-pocket expenses in an amount not to exceed $600,000 and to reimburse Cobalt for its documented out-of-pocket expenses (other than any broker's or finder's fee or any other payment to any broker, investment banker or financial advisor) in an amount not to exceed $1.5 million. See "The Merger Agreement—Termination Fee; Reimbursement of Certain Expenses" for a complete discussion of the circumstances in which WellPoint would be required to make these expense reimbursements.

Non-Solicitation
(see page 70)
So long as the merger agreement is in effect, Cobalt may not solicit any proposal from a third party with respect to the acquisition of Cobalt by means of a merger, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction or any purchase or sale of any significant portion of the assets or equity securities of it or any of its subsidiaries, other than as disclosed by Cobalt to WellPoint in accordance with the merger agreement. Under certain conditions, Cobalt may terminate the merger agreement to accept an acquisition proposal from a third party which is superior to that offered by WellPoint in the merger agreement that WellPoint has elected not to match. If Cobalt terminates the merger agreement to accept a superior proposal, Cobalt must pay a termination fee of $27.2 million to WellPoint. For further details, see "The Merger Agreement—No Solicitation of Transactions."
Accounting Treatment
(see page 59)	The merger will be accounted for under the purchase method of accounting.
Market Price Information
(see page 19)
On June 3, 2003, the last trading day immediately preceding the public announcement of the proposed merger, and on August 21, 2003, the most recent practicable date prior to the mailing of this proxy statement/prospectus, the closing sale prices of WellPoint common stock as reported on the NYSE Composite Transactions Tape were $83.15 and $75.64, respectively. You are urged to obtain a current market quotation for shares of WellPoint common stock before deciding whether to vote to approve the merger and the merger agreement.

On June 3, 2003, the last trading day immediately preceding the public announcement of the proposed merger, and on August 21, 2003, the most recent practicable date prior to the mailing of this proxy statement/prospectus, the closing sale prices of Cobalt common stock as reported on the NYSE Composite Transactions Tape were $17.95 and $19.59, respectively. You are urged to obtain a current market quotation for shares of Cobalt common stock before deciding whether to vote to approve the merger and the merger agreement.

Material United States Federal Income Tax Consequences of the Merger
(see page 59)
The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, so that you will recognize gain (but not loss) for United States federal income tax purposes as a result of the merger to the extent of any cash received as part of the merger consideration. The merger is conditioned on the receipt of legal opinions that the merger will qualify as a reorganization for United States federal income tax purposes. If this condition is not satisfied, WellPoint has the right to complete the merger in a manner that is fully taxable to you.

You should read "The Merger—Material United States Federal Income Tax Consequences of the Merger" for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you.

SELECTED FINANCIAL DATA

Preparation of the Financial Data

        The following information is provided to aid you in your analysis of the financial aspects of the merger. This information is derived from the audited financial statements of WellPoint for each of the years ended December 31, 2002, December 31, 2001, December 31, 2000, December 31, 1999 and December 31, 1998 and the unaudited financial statements of WellPoint for the six months ended June 30, 2003 and June 30, 2002 and from the audited financial statements of Cobalt for each of the years ended December 31, 2002, December 31, 2001, December 31, 2000, December 31, 1999 and December 31, 1998 and the unaudited financial statements of Cobalt for the six months ended June 30, 2003 and June 30, 2002. The information is only a summary and you should read it together with WellPoint's and Cobalt's historical financial statements and related notes contained in WellPoint's and Cobalt's respective annual reports on Form 10-K for the year ended December 31, 2002 and quarterly reports on Form 10-Q for the quarter ended June 30, 2003 that WellPoint and Cobalt have filed with the Securities and Exchange Commission and that are incorporated by reference in this proxy statement/prospectus. See "Incorporation of Certain Information by Reference."

Selected Historical Financial Data of WellPoint

        The following selected historical financial data for each of the years ended December 31, 2002, December 31, 2001, December 31, 2000, December 31, 1999 and December 31, 1998 has been derived from WellPoint's audited consolidated financial statements and related notes. The following selected historical financial data for the six months ended June 30, 2003 and June 30, 2002 has been derived from WellPoint's unaudited interim consolidated financial statements. In the opinion of WellPoint's management, the unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the selected historical consolidated financial data. Results for the interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and you should read it together with WellPoint's historical financial statements and related notes contained in its annual report on Form 10-K for the year ended December 31, 2002 and its quarterly report on Form 10-Q for the quarter ended June 30, 2003 that WellPoint has filed with the Securities and Exchange Commission and incorporated by reference in this proxy statement/prospectus. See "Incorporation of Certain Information by Reference."

        All WellPoint per share amounts have been adjusted to reflect WellPoint's two-for-one stock split that was effected on March 15, 2002.

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(In thousands, except per share data, membership data and operating statistics)
Consolidated Income Statements(A)
Revenues:
Premium revenue	$5,934,812	$6,896,857	$8,583,663	$11,577,170	$16,206,161	$7,723,753	$9,203,159
Management services and other revenue	433,960	429,336	451,847	609,693	818,375	392,268	447,637
Investment income	109,578	159,234	193,448	241,784	314,004	126,062	130,352

	6,478,350	7,485,427	9,228,958	12,428,647	17,338,540	8,242,083	9,781,148
Operating expenses:
Health care services and other benefits	4,776,345	5,533,068	6,935,398	9,436,264	13,211,090	6,264,607	7,487,167
Selling expense	280,078	328,619	394,217	502,571	681,802	323,190	393,234
General and administrative expense	975,099	1,075,449	1,265,155	1,666,587	2,166,744	1,080,675	1,167,669

	6,031,522	6,937,136	8,594,770	11,605,422	16,059,636	7,668,472	9,048,070
Operating income	446,828	548,291	634,188	823,225	1,278,904	573,611	733,078
Interest expense(B)	26,903	17,078	23,978	49,929	66,752	35,554	25,463
Other expense, net	27,939	40,792	45,897	74,714	55,086	24,901	11,650

Income from continuing operations before provision for income taxes, extraordinary item and cumulative effect of accounting change	391,986	490,421	564,313	698,582	1,157,066	513,156	695,965
Provision for income taxes	72,438	191,319	222,026	283,836	462,937	205,351	278,443

Income from continuing operations before extraordinary item and cumulative effect of accounting change	319,548	299,102	342,287	414,746	694,129	307,805	417,522
Loss from discontinued operations	(88,268)	—	—	—	—	—	—
Extraordinary gain from negative goodwill on acquisition	—	—	—	—	8,950	4,042	—
Cumulative effect of accounting change, net of tax	—	(20,558)	—	—	—	—	—

Net income	$231,280	$278,544	$342,287	$414,746	$703,079	$311,847	$417,552

Per Share Data(C):
Income from continuing operations before net extraordinary gain and cumulative effect of accounting change:
Earnings per share	$2.31	$2.27	$2.74	$3.27	$4.81	$2.17	$2.87
Earnings per share assuming full dilution	2.28	2.20	2.64	3.15	4.61	2.07	2.79
Net extraordinary gain:
Earnings per share	—	—	—	—	0.06	0.03	—
Earnings per share assuming full dilution	—	—	—	—	0.06	0.03	—
Cumulative effect of accounting change:
Loss per share	—	(0.16)	—	—	—	—	—
Loss per share assuming full dilution	—	(0.15)	—	—	—	—	—
Loss from discontinued operations:
Loss per share	(0.64)	—	—	—	—	—	—
Loss per share assuming full dilution	(0.63)	—	—	—	—	—	—
Net income:
Earnings per share	1.67	2.11	2.74	3.27	4.87	2.20	2.87
Earnings per share assuming full dilution	1.65	2.05	2.64	3.15	4.67	2.10	2.79
Operating Statistics(D):
Medical care ratio	80.5%	80.2%	80.8%	81.5%	81.5%	81.1%	81.4%
Selling expense ratio	4.4%	4.5%	4.4%	4.1%	4.0%	4.0%	4.1%
General and administrative expense ratio	15.3%	14.7%	14.0%	13.7%	12.7%	13.3%	12.1%
Net income ratio	3.6%	3.8%	3.8%	3.4%	4.1%	3.8%	4.3%

	As of December 31,					As of June 30,
	1998	1999	2000	2001	2002	2002	2003
Balance Sheet Data:
Cash and investments	$2,764,302	$3,258,666	$3,780,050	$4,986,069	$6,772,777	$5,731,705	$7,921,912
Total assets(E)	4,287,988	4,639,242	5,597,148	7,590,256	11,470,631	10,411,250	12,787,637
Long-term debt	300,000	347,884	400,855	837,957	1,011,578	1,152,013	1,163,539
Total equity(F)	1,315,223	1,312,700	1,644,417	2,132,579	3,976,697	3,575,360	4,408,271
Medical Membership(G)	6,892,000	7,515,003	8,200,852	10,528,047	13,223,339	13,042,368	13,377,798

(A)
WellPoint's consolidated results of operations for the periods presented above include the results of several acquisitions, which are components of WellPoint's national expansion strategy.

(B)
In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002" ("SFAS No. 145"). With the rescission of FASB Statement No. 4, gains and losses from the extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30. In applying the provisions of APB Opinion No. 30, WellPoint had determined that the extinguishment of debt under its Zero Coupon Convertible Subordinated Debentures did not meet the requirements of unusual or infrequent and therefore would not be included as an extraordinary item with the rescission of FASB Statement No. 4. For the years ended December 31, 1999 and 2002, WellPoint reclassified the extraordinary gain of $1.9 million, which included a tax expense of $1.2 million, and the extraordinary loss of $3.8 million, which included a tax benefit of $2.5 million, to interest expense respectively. For the six months ended June 30, 2002, WellPoint reclassified an extraordinary loss of $2.1 million, which included a tax benefit of $0.8 million, to interest expense.

(C)
Per share data for each period presented has been restated to reflect the two-for-one stock split in the form of a 100% stock dividend that occurred on March 15, 2002.

(D)
The medical care ratio represents health care services and other benefits as a percentage of premium revenue. All other ratios are shown as a percentage of premium revenue and management services and other revenue combined.

(E)
Certain amounts for periods prior to 2003 have been reclassified to conform to the 2003 presentation.

(F)
No cash dividends were declared in each of the periods presented.

(G)
Membership numbers are approximate and include some estimates based upon the number of contracts at the relevant date and an actuarial estimate of the number of members represented by each contract. Membership numbers as of December 31, 2001, 2000, and 1999 have been adjusted to include members from two WellPoint-owned or WellPoint-controlled rental networks as well as WellPoint's proportionate share of members associated with a joint venture providing Medicaid services in Puerto Rico. The total members associated with these entities for December 31, 2001, 2000 and 1999 were: 381,102, 331,733 and 215,000, respectively. Membership numbers as of December 31, 1998 have not been similarly adjusted since the relevant information is not available. Membership numbers as of December 31, 2002 also include members from these entities.

Selected Historical Financial Data of Cobalt

        The following selected historical financial data for each of the years ended December 31, 2002, December 31, 2001, December 31, 2000, December 31, 1999 and December 31, 1998 has been derived from Cobalt's audited consolidated financial statements and related notes. The following selected historical financial data for the six months ended June 30, 2003 and June 30, 2002 has been derived from Cobalt's unaudited interim consolidated financial statements. In the opinion of Cobalt management, the unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the selected historical consolidated financial data. Results for the interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and you should read it together with Cobalt's historical financial statements and related notes contained in its annual report on Form 10-K for the year ended December 31, 2002 and its quarterly report on Form 10-Q for the quarter ended June 30, 2003 that Cobalt has filed with the Securities and Exchange Commission and incorporated by reference in this proxy statement/prospectus. See "Incorporation of Certain Information by Reference."

        Cobalt was formed in March 2001 as the successor to substantially all of the operations of Blue Cross & Blue Shield United of Wisconsin (referred to in this proxy statement/prospectus as BCBSUW) and United Wisconsin Services, Inc. (referred to in this proxy statement/prospectus as UWS). Under accounting principles generally accepted in the United States, Cobalt's financial statements reflect the business and assets of BCBSUW, without UWS, for periods through March 31, 2001 and the combined businesses of BCBSUW and UWS for periods after that date. This presentation limits the comparability of the financial and operating data set forth below.

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(Dollars in thousands, except per share data)
Statement of Operations Data(1):
Revenues:
Premium	$361,965	$418,949	$538,080	$1,255,391	$1,373,760	$677,095	$720,687
Government services	31,667	52,259	70,305	117,192	111,719	56,780	57,703
Other	25,302	25,970	24,715	40,655	48,167	23,414	36,338

Total health services revenue	418,934	497,178	633,100	1,413,238	1,533,646	757,289	814,728
Investment income, net	11,886	10,496	10,092	11,637	14,845	6,535	9,121
Net realized investment gains (losses)	1,615	8,014	(509)	845	(1,141)	27	1,307
Total revenues	432,435	515,688	642,683	1,425,720	1,547,350	763,851	825,156
Expenses:
Medical and other benefits	297,885	376,814	497,822	1,119,218	1,166,671	583,166	600,249
Selling, general, administrative and other	133,153	158,187	176,878	303,208	323,239	157,449	174,412
Other(2)	115	744	922	5,697	675	243	1,185

Total expenses	431,153	535,745	675,622	1,428,123	1,490,585	740,858	775,846

Operating income (loss) from continuing operations	1,282	(20,057)	(32,939)	(2,403)	56,765	22,993	49,310
Income tax (expense) benefit	78	—	(548)	1,871	(7,304)	(2,304)	(22,293)
Income (loss) from investment in affiliates, net of tax(3)	3,991	(22,690)	(6,526)	(22,724)	15,556	15,317	200

Income (loss) from continuing operations	5,351	(42,747)	(40,013)	(23,256)	65,017	36,006	27,217
Income from discontinued operations	—	—	—	951	8,938	9,109	—

Net income (loss)	$5,351	$(42,747)	$(40,013)	$(22,305)	$73,955	$45,115	$27,217

Diluted earnings (loss) per share from continuing operations(4)(5)	$0.17	$(1.37)	$(1.28)	$(0.61)	$1.54	$0.86	$0.63
Total diluted earnings (loss) per share (4)(5)	0.17	(1.37)	(1.28)	(0.58)	1.75	1.08	0.63
Operating Statistics(1):
Total consolidated loss ratio(6)	82.3%	89.9%	92.5%	89.2%	84.9%	86.1%	83.3%
Selling, general, administrative and other expense ratio(7)	31.8%	31.8%	27.9%	21.5%	21.1%	20.8%	21.4%
Net income (loss) margin(8)	1.2%	(8.3)%	(6.2)%	(1.6)%	4.2%	4.7%	3.3%

	As of December 31,					As of June 30,
	1998	1999	2000	2001	2002	2002	2003
	(In thousands)
Balance Sheet Data(1):
Cash and investments(9)	$109,447	$57,383	$45,678	$243,368	$436,360	$386,339	$484,959
Total assets	443,186	381,400	394,205	727,322	869,899	794,647	932,448
Long-term debt, including current portion	—	—	—	7,500	29,950	7,500	26,800
Total shareholders' equity	250,991	200,109	168,943	208,222	302,519	281,586	342,126

1.
Prior to March 31, 2001, data reflect only the operations of BCBSUW, accounting for UWS and American Medical Security Group, Inc. as investments in affiliates.

2.
Includes interest and amortization of goodwill and intangible assets.

3.
Includes UWS (prior to March 31, 2001) and American Medical Security Group, Inc. (prior to May 31, 2002).

4.
When Cobalt reports a net loss, potentially dilutive securities are not included in the calculation of earnings per share because their inclusion would have an antidilutive effect.

5.
31,313,390 shares of Cobalt common stock issued to the Wisconsin United for Health Foundation, Inc. in March 2001 in connection with the combination of UWS and BCBWUW were used to calculate earnings per share for all periods prior to March 31, 2001.

6.
Includes all insured products (medical, dental, disability, etc.). UWS is included in all periods subsequent to March 31, 2001. Prior to March 31, 2001, the ratio is based on BCBSUW only.

7.
Represents selling, general, administrative and other expenses as a percentage of health services revenue.

8.
Represents income (loss) from continuing operations as a percentage of total revenues.

9.
Excludes investments in affiliates.

COMPARATIVE PER SHARE INFORMATION

        The following comparative per share information is provided to aid you in your analysis of the financial aspects of the merger. You should read this information in conjunction with the historical consolidated financial statements of WellPoint and Cobalt contained in reports that have been filed with the Securities and Exchange Commission and that are incorporated by reference in this proxy statement/prospectus.

        Dividend information for Cobalt is not presented below because Cobalt has not declared or paid cash dividends on its common stock at any time since its creation in March 2001 in the combination of United Wisconsin Services, Inc. and Blue Cross & Blue Shield United of Wisconsin. Dividend information for WellPoint is not presented below because WellPoint has not declared or paid cash dividends on its common stock at any time during the past five years and currently intends to retain any future earnings for use in developing and operating its business.

	Year Ended December 31, 2002	Six Months Ended June 30, 2003
Basic Earnings Per Common Share:
WellPoint historical(1)	$4.81	$2.87
Cobalt historical(2)	$1.58	$0.65
WellPoint pro forma(3)	$4.94	$2.88
Cobalt pro forma equivalent(4)	$0.61	$0.35
Diluted Earnings Per Common Share:
WellPoint historical(1)	$4.61	$2.79
Cobalt historical(2)	$1.54	$0.63
WellPoint pro forma(3)	$4.71	$2.78
Cobalt pro forma equivalent(4)	$0.58	$0.34
	As of December 31, 2002	As of June 30, 2003
Book Value Per Common Share:
WellPoint historical	$27.04	$30.10
Cobalt historical	$7.26	$8.08
WellPoint pro forma(3)	$29.19	$32.19
Cobalt pro forma equivalent(4)	$3.60	$3.97

(1)
Income per common share from continuing operations before extraordinary item.

(2)
Income per common share from continuing operations.

(3)
The pro forma figures present WellPoint's earnings per common share and book value per common share for the periods shown after giving effect to transaction-related expenses and other appropriate pro forma adjustments (assuming completion of the merger as of January 1, 2002).

(4)
The pro forma equivalent figures for Cobalt were calculated by multiplying the pro forma figures presented for WellPoint by the exchange ratio of 0.1233.

MARKET PRICE INFORMATION

        WellPoint.    WellPoint common stock has been traded on the New York Stock Exchange under the symbol "WLP" since WellPoint's initial public offering in 1993. The shares of WellPoint common stock to be issued or reserved for issuance in the merger will be listed on the New York Stock Exchange. The following table shows the high and low sale prices for WellPoint common stock for the periods presented.

	High	Low
Year Ended December 31, 2001
First Quarter	$57.88	$42.38
Second Quarter	50.09	40.83
Third Quarter	54.97	46.40
Fourth Quarter	61.45	49.75
Year Ended December 31, 2002
First Quarter	$65.63	$57.58
Second Quarter	86.27	62.80
Third Quarter	81.30	65.90
Fourth Quarter	89.20	62.00
Year Ending December 31, 2003
First Quarter	$77.69	$63.13
Second Quarter	91.50	71.64
Third Quarter (through August 21)	88.59	75.59

        On June 3, 2003, the last trading day immediately preceding the public announcement of the proposed merger, and on August 21, 2003 the most recent practicable date prior to the mailing of this proxy statement/prospectus, the closing sale prices of WellPoint common stock as reported on the NYSE Composite Transactions Tape were $83.15 and $75.64, respectively. You are urged to obtain a current market quotation for shares of WellPoint common stock before deciding whether to vote to approve the merger and the merger agreement.

        Cobalt.    Cobalt common stock is traded on the New York Stock Exchange under the symbol "CBZ." Prior to March 31, 2001, Cobalt was named United Wisconsin Services, Inc. and its common stock traded on the New York Stock Exchange under the symbol "UWZ." The following table shows the high and low sale prices for Cobalt common stock for the periods presented.

	High	Low
Year Ended December 31, 2001
First Quarter	$7.99	$3.38
Second Quarter	8.00	4.90
Third Quarter	9.05	4.37
Fourth Quarter	7.00	3.99
Year Ended December 31, 2002
First Quarter	$9.05	$5.33
Second Quarter	23.50	8.65
Third Quarter	23.40	14.11
Fourth Quarter	18.70	12.15
Year Ending December 31, 2003
First Quarter	$14.80	$11.75
Second Quarter	21.35	13.85
Third Quarter (through August 21)	21.06	19.55

        On June 3, 2003, the last trading day immediately preceding the public announcement of the proposed merger, and on August 21, 2003 the most recent practicable date prior to the mailing of this proxy statement/prospectus, the closing sale prices of Cobalt common stock as reported on the NYSE Composite Transactions Tape were $17.95 and $19.59, respectively. You are urged to obtain a current market quotation for shares of Cobalt common stock before deciding whether to vote to approve the merger and the merger agreement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        WellPoint and Cobalt have each made "forward-looking statements" (as that term is defined in Section 27A of the Securities Act of 1933, as amended (referred to in this proxy statement/prospectus as the Securities Act) and in Section 20A of the Securities Exchange Act of 1934, as amended (referred to in this proxy statement/prospectus as the Exchange Act)) in this proxy statement/prospectus (and in certain documents that are incorporated by reference by WellPoint and Cobalt in this proxy statement/prospectus) that are subject to risks and uncertainties. These statements are based on the current beliefs and assumptions of the management of each company and on information currently available to them. Forward-looking statements include the information concerning possible or assumed future results of operations of WellPoint and Cobalt set forth under "Summary," "The Merger—Background of the Merger," "The Merger—Recommendation of the Cobalt Board of Directors," "The Merger—Cobalt's Reasons for the Merger," "The Merger—WellPoint's Reasons for the Merger," "The Merger—Opinion of Cobalt's Financial Advisor" and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

        Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. The future results and stockholder values of WellPoint and Cobalt may differ materially from those expressed in these forward-looking statements due to, among other things, the matters set forth under "Risk Factors" and the factors detailed under each company's filings with the Securities and Exchange Commission, including the factors detailed under the caption "Factors That May Affect Future Results of Operations" or "Risk Factors" in each company's annual report on Form 10-K for the year ended December 31, 2002 and otherwise described in their respective quarterly reports on Form 10-Q, to which you are referred. Many of the factors that will determine these results and values are beyond WellPoint's and Cobalt's ability to control or predict. Shareholders are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of this proxy statement/prospectus, and WellPoint and Cobalt do not have any intention or obligation to update forward-looking statements after they distribute this proxy statement/prospectus, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, WellPoint and Cobalt each claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

RISK FACTORS

        In addition to the other information included or incorporated by reference in this proxy statement/prospectus, you should carefully consider the matters described below in evaluating an investment in the WellPoint common stock offered by this proxy statement/prospectus.

Risks Relating to the Merger

  WellPoint may experience difficulties in integrating Cobalt's business with the existing business of WellPoint, which could cause WellPoint to lose all or some of the anticipated potential benefits of the merger.

        Cobalt and WellPoint have entered into the merger agreement because they believe that the merger will be beneficial to the combined companies. Achieving the anticipated benefits of the merger will depend in part upon whether the two companies integrate their businesses in an efficient and effective manner. In particular, the successful combination of Cobalt and WellPoint will depend on the integration of their respective operating and information systems. WellPoint and Cobalt may not accomplish this integration process smoothly or successfully. The necessity of coordinating geographically separated organizations and addressing possible differences in corporate cultures and management philosophies may increase the difficulties of integration. The integration of certain operations following the merger will require the dedication of significant management resources, which may temporarily distract management's attention from the day-to-day business of the combined companies. Employee uncertainty and lack of focus during the integration process may also disrupt the business of the combined companies. WellPoint is currently in the process of integrating other recently acquired businesses, which may cause further management distraction. If management is unable to successfully integrate the operations of the two companies, this could have a material adverse effect on the business, results of operations and financial condition of WellPoint.

        Other companies in the health care industry have encountered unforeseen difficulties in integrating acquisitions. Unforeseen difficulties or expenses may arise in connection with WellPoint's integration of Cobalt's operations following the merger. Such difficulties or expenses could have a material adverse effect on WellPoint's revenues and results of operations.

  WellPoint and Cobalt must obtain several governmental and other consents to complete the merger, which, if delayed or not granted, may jeopardize or postpone completion of the merger, resulting in additional expenditures of money and resources, which may further jeopardize or delay completion of the merger or reduce the anticipated benefits of the merger.

        WellPoint and Cobalt must obtain certain approvals, including consents, expiration of waiting periods and similar processes, from federal and state agencies and from the Blue Cross and Blue Shield Association prior to completion of the merger. If WellPoint and Cobalt do not receive these approvals, then neither party is obligated to complete the merger. The agencies from which WellPoint and Cobalt will seek these approvals have broad discretion in administering the governing regulations. As a condition to approval of the merger, agencies may impose requirements or limitations or costs on the way the combined companies conduct business. These requirements or limitations or costs could jeopardize or delay completion of the merger. If either WellPoint or Cobalt agrees to any material requirements or limitations or costs in order to obtain any approvals required to complete the merger, these requirements or limitations or additional costs could adversely affect WellPoint's ability to integrate the operations of Cobalt with those of WellPoint or may reduce the anticipated benefits of the merger, which could result in a material adverse effect on WellPoint's revenues and results of operations following the merger.

  WellPoint may incur additional indebtedness to pay the merger consideration to Cobalt's shareholders, which could affect WellPoint's ability to finance operations or pursue desirable business opportunities.

        WellPoint currently intends to borrow under its existing revolving credit facility, issue indebtedness under its existing shelf registration statement or issue commercial paper to finance some or all of the cash payments to be made to Cobalt shareholders. In addition, WellPoint has made significant purchases of treasury stock over the last several years and may in the future use excess cash as well as additional borrowings to repurchase WellPoint common stock in order to offset shares issued in connection with the merger. In 2001 and 2002, WellPoint incurred significant indebtedness to fund its acquisitions of Cerulean Companies, Inc., the parent company of Blue Cross Blue Shield of Georgia, and RightCHOICE Managed Care, Inc. Upon completion of the merger with Cobalt, WellPoint could incur significant additional indebtedness to fund not only the cash portion of the transaction, but to fund any further repurchases of WellPoint common stock. If WellPoint incurs this additional indebtedness, then WellPoint may need to apply a significant amount of its cash flow toward the payment of interest and principal. WellPoint's operations might not generate sufficient cash flow to cover required interest and principal payments.

        Any additional indebtedness incurred by WellPoint may adversely affect its ability to finance operations and could limit its ability to pursue desirable business opportunities. Further, any additional indebtedness may affect WellPoint's ability to maintain an investment grade rating for its indebtedness, which could have a material adverse effect on WellPoint's financial condition and operations.

Risks Relating to the Business of WellPoint, Cobalt and the Combined Companies

        The following are risks that currently affect the business, financial condition or results of operations of WellPoint and Cobalt individually, and will affect the combined companies following the completion of the merger.

  WellPoint and Cobalt are subject to extensive regulation, including risk-based capital requirements, which could restrict the ability of the companies to generate profits.

        WellPoint's and Cobalt's operations are subject to substantial regulation by federal, state and local agencies. Regulation may either relate to business operations or to the financial condition of regulated subsidiaries. With regard to business operations, regulation typically relates to:

  •
  prescribed benefits;

  •
  relationships with physicians and hospitals;

  •
  marketing and advertising;

  •
  privacy of member information;

  •
  quality assurance; and

  •
  member grievance resolution.

        With regard to the financial condition of regulated subsidiaries, regulation typically governs the amount of capital required to be retained by regulated subsidiaries and the ability of these subsidiaries to pay dividends. Future regulatory action by any agency may have a material adverse effect on the profitability or marketability of WellPoint's, Cobalt's or the combined companies' health plans, on their respective or combined ability to access capital from the operations of regulated subsidiaries or on their respective or combined financial condition or results of operations.

        The California Department of Managed Health Care regulates WellPoint's principal California operating subsidiary, Blue Cross of California. The Departments of Insurance in California, Delaware, Georgia, Illinois, Missouri, Texas and other states regulate other WellPoint subsidiaries, including BC

Life & Health Insurance Company, Blue Cross and Blue Shield of Georgia, Inc., Healthy Alliance Life Insurance Company and UNICARE Life & Health Insurance Company. Among other requirements, the California Department of Managed Health Care and the Departments of Insurance in California, Delaware, Georgia, Illinois, Missouri, Texas and other states require WellPoint's regulated subsidiaries to satisfy certain minimum capital standards.

        The Wisconsin Office of the Commissioner of Insurance regulates various Cobalt subsidiaries, including Blue Cross & Blue Shield United of Wisconsin, Compcare Health Services Insurance Corporation and United Wisconsin Insurance Company. Among other requirements, the Wisconsin Office of the Commissioner of Insurance requires Cobalt's regulated insurance subsidiaries to satisfy certain minimum capital standards.

        In addition to these capital requirements, the Blue Cross and Blue Shield Association requires WellPoint and Cobalt and certain of their respective subsidiaries to maintain certain levels of capital in order to satisfy Blue Cross and Blue Shield Association requirements. Any new minimum capital requirements adopted in the future by any of these entities may increase the capital requirements of WellPoint, Cobalt or the combined companies.

  Recent and future legislation may increase WellPoint's and Cobalt's costs of doing business or force WellPoint and Cobalt to raise the price of their services.

        The health care benefits industry has received significant legislative and media scrutiny in recent years. In 1996, President Clinton signed into law the Health Insurance Portability and Accountability Act, also known as HIPAA, as well as maternity length of stay and mental health parity measures. Various states have passed similar legislation, some providing for more extensive benefits than those required by HIPAA.

        HIPAA requires certain guaranteed issuance and renewability of health coverage for individuals and small groups (generally 50 or fewer employees) and limits exclusions based on pre-existing conditions. Most of the insurance reform provisions of HIPAA became effective for "plan years" beginning July 1, 1997. HIPAA also establishes new requirements regarding the confidentiality of patient health information and regarding standard formats for the transmission of health care data. In December 2000, the U.S. Department of Health and Human Services promulgated final regulations regarding the privacy of "protected health information." These regulations became effective in April 2003. The rules, among other things, require that health plans give patients a clear written explanation of how they intend to use, keep and disclose patient health information, prohibit health plans from conditioning payment or coverage on a patient's agreement to disclose health information for other purposes and create federal criminal penalties for health plans, providers and claims clearinghouses that knowingly and improperly disclose information or obtain information under false pretenses. Final regulations regarding the standard formats for the transmission of health care information became effective in October 2002. In December 2001, legislation was enacted that offers health entities the option of extending the date for compliance with these regulations until October 2003. WellPoint and Cobalt have each filed for this extension. WellPoint and Cobalt, like many other companies in the health care industry, have incurred substantial expenditures as a result of HIPAA regulations and expect to continue to incur expenditures as the various regulations become effective.

        The U.S. Congress and state legislatures are considering a number of proposals relating to health care reform, and WellPoint and Cobalt expect some of these proposals will be enacted. In 1999, California and Georgia, two states in which WellPoint has significant operations, adopted a number of health care reform measures. In both states, these measures included provisions allowing members to sue health plans directly for certain decisions and creating new agencies with oversight or regulatory responsibilities. Other states in which WellPoint currently operates have passed similar health care reform measures in recent years.

        The U.S. Congress has from time to time considered a number of alternative health care reform measures that would, among other things, mandate external review of treatment denial decisions and provide for managed care liability. There have also been proposals made at the federal level to implement greater restrictions on employer-funded health plans, which are generally exempted from state regulation by the Employee Retirement Income Security Act of 1974, as amended. During 2003, Congress may consider a proposal to authorize so-called association health plans, which would allow small employers to associate for the purpose of obtaining health coverage. Association health plans would be generally exempt from state insurance regulation and, as a result, could potentially have a significant competitive advantage over the small-employer group products currently offered by WellPoint's and Cobalt's operating subsidiaries.

        WellPoint and Cobalt expect that recently enacted or future legislation will increase their costs of operations and may increase their medical care ratios or decrease the affordability of their products. As a result, compliance with legislation may have a material adverse effect on the health care services expenses, financial condition or results of operations at WellPoint, Cobalt or the combined companies.

        Certain subsidiaries of WellPoint and Cobalt participate in government health care programs, which could expose the combined companies to greater liability. WellPoint provides health coverage for Medi-Cal, the California Medicaid program, for eligible individuals under contracts with the California Department of Health Services or a delegated local agency in various California counties. WellPoint's health benefits programs also include products that are marketed to Medicare beneficiaries as a supplement to their Medicare coverage. These products are subject to federal regulations intended to provide Medicare supplement customers with standard minimum benefits and levels of coverage and full disclosure of coverage terms and assure that fair sales practices are employed in the marketing of Medicare supplement coverage. In California and Georgia, WellPoint provides a senior plan product under a Medicare + Choice contract that is subject to regulation by the Centers for Medicare and Medicaid Services. Cobalt provides various administrative services to the Centers for Medicare and Medicaid Services, including serving as the largest fiscal intermediary for the Medicare Part A program. Serving as a government contractor in these circumstances may increase the risk of heightened scrutiny of the combined companies by government agencies, particularly in light of governmental concern with increasing health care costs. From time to time, WellPoint and Cobalt receive requests for information from regulatory agencies or are notified that such agencies are conducting reviews, investigations or other proceedings with respect to certain of the companies' activities. This heightened scrutiny may have a material adverse effect on WellPoint, Cobalt or the combined companies either through negative publicity about WellPoint, Cobalt or the combined companies or through an adverse impact on WellPoint's, Cobalt's or the combined companies' results of operations.

  WellPoint and Cobalt are subject to class action and other lawsuits under evolving theories of recovery, which could require WellPoint and Cobalt to pay out large amounts of money in defense costs, damages or settlements.

        In June 2000, the California Medical Association filed a lawsuit in U.S. district court in San Francisco against Blue Cross of California. The lawsuit alleges that Blue Cross of California violated the Racketeer Influenced and Corrupt Organizations Act, also known as RICO, through various misrepresentations to and inappropriate actions against health care providers. In late 1999, a number of class-action lawsuits were brought against several of WellPoint's competitors alleging, among other things, various misrepresentations regarding their health plans and breaches of fiduciary obligations to health plan members. In August 2000, WellPoint was added as a party to Shane v. Humana, et al., a class-action lawsuit brought on behalf of health care providers nationwide. In addition to the RICO claims brought in the California Medical Association lawsuit, this lawsuit also alleges violations of the Employee Retirement Income Security Act of 1974, also known as ERISA, federal and state "prompt pay" regulations and certain common law claims. In October 2000, the federal Judicial Panel on Multidistrict Litigation issued an order consolidating the California Medical Association lawsuit, the

Shane lawsuit and various other pending managed care class-action lawsuits against other companies before District Court Judge Federico Moreno in the Southern District of Florida for purposes of the pretrial proceedings. In March 2001, Judge Moreno dismissed the plaintiffs' claims based on violation of RICO, although the dismissal was made without prejudice to the plaintiffs' ability to subsequently refile their claims. Judge Moreno also dismissed, with prejudice, the plaintiffs' federal prompt pay law claims. On March 26, 2001, the California Medical Association filed an amended complaint in its lawsuit, alleging, among other things, revised RICO claims and violations of California law. On May 9, 2001, Judge Moreno issued an order requiring that all discovery in the litigation be completed by December 2001, with the exception of discovery related to expert witnesses, which was to be completed by March 15, 2002. In June 2001, the federal Court of Appeals for the 11th Circuit issued a stay of Judge Moreno's discovery order, pending a hearing before the Court of Appeals on WellPoint's appeal of its motion to compel arbitration (which had earlier been granted in part and denied in part by Judge Moreno). The hearing was held in January 2002 and, in March 2002, the Court of Appeals panel issued an opinion affirming Judge Moreno's earlier action with respect to the motion to compel arbitration. WellPoint filed a motion requesting a rehearing of the matter before the entire 11th Circuit Court of Appeals, which motion was denied by the 11th Circuit Court of Appeals in June 2002. On July 29, 2002, Judge Moreno issued an order providing that discovery in the case would be allowed to re-commence on September 30, 2002. On September 26, 2002, Judge Moreno issued an additional order certifying a nationwide class of physicians in the Shane matter, setting a trial date in May 2003 and ordering the parties to participate in non-binding mediation. In October 2002, WellPoint filed a motion with the 11th Circuit Court of Appeals seeking to appeal Judge Moreno's class-certification order. The 11th Circuit has scheduled a hearing for September 11, 2003 on WellPoint's motion. A mediator has been appointed by Judge Moreno and the parties are currently conducting court-ordered mediation.

        In March 2002, the American Dental Association and three individual dentists filed a lawsuit in U.S. district court in Chicago against WellPoint and Blue Cross of California. This lawsuit alleges that WellPoint and Blue Cross of California engaged in conduct that constituted a breach of contract under ERISA, trade libel and tortious interference with contractual relations and existing and prospective business expectancies. The lawsuit seeks class-action status. WellPoint filed a motion (which was granted in July 2002) with the federal Judicial Panel on Multidistrict Litigation requesting that the proceedings in this case be consolidated with a similar action brought against other managed care companies that has been consolidated with the Shane lawsuit.

        In May 2003, a lawsuit entitled Thomas, et. al. v. Blue Cross and Blue Shield Association, et. al. was filed in the U.S. District Court in the Southern District of Florida. The attorneys representing the plaintiffs in the lawsuit are primarily the attorneys representing the plaintiffs in the Shane litigation described above. The defendants in Thomas are WellPoint, Blue Cross & Blue Shield United of Wisconsin, the Blue Cross and Blue Shield Association and all of the other current Blue Cross and Blue Shield licensees. The lawsuit alleges that each of the defendants engaged in similar activities and conduct as that alleged in the Shane litigation. WellPoint and Cobalt currently anticipate that the Thomas litigation will be consolidated with the Shane litigation.

        In July 2001, two individual physicians seeking to represent a class of physicians, hospitals and other providers brought suit in the Circuit Court of Madison County, Illinois against HealthLink, Inc., which is now a subsidiary of WellPoint as a result of its acquisition of RightCHOICE Managed Care, Inc. in January 2002. The physicians allege that HealthLink breached the contracts with these physicians by engaging in the practices of "bundling" and "down-coding" in its processing and payment of provider claims. The relief sought includes an injunction against these practices and damages in an unspecified amount. This litigation was dismissed without prejudice at the request of the plaintiffs in February 2003. A similar lawsuit was brought by physicians (including one of the physicians in the case described above) in the same court in Madison County, Illinois, on behalf of a nationwide class of providers who contract with Blue Cross and Blue Shield plans against the Blue Cross and Blue Shield Association and another Blue Cross Blue Shield plan. The complaint recites that it is brought against those entities and their "unnamed subsidiaries, licensees, and affiliates," listing a large number of Blue Cross and Blue Shield plans, including "Alliance Blue Cross Blue Shield of Missouri." The plaintiffs also allege that the plans have systematically engaged in practices known as "short paying," "bundling" and "down-coding" in their processing and payment of subscriber claims. Blue Cross Blue Shield of Missouri has not been formally named or served as a defendant in this lawsuit. The Blue Cross and Blue Shield Association was dismissed as a defendant in this lawsuit in August 2002.

        In April and May 2002, a WellPoint subsidiary acting as a pharmacy benefit management business under the trade name WellPoint Pharmacy Management received two administrative subpoenas duces tecum issued by the U.S. Attorney's Office in Boston, Massachusetts. WellPoint does not believe that its pharmacy benefit management business is presently a target of investigation by the U.S. Attorney. The subpoenas appear to focus primarily on WellPoint Pharmacy Management's relationship with TAP Pharmaceuticals, including TAP's drugs Lupron and Prevacid. WellPoint has responded to the subpoenas by producing certain requested documents. WellPoint believes that it is in compliance in all material respects with all laws and regulations applicable to the pharmacy benefit management business, but it cannot guarantee that it will not become a target of the U.S. Attorney's investigation or that the costs of complying with any future requests for the production of documents will not have an adverse effect on its financial condition or results of operations.

        On March 26, 2003, a lawsuit entitled Irwin v. AdvancePCS, et al. was filed in the California Superior Court in Alameda County, California. WellPoint and certain of its wholly owned subsidiaries are named as defendants in the lawsuit. The complaint alleges that the defendants violated California Business and Professions Code Section 17200 by engaging in unfair, fraudulent and unlawful business practices. The complaint alleges, among other things, that pharmacy benefit management companies (such as WellPoint's subsidiary that does business under the tradename WellPoint Pharmacy Management) engage in unfair practices such as negotiating discounts in prices of drugs from pharmacies and negotiating rebates from drug manufacturers and retaining such discounts and rebates for their own benefit. The complaint also alleges that drugs are included in formularies in exchange for rebates and that the defendants charge patient co-payments that exceed the actual cost of generic drugs.

        In addition, WellPoint and Cobalt exclude certain health care services from coverage under their health maintenance organization, preferred provider organization and other health care plans. In the ordinary course of business, WellPoint and Cobalt are subject to the claims of their members from decisions to restrict reimbursement for certain treatments. The loss of even one such claim, if it were to result in a significant punitive damage award, could have a material adverse effect on WellPoint's, Cobalt's or the combined companies' financial condition or results of operations. The risk of potential liability under punitive damage theories may significantly increase the difficulty of obtaining reasonable settlements of coverage claims. New laws adopted in 1999 in California and Georgia permit plan enrollees to sue plans, under certain circumstances, for denial of treatment. In addition, plaintiffs in legal actions are constantly bringing other new types of purported legal claims. WellPoint and Cobalt do not know what financial and operational impact these evolving theories of recovery may have on the managed care industry generally, or WellPoint, Cobalt or the combined companies in particular.

  Rising health care costs or competitive pressure to maintain premiums at current levels could adversely affect WellPoint's and Cobalt's future results.

        WellPoint's and Cobalt's future results will depend in part on their ability to accurately predict health care costs and control future health care services expenses through underwriting criteria, medical management, product design and negotiation of favorable provider and hospital contracts. A number of factors affect health care costs, including:

  •
  changes in utilization rates;

  •
  demographic characteristics;

  •
  health care practices;

  •
  inflation;

  •
  new technologies and pharmaceuticals;

  •
  clusters of high-cost cases;

  •
  continued consolidation of physician, hospital and other provider groups; and

  •
  the regulatory environment.

        These factors may adversely affect WellPoint's and Cobalt's ability to predict and control health care costs as well as their financial condition or results of operations. Periodic renegotiations of hospital contracts coupled with continued consolidation of physician, hospital and other provider groups may result in increased health care costs or limit WellPoint's and Cobalt's ability to negotiate favorable rates. In the past few years, large physician practice management companies have experienced extreme financial difficulties, including bankruptcy, which may subject WellPoint or Cobalt to increased credit risk related to provider groups and cause WellPoint or Cobalt to incur duplicative health care service expense. The aging of the population and other demographic characteristics and advances in medical technology continue to contribute to rising health care costs. Government-imposed limitations on Medicare and Medicaid reimbursement have also caused the private sector to bear a greater share of increasing health care costs.

        In addition to the challenge of controlling health benefit costs, WellPoint and Cobalt face competitive pressure to contain premium prices. While health plans compete on the basis of many factors, including service and the quality and depth of provider networks, WellPoint and Cobalt expect that price will continue to be a significant basis of competition. Fiscal concerns regarding the continued viability of programs such as Medicare and Medicaid may cause decreasing reimbursement rates for government-sponsored programs. Financial condition or results of operations would be adversely affected by significant premium decreases by any major competitors or by any limitation on either WellPoint's or Cobalt's ability to increase or maintain premium levels.

        Historically, competitive price pressures in the group health insurance industry have resulted in pricing and profitability cycles, the length and severity of which have varied. The primary causes of this cyclical pattern are:

  •
  price competition among health plans;

  •
  the entry and exit of health care insurance companies from the marketplace;

  •
  the rate of change in provider pricing and consumer utilization of health care services;

  •
  "cost shifting" by facilities and physicians to private payers in response to certain government program constraints; and

  •
  actual or anticipated legislative changes.

        From time to time, WellPoint and Cobalt have increased premiums for certain of their products in response to rising costs. WellPoint and Cobalt continuously evaluate the need for premium increases, plan design changes and other appropriate actions. However, any actions that WellPoint or Cobalt take might not be successful in addressing concerns that may arise with respect to the performance of certain businesses.

        In addition, medical claims payable in WellPoint's and Cobalt's financial statements include estimated reserves for incurred but not reported and unpaid claims, which WellPoint and Cobalt refer to as IBNR. The estimates for submitted claims and IBNR are made on an actuarial basis. Each of WellPoint and Cobalt believes that its reserves for IBNR are adequate to satisfy the medical claims liabilities, but WellPoint and Cobalt cannot guarantee this. Inaccurate IBNR estimates could adversely affect WellPoint's and Cobalt's results of operations in future periods.

  WellPoint and Cobalt face significant competition in the provision of health insurance, which could reduce WellPoint and Cobalt's market share and lower WellPoint's and Cobalt's profits.

        Historically, traditional indemnity insurance has been the most common form of health insurance in the United States. In recent years, the developing trend has been away from traditional indemnity products and toward managed care products such as preferred provider organization, health maintenance organization and point of service products. WellPoint and Cobalt believe that this trend will continue. A continuation of this trend would result in reduced sales and profitability of indemnity products.

        WellPoint and Cobalt operate in a highly competitive environment that is subject to significant changes due to a variety of factors, including:

  •
  business consolidations;

  •
  new strategic alliances;

  •
  legislative reform; and

  •
  aggressive marketing practices by other managed health care organizations.

        A significant portion of WellPoint's operations is in California, where the managed health care industry is especially competitive. In addition, the managed health care industry in California has undergone significant changes in the last several years, including substantial consolidation. Outside of California, WellPoint faces competition from other regional and national companies, many of which have significantly greater financial and other resources and market share than WellPoint. If competition increases in any of its significant markets, then WellPoint's financial condition or results of operations could be materially adversely affected.

        A substantial portion of WellPoint's California business is in the individual and small employer group market, where the medical care ratio is lower than in the larger employer group market. WellPoint has experienced increasing competition in the individual and small employer group market over the past several years, which could adversely affect WellPoint's medical care ratio and future financial condition or results of operations.

        With respect to the risk-sharing nature of products, managed care products that involve greater potential risk to WellPoint generally tend to be more profitable than management services products and those managed care products where WellPoint is able to shift risks to employer groups. Individuals and small employer groups are more likely to purchase higher-risk managed care products because such purchasers are generally unable or unwilling to bear greater liability for health care expenditures. Typically, government-sponsored programs involve higher-risk managed care products. Over the past few years, WellPoint has experienced a slight decline in margins in its higher-risk managed care products and to a lesser extent on its lower-risk managed care and management services products. This decline is primarily attributable to product mix change, product design, competitive pressure and greater regulatory restrictions applicable to the small employer group market. From time to time, WellPoint has implemented price increases in certain of its managed care businesses. While these price increases are intended to improve profitability, WellPoint cannot guarantee that this will occur. Subsequent unfavorable changes in the relative profitability among WellPoint's various products could have a material adverse effect on WellPoint's results of operations and on the continued merits of WellPoint's geographic expansion strategy.

        Cobalt faces competition in Wisconsin from other regional and national companies, many of which have significantly greater financial and other resources than Cobalt. If competition increases, then Cobalt's financial condition or results of operation could be materially adversely affected.

  WellPoint and Cobalt are dependent on the services of non-exclusive independent agents and brokers who may refer their business to competitors of WellPoint and Cobalt.

        Both WellPoint and Cobalt depend on the services of independent agents and brokers in the marketing of health care plans, particularly with respect to individuals, seniors and small employer group members. Independent agents and brokers are typically not exclusively dedicated to one company and frequently market health care plans of WellPoint's and Cobalt's competitors. In addition, WellPoint and Cobalt face intense competition for the services and allegiance of independent agents and brokers.

  The businesses of WellPoint and Cobalt will be adversely affected if WellPoint and Cobalt cannot attract and retain skilled personnel.

        The operations of WellPoint and Cobalt depend on retaining existing employees, attracting additional qualified employees and achieving productivity gains from investments in technology. Both companies face intense competition for qualified employees. WellPoint and Cobalt cannot guarantee the attraction and retention of these employees or that competition among potential employers will not result in increasing salaries. If WellPoint and Cobalt cannot retain existing employees or attract additional employees, WellPoint and Cobalt may experience a material adverse effect on their results of operations. Due to the importance of information systems to the operations of WellPoint and Cobalt, both companies are especially dependent on attracting and retaining qualified information technology personnel and other skilled professionals.

  WellPoint and Cobalt are dependent on the use of the Blue Cross and Blue Shield trademarks and names, and the licenses to use those trademarks and names are subject to termination by the Blue Cross and Blue Shield Association.

        Under licenses from the Blue Cross and Blue Shield Association, WellPoint and certain of its subsidiaries have the exclusive right in California to market products under the Blue Cross name and mark and in Georgia and in 85 counties in Missouri (including the greater St. Louis area) to market products under the Blue Cross and Blue Shield names and marks. Cobalt and certain of its subsidiaries have the exclusive right to use the Blue Cross and Blue Shield names and marks for the sale of Cobalt's health care products in Wisconsin. Unless the Blue Cross and Blue Shield Association agrees to a waiver, these licenses automatically terminate upon the occurrence of certain events, subject to the right of Cobalt or WellPoint to prevent termination within an applicable cure period.

  Future bioterrorist activity or other potential public health epidemics could result in higher medical care expenses, which could reduce the profitability of WellPoint and Cobalt.

        Following the terrorist attacks of September 11, 2001, there have been various incidents of suspected bioterrorist activity in the United States. To date, these incidents have resulted in related isolated incidents of illness and death. However, federal and state law enforcement officials have issued public warnings about additional potential terrorist activity involving biological and other weapons. If the United States were to experience more widespread bioterrorist or other attacks, WellPoint's and Cobalt's covered medical expenses could rise and they could experience a material adverse effect on their respective or combined results of operations, financial condition and cash flow.

  State budget deficits could result in reduced revenues for WellPoint from the Medicaid portion of its business or in increased taxes for WellPoint and Cobalt.

        Certain subsidiaries of WellPoint provide health care products and administrative services to Medicaid enrollees and programs in various states. As a result of the general nationwide economic downturn, many states are currently experiencing budget deficits. State legislators are exploring a variety of alternatives to address this situation. In order to address the budget shortfalls, some states may propose reductions in payments received by Medicaid managed care or administrative services providers such as WellPoint's subsidiaries. Alternatively, state legislators may seek to impose greater state taxes. Any significant reduction in payments received by WellPoint in connection with Medicaid business could have a material adverse effect on results of operations or financial condition. Additionally, any increase in state taxes could prolong or exacerbate the current economic downturn, which could in turn have a material adverse effect on the respective or combined results of operations or financial condition of WellPoint and Cobalt. Budget cutbacks could also result in reduced employment levels in public sector accounts for which WellPoint's and Cobalt's subsidiaries provide insured or administrative services products.

Risks Relating Particularly to the Business of WellPoint

  WellPoint may not be able to successfully integrate previously acquired businesses or businesses acquired in the future, which could divert money and resources from WellPoint's core business.

        WellPoint has acquired substantial operations in new geographic markets over the last seven years. These businesses, some of which include substantial indemnity-based insurance operations, have experienced varying profitability or losses in recent periods. Since the relevant dates of acquisition, WellPoint has worked extensively on the integration of these acquired businesses, including consolidating existing operations sites and converting certain accounts to WellPoint's information systems. WellPoint is continuing the consolidation of these acquired operations into its operations, which will require considerable expenditures and a significant amount of management time. The merger integration process, particularly integrating the information systems designed to serve these businesses, is complex. As a result, WellPoint may temporarily experience increases in claims inventory, difficulties in determining member eligibility and other service-related issues that may negatively affect WellPoint's relationship with its customers and contribute to increased attrition of customers. The success of these acquisitions will, among other things, also require the integration of a significant number of employees into WellPoint's existing operations and the completion of the integration of separate information systems. WellPoint cannot guarantee the ultimate success of the integration of these acquisitions into WellPoint's business or that it will be able to maintain or improve the results of operations of the acquired businesses.

  WellPoint may not be able to complete pending acquisitions or to identify future acquisition opportunities, which has been a key component of its business expansion strategy.

        WellPoint actively considers acquisition opportunities on a regular basis. Except with respect to Cobalt, WellPoint currently has no existing agreements or commitments with respect to any material acquisition. WellPoint may not be able to identify any future acquisition candidates or enter into agreements to acquire any additional businesses. Any future acquisitions may require significant additional capital resources, and WellPoint may not have access to adequate capital resources to effect any future acquisition.

  WellPoint may face risks from assumed reinsurance business related to its acquisition of the group health insurance operations of John Hancock, which could lead to material losses.

        In 1997, WellPoint acquired the group benefit operations of John Hancock Mutual Life Insurance Company, which provide group health insurance. Before WellPoint acquired the group benefits operations, John Hancock entered into a number of reinsurance arrangements with respect to personal accident insurance and the occupational accident component of workers' compensation insurance, a portion of which was originated through a pool managed by Unicover Managers, Inc. Under these arrangements, John Hancock assumed risks as a reinsurer and transferred some of these risks to other companies. These arrangements have recently become the subject of disputes, including a number of legal proceedings to which John Hancock is a party. WellPoint believes that it has a number of defenses to avoid any ultimate liability with respect to these matters. WellPoint also believes that it did not assume these liabilities from John Hancock. However, if WellPoint were to bear any of these liabilities, WellPoint could suffer losses that might have a material adverse effect on its financial condition, results of operations or cash flows.

  WellPoint operates a mail order pharmacy and a pharmacy benefit management business, both of which are subject to extensive regulation and potential liability.

        In December 2000, WellPoint completed its acquisition of a mail order pharmacy. The pharmacy business is subject to extensive federal, state and local regulations, which is in many instances different from those under which WellPoint's core health plan business currently operates. If WellPoint fails to adhere to applicable regulations, it could be subject to civil and criminal penalties, which could adversely affect WellPoint's results of operations or financial condition. In addition, pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceutical and other health care products. Although WellPoint maintains professional liability and errors and omissions liability insurance, WellPoint cannot guarantee that coverage amounts will be adequate to protect against future claims or that it will be able to maintain insurance on acceptable terms in the future.

        In addition, one of WellPoint's wholly owned subsidiaries operates as a pharmacy benefit manager under the trade name WellPoint Pharmacy Management. The pharmacy benefit management industry faces a number of risks and uncertainties in addition to those facing WellPoint's core health plan business. Such risks and uncertainties include the application of federal and state anti-remuneration laws (generally known as "anti-kickback" laws), whether pharmacy benefit managers operate as fiduciaries under the Employee Retirement Income Security Act of 1974, also known as ERISA, and are in compliance with their fiduciary obligations under ERISA in connection with the development and implementation of items such as formularies, preferred drug listings and therapeutic intervention programs and potential liability regarding the use of patient-identifiable medical information. A number of federal and state legislative proposals are being considered that could affect a variety of pharmacy benefit management industry practices, such as the receipt of rebates from pharmaceutical manufacturers. WellPoint cannot guarantee that its pharmacy benefit management business will not be subject to challenge under various laws and regulations, or that any such challenge will not have a material adverse effect upon its results of operations or financial condition. In addition, future legislative enactments affecting the pharmacy benefit management industry could have a material adverse effect upon WellPoint's results of operations and financial condition.

  WellPoint's stock price is highly volatile, which could lead to sudden, severe decreases in the value of your investment.

        The trading price of WellPoint common stock fluctuates significantly. For example, during 2002, WellPoint common stock ranged from a low sale price of $57.58 per share (adjusted to reflect WellPoint's stock split in the form of a 100% stock dividend that occurred on March 15, 2002) to a high sale price of $89.20 per share. From time to time, stock prices of companies in the health care industry experience periods of increased volatility due to company-specific issues and general developments in the industry and in the regulatory environment. In addition, companies in the health care industry have recently experienced periods of increased volatility in the price of their capital stock due to post-merger integration difficulties and several highly publicized class-action lawsuits and allegations of accounting and other fraud.

  WellPoint may be subject to adverse tax consequences resulting from its recapitalization.

        On May 20, 1996, WellPoint completed a recapitalization with its majority stockholder, Blue Cross of California. As part of the recapitalization, the California HealthCare Foundation became the holder of approximately 80% of WellPoint common stock. In connection with the recapitalization, Blue Cross of California received a ruling from the Internal Revenue Service that, among other things, the conversion of Blue Cross of California from a non-profit corporation to a for-profit corporation qualified as a tax-free transaction and that Blue Cross of California recognized no gain or loss for United States federal income tax purposes. If the Internal Revenue Service were to subsequently revoke, modify or decide not to honor the ruling due to a change in law or for any other reason, WellPoint, as the successor to Blue Cross of California, could be subject to United States federal income tax on the difference between the value of Blue Cross of California at the time of the recapitalization and Blue Cross of California's tax basis in its assets at the time of the recapitalization. WellPoint currently estimates that the potential tax liability to WellPoint if Blue Cross of California's conversion is treated as a taxable transaction is approximately $696 million, plus interest and possibly penalties. Blue Cross of California and the California HealthCare Foundation entered into an indemnification agreement that provides, with certain exceptions, that the California HealthCare Foundation will indemnify WellPoint against the net tax liability as a result of the Internal Revenue Service's revocation or modification, in whole or in part, of its ruling, or an Internal Revenue Service determination that Blue Cross of California's conversion is a taxable transaction for United States federal income tax purposes. If a tax liability should arise against which the California HealthCare Foundation has agreed to indemnify WellPoint, the California HealthCare Foundation may not have sufficient assets to pay the liability. WellPoint would then bear all or a portion of the liability, which could have a material adverse effect on WellPoint's financial condition.

        During the quarter ended September 30, 1998, WellPoint received a private letter ruling from the IRS with respect to the treatment of certain payments made at the time of the recapitalization and the acquisition of the commercial operations of Blue Cross of California. The ruling allowed WellPoint to deduct as an ordinary and necessary business expense the $800.0 million cash payment made by Blue Cross of California in May 1996 to one of two newly formed charitable foundations. As a result of and in reliance on the ruling, WellPoint experienced a reduction in its income tax expense of $85.5 million and WellPoint reduced its goodwill resulting from the recapitalization by $194.5 million during the year ended December 31, 1998. WellPoint filed for refund claims of approximately $198.6 million of previous year income tax payments and reduced income tax payments during 1998 and 1999 by approximately $81.4 million. In August 1999, WellPoint received a cash refund (including applicable accrued interest) of approximately $183.0 million, which was reflected in the statement of cash flows for such year.

        In March 2002, WellPoint received a letter from the IRS notifying WellPoint that the IRS was considering revoking the September 1998 private letter ruling. The letter stated that the IRS was considering, in essence, reversing its earlier position and concluding that the $800.0 million payment was not an ordinary and necessary business expense. The letter further stated that the IRS was withdrawing the private letter ruling and that WellPoint could no longer rely on the private letter ruling. Under Section 7805(b) of the Internal Revenue Code, the IRS has discretionary authority to limit the retroactive effect of any revocation of a letter ruling. In March 2002, WellPoint submitted a written request for such relief under Section 7805(b). On April 9, 2002, WellPoint received a letter from the IRS notifying WellPoint that its request had been granted and that the September 1998 private letter ruling would not be revoked on a retroactive basis. Based on this April 9, 2002 letter, WellPoint intends to continue to rely on the September 1998 private letter ruling in its treatment of the $800.0 million cash payment made in May 1996.

Risks Relating Particularly to the Business of Cobalt

  Regulatory or other health care developments or an economic downturn in Wisconsin may harm Cobalt's results.

        Cobalt conducts business primarily within the State of Wisconsin, and approximately 18.8% of Cobalt's insured medical members are located in Milwaukee County. Therefore, Cobalt's business may be more sensitive to local or state conditions, such as pricing dynamics, health care developments or general economic conditions, than organizations servicing larger, more diverse markets. For example, national competitors can subsidize losses in the Wisconsin market with profits from other markets in which they operate. Cobalt may be competitively disadvantaged, or otherwise harmed, by its Wisconsin focus.

  As a Medicare fiscal intermediary, Cobalt's United Government Services subsidiary is subject to complex regulations. If it fails to comply with these regulations, it may be exposed to criminal sanctions and significant civil penalties.

        Cobalt's United Government Services subsidiary serves as a fiscal intermediary for the Medicare program. The laws and regulations governing fiscal intermediaries for the Medicare program are complex and subject to interpretation and can expose a fiscal intermediary to penalties for non-compliance. Fiscal intermediaries may be subject to criminal fines, civil penalties or other sanctions as a result of periodic audits or reviews. Other companies in this business have recently been subject to significant fines and censures for non-compliance. While Cobalt believes that it is in compliance in all material respects with the regulations governing fiscal intermediaries, Cobalt cannot assure you of this.

  Challenges from tax authorities could significantly affect Cobalt's results of operations.

        Cobalt frequently faces challenges from domestic tax authorities regarding the amount of taxes due. These challenges include questions regarding the timing and amount of deductions and the allocation of income. From time to time Cobalt has litigated matters in dispute. Cobalt evaluates exposures associated with its tax positions and records reserves for probable exposures when identified. To the extent that Cobalt were to prevail in matters for which accruals have been established or was required to pay amounts in excess of its recorded accruals, its effective tax rate and income tax expense may be materially impacted.

        Cobalt is currently litigating certain matters in the United States Court of Federal Claims with respect to its federal income tax liability for its 1987 tax year. During June 2003, Cobalt's motion for partial summary judgment on a key issue in the 1987 tax litigation matter was denied and the government's motion for partial summary judgment on the same issue was granted. Cobalt intends to appeal this decision, and recorded an additional income tax expense in the amount of approximately $2.0 million during June 2003 to accrue for its estimated exposure in this matter.

INFORMATION REGARDING THE SPECIAL MEETING

Time, Date and Place

        The special meeting will be held at the Hilton Milwaukee City Center, located at 509 West Wisconsin Avenue, Milwaukee, Wisconsin, on September 23, 2003, commencing at 10:15 a.m., local time.

Record Date and Shares Entitled to Vote

        Shareholders of record as of the close of business on August 21, 2003, will be entitled to notice of and to vote at the special meeting and on any adjournments or postponements of the special meeting. On the record date, 42,342,030 shares of Cobalt common stock were outstanding and entitled to vote at the special meeting.

Purpose of Special Meeting

        The purpose of the special meeting is to consider and vote upon a proposal to approve the acquisition of Cobalt by WellPoint pursuant to the plan of merger included in the Agreement and Plan of Merger, dated as of June 3, 2003, as amended, among Cobalt, WellPoint and Crossroads Acquisition Corp. Under Wisconsin law, approval of the merger by the Wisconsin Office of the Commissioner of Insurance must be obtained before the plan of merger may be submitted to you for approval.

The Number of Votes You Have

        Each Cobalt shareholder has one vote for each share of Cobalt common stock owned of record on August 21, 2003.

How You Can Vote

        There are two ways you can vote:

  •
  by proxy: indicate your vote on the enclosed proxy card, sign and date the proxy card and return it in the envelope provided; or

  •
  in person: attend the special meeting and vote in person (if a broker holds your shares, you should bring instructions from your broker to vote in person).

Quorum Requirement; Vote Required

        In order for there to be a quorum to transact business at the special meeting, a majority of the outstanding shares of the Cobalt common stock entitled to vote at the special meeting must be present in person or by proxy. Abstentions and "broker non-votes" will be counted for the purpose of determining whether a quorum is present. Broker non-votes are shares held by brokers or nominees on behalf of customers that are represented at the meeting but with respect to which the broker or nominee has not been instructed how to vote. Brokers holding shares of Cobalt common stock in street name for customers are prohibited from voting those customers' shares regarding the merger and the merger agreement in the absence of specific instructions for those customers.

        The approval of the merger and the merger agreement requires the affirmative vote of a majority of the outstanding shares of Cobalt common stock entitled to vote at the special meeting. Failures to vote, abstentions and broker non-votes will not be deemed to be cast either for or against the merger and the merger agreement. However, because approval of the merger and the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Cobalt common stock, failures to vote, abstentions and broker non-votes will have the same effect as votes against the merger and the merger agreement.

How Proxies Will Be Voted

        If you properly execute and return your proxy card in time, the proxy holders will vote your shares of Cobalt common stock in accordance with your instructions. If you do not give instructions on your proxy card, the proxy holders will vote your shares of Cobalt common stock to approve the merger and the merger agreement.

Voting of Foundation Shares

        Wisconsin United for Health Foundation, Inc., referred to in this proxy statement/prospectus as the Foundation, owns 25,009,390 shares of Cobalt common stock, representing approximately 59% of the outstanding shares of Cobalt common stock as of the record date. All of the shares held by the Foundation are held in a voting trust in accordance with a voting trust and divestiture agreement, among Cobalt, the Foundation and the trustee named therein.

        Under the terms of a voting and lockup agreement entered into between the Foundation and WellPoint, the Foundation has agreed to vote or cause to be voted all of its shares of Cobalt common stock in favor of the merger and the merger agreement, unless the merger agreement is terminated or is amended in any manner materially adverse to the Foundation without its consent or unless Cobalt's board of directors withdraws, withholds, amends or modifies its recommendation with respect to the approval of the merger and the merger agreement.

How You Can Revoke Your Proxy or Change Your Vote

        You may revoke a properly executed proxy at any time before it is exercised by:

  •
  filing a written revocation with the Cobalt corporate secretary prior to the special meeting,

  •
  filing a duly executed proxy bearing a later date with the Cobalt corporate secretary prior to the special meeting; or

  •
  voting in person at the special meeting (if a broker holds your shares, you should bring instructions from your broker to vote in person).

Costs and Method of Solicitation

        Cobalt directors, officers, employees and agents will solicit proxies primarily by mail, telephone, telegram, fax or by electronic means or personally. They will not receive any additional compensation for their solicitation. Cobalt will pay all expenses of the proxy solicitation, although WellPoint and Cobalt have agreed to share in the costs of preparing and mailing this proxy statement/prospectus. Cobalt will request brokers, nominees, fiduciaries and other custodians to forward soliciting material to the beneficial owners of its common stock and will reimburse them for their reasonable out-of-pocket expenses.

Dissenters' Rights

        Under Wisconsin law, Cobalt shareholders will not have dissenters' appraisal rights in connection with the merger.

THE MERGER

Merger Consideration

        The merger agreement provides that each share of Cobalt common stock outstanding immediately prior to the effective time of the merger (other than treasury stock of Cobalt, shares of Cobalt common stock held by Blue Cross & Blue Shield United of Wisconsin and shares of Cobalt common stock owned by WellPoint and Blue Cross of California) shall be converted at the effective time of the merger into the right to receive: (i) $10.25 in cash and (ii) 0.1233 of a share of WellPoint common stock, subject to adjustment as described in the next sentence. If the average closing price of WellPoint common stock on the New York Stock Exchange for the 15 consecutive trading days ending on the trading day immediately after the day on which all of the closing conditions have been satisfied or waived (other than the condition that the price of WellPoint's common stock be at least $62.50 and those conditions that can only be satisfied on the closing date) is less than $70.97 (the date on which the determination is made is referred to in this proxy statement/prospectus as the determination date), then each share of Cobalt common stock will be converted into the right to receive (i) $10.25 and (ii) a fraction of a share of WellPoint common stock, the numerator of which is equal to $8.75 and the denominator of which is equal to the average closing price of WellPoint common stock over such 15 day period ending on and including the determination date, rounded to the nearest 1/10,000.

Background of the Merger

        Cobalt's board of directors regularly reviews the organization's business and strategic plans and objectives to determine ways to enhance shareholder value.

        Cobalt has from time to time had conversations with, and received expressions of interest from, third parties interested in exploring the possibility of a business combination with Cobalt. In July 2001, Cobalt's board of directors undertook a review of Cobalt's strategic alternatives. In connection with this review, Cobalt considered, among other alternatives, possible combinations with a number of larger managed care companies, and entered into confidentiality agreements with five such companies, including WellPoint. After preliminary discussions with each of these parties, and discussion of potential terms and structures of combinations, Cobalt's board of directors determined that remaining independent would best serve Cobalt and its shareholders at that time.

        WellPoint has an ongoing acquisition program as part of its regional expansion strategy and regularly considers strategic acquisition opportunities. On April 4, 2003, Leonard D. Schaeffer, WellPoint's chairman and chief executive officer, telephoned Stephen E. Bablitch, Cobalt's chairman and chief executive officer, and requested a meeting to discuss a proposal for the combination of WellPoint and Cobalt. After consultation with James Forbes, Cobalt's Presiding Director, Mr. Bablitch agreed to meet with WellPoint representatives. On April 13, 2003, John A. O'Rourke, David C. Colby and Thomas C. Geiser, WellPoint's executive vice president, Central Region, executive vice president and chief financial officer and executive vice president and general counsel, respectively, met with Mr. Bablitch and Michael E. Bernstein, Cobalt's president and chief operating officer, and expressed WellPoint's interest in exploring a potential business combination with Cobalt. This meeting was continued on April 14, and the general outlines of WellPoint's proposal were discussed. Later that day, Mr. Bablitch updated Mr. Forbes. After consulting with legal counsel, it was decided that Cobalt's board of directors should be informed of the situation.

        On April 26, 2003, Mr. Bablitch convened a special meeting of the Cobalt board of directors to advise the board of WellPoint's expression of interest in a possible business combination with Cobalt. Cobalt's legal counsel, Foley & Lardner, and UBS, Cobalt's financial advisor, also participated in this meeting. Mr. Bablitch updated the Cobalt board on his meetings with WellPoint's representatives and reviewed with the board and Cobalt's legal and financial advisors WellPoint's expression of interest and related matters. Also at this meeting, Cobalt's legal advisor briefed the Cobalt board of directors on its fiduciary duties under the circumstances. At the conclusion of the meeting, the Cobalt board of directors authorized management to explore further the possibility of a business combination transaction with WellPoint and, to that end, to share information and have preliminary discussions with WellPoint following execution of an appropriate confidentiality agreement.

        Cobalt's representatives and WellPoint's representatives then negotiated and executed a confidentiality agreement dated April 29, 2003, after which the parties exchanged due diligence information concerning their companies. On May 5 and 6, 2003, members of WellPoint management attended a meeting with senior management of Cobalt in Milwaukee, Wisconsin, during which Cobalt management presented an overview of Cobalt and its business strategies and both management teams discussed the similarities of the businesses of their companies and the opportunities presented by a combination of the two companies. At these meetings, Cobalt made various due diligence materials available to WellPoint management and WellPoint's independent accountants.

        On May 9, 2003, representatives of WellPoint outlined the terms of WellPoint's proposal for a combination with Mr. Bablitch and UBS. On May 12, 2003, at a special meeting of the Cobalt board of directors, the board reviewed, among other things, Cobalt management's business plan, market and financial information relating to Cobalt, WellPoint and other companies in the managed care industry, and recent acquisition activity in such industry. Cobalt's legal advisors again briefed the board on its fiduciary duties. At the end of the meeting, the Cobalt board determined that WellPoint would need to revise its proposal.

        On May 15, 2003, WellPoint representatives verbally relayed a revised proposal to UBS. After discussions between Cobalt and WellPoint representatives, WellPoint submitted a further revised proposal on May 16, 2003. A meeting of the Cobalt board of directors was held on May 17, 2003. At this meeting, UBS reviewed with the Cobalt board financial aspects of the new proposal. At the board's request, WellPoint was contacted to solicit a modified proposal and, subsequently, WellPoint verbally communicated a further revised proposal, which the board discussed with Cobalt management and Cobalt's legal and financial advisors when it reconvened that same afternoon. After discussion of the terms of the revised proposal, the board authorized legal counsel to work with WellPoint counsel to prepare a definitive merger agreement for the board and management to review and consider.

        On May 22, 2003, the Foundation board of directors met to hear and consider the WellPoint proposal. Mr. Bablitch made a presentation to the Foundation board, including discussion of the prospects of Cobalt as an independent entity and the views of the Cobalt board regarding the WellPoint proposal as revised. After answering all of the Foundation directors' questions, the Cobalt representatives were excused and the Foundation board reviewed an analysis from its financial and legal advisors.

        On May 23, 2003, members of Cobalt senior management and Cobalt's financial and legal advisors, as well as the Foundation's financial and legal advisors, met with various representatives of WellPoint at WellPoint's offices in Thousand Oaks, California. Prior to this meeting and afterwards, WellPoint made available to Cobalt and the Foundation various due diligence materials that were requested.

        Cobalt's board of directors met again with Cobalt management and Cobalt's legal and financial advisors on May 27, 2003 to receive an update on the progress of negotiations with respect to a definitive merger agreement.

        On May 29 and 30, 2003, members of WellPoint senior management met with various representatives of Cobalt in Milwaukee, Wisconsin. At these meetings and afterwards, Cobalt made available various due diligence materials requested by WellPoint.

        On May 29, 2003, the Foundation board of directors met to receive an update on both the progress of the negotiation of a voting and lockup agreement between the Foundation and WellPoint and on the progress of Cobalt's negotiations with WellPoint with respect to a definitive merger agreement. On June 2, 2003, the Foundation board of directors met again to review an analysis of the proposed transaction from its financial and legal advisors. At that time, the Foundation's board of directors also received an update as to the progress of Cobalt's negotiations with WellPoint.

        On various dates between May 21, 2003 and June 3, 2003, members of Cobalt management and Cobalt's legal and financial advisors met or had telephone conversations with members of WellPoint management and WellPoint's legal and financial advisors to negotiate a definitive merger agreement. Additionally, legal advisors for WellPoint and the Foundation continued to negotiate the voting and lockup agreement.

        At a special meeting of the Cobalt board of directors on June 1, 2003, the Cobalt board reviewed detailed information regarding the proposed transaction, including a comprehensive overview of the terms of the merger agreement and other ancillary agreements, including the voting and lockup agreement between WellPoint and the Foundation. Another special meeting of the Cobalt board was held on June 2, 2003, at which Cobalt senior management and Cobalt's legal and financial advisors further updated the board in its review of the merger proposal and the proposed merger agreement.

        At various times between May 12 and June 3, 2003, WellPoint senior management and its advisors provided the WellPoint board of directors with updates regarding discussions and negotiations with Cobalt. On May 12, 2003, the WellPoint board of directors met at a regularly scheduled meeting and received detailed information from WellPoint senior management regarding the proposed transaction. On May 20, 2003, the WellPoint board of directors met by telephone and WellPoint senior management provided the directors with an update on the negotiation between the parties. The WellPoint board of directors met again on June 3, 2003 by telephone and received from WellPoint senior management and WellPoint's advisors a further update regarding the negotiations and an analysis of the final documents. At this meeting, the WellPoint board of directors authorized the signing of the merger agreement and the proposed ancillary documents, assuming approval of such documents by Cobalt and the Foundation.

        On the afternoon of June 3, 2003, the Cobalt board of directors met to again consider the proposed merger. The Cobalt board received from Cobalt's senior management and legal counsel an update on the ultimate resolution of final outstanding issues relating to the merger agreement and other ancillary agreements. Messrs. Schaeffer, O'Rourke and Geiser attended this meeting and presented an overview of the potential benefits of the merger of the two companies. Also at this meeting, UBS delivered to the Cobalt board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated the same date, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of Cobalt common stock (other than WellPoint, Blue Cross & Blue Shield United of Wisconsin, and their respective affiliates). At the conclusion of this meeting, the Cobalt board of directors voted unanimously to authorize the signing of the merger agreement and ancillary documents.

        On the evening of June 3, 2003, after the meeting of the Cobalt board of directors, the Foundation board of directors again met and considered the proposed merger. Mr. Schaeffer attended this meeting and presented an overview of the potential benefits of the proposed merger. Messrs. Bablitch, O'Rourke and Geiser also attended this meeting. The Foundation board of directors also received information concerning the proposed transaction from the Foundation's own legal and financial advisors. At this meeting, the Foundation board of directors authorized the Foundation to sign the voting and lockup agreement.

        Following the Foundation board meeting, on the evening of June 3, 2003, WellPoint and Cobalt signed the merger agreement and WellPoint and the Foundation signed the voting and lockup agreement.

Cobalt's Reasons for the Merger

        In deciding to approve the merger agreement and to recommend approval of the merger agreement by Cobalt shareholders, the Cobalt board of directors considered a number of factors, including particularly the factors listed below. In view of the number and variety of factors considered in connection with its evaluation of the merger, as well as the number and variety of persons inside and outside the State of Wisconsin who would be affected by the merger, the Cobalt directors did not attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination, and individual directors may have given different weight to different factors. The Cobalt board of directors viewed its approval and recommendation as being based on the totality of the information and factors presented to and considered by it.

        Financial Terms of the Merger.    The Cobalt board of directors believes that the merger consideration to be delivered to shareholders of Cobalt is fair to the shareholders of Cobalt based upon Cobalt's current financial condition and future prospects, as well as the current financial condition and future prospects of WellPoint and the board's perception of the future prospects of the combined organization. In arriving at this conclusion, the Cobalt board of directors, together with Cobalt's senior management and with the assistance of legal and financial advisors, evaluated, among other things, the option of remaining independent and the benefits presented to Cobalt and its shareholders by the merger with WellPoint. The board noted that for 2001 and the first quarter of 2002, the price per share of Cobalt common stock traded on the New York Stock Exchange had been less than half the value of the merger consideration. The board believes that since Cobalt has successfully executed management's plan adopted in 2001 to deal with capital sufficiency and related regulatory issues, and the market value of Cobalt stock has accordingly recovered, the timing of a combination such as the merger was appropriate.

        Comparison of Cobalt's Value as a Continuing Independent Entity With its Value in Combination with WellPoint.    The Cobalt board of directors believes that the value to be received by Cobalt shareholders in the merger is greater than that available if Cobalt were to continue as an independent entity. The Cobalt board of directors made this determination after taking into consideration numerous factors, including the risks and uncertainties in executing Cobalt's current business plan without the benefit of increases in scale considering consolidation trends, including legislative and legal developments, and the uncertainties associated with predicting future business results and access to capital as an independent company. The Cobalt board of directors noted that the merger should provide the Cobalt shareholders with greater liquidity in the form of WellPoint stock and cash based upon, among other things, the respective historical trading ranges and trading volumes for the WellPoint and Cobalt common stock. The Cobalt board of directors also noted that the merger would fulfill the Foundation's obligation to sell its Cobalt common stock over a prescribed period, and alleviate the risk that the Foundation's sales of Cobalt common stock (and the expectation of those sales) coupled with the limited historical trading volume of Cobalt common stock could cause the trading price of the Cobalt common stock to fall. The board noted, for example, that in connection with the recent sale by the Foundation of 6,304,000 shares in partial fulfillment of its divestiture obligation, the closing price of Cobalt common stock on the New York Stock Exchange declined from $14.55 per share on January 23, 2003, the day the proposed sale of stock was announced, to $12.87 per share on February 7, 2003, the date of the closing of the sale of 5,500,000 of those shares, and that the Foundation's sale was completed at a price of $12.00 per share.

        WellPoint's Financial Condition, Prospects and Industry Reputation.    The Cobalt board of directors considered the financial condition and prospects of WellPoint, the results of Cobalt's due diligence review of WellPoint, WellPoint's access to capital, WellPoint's interest in increasing the quality and number of products offered to subscribers and WellPoint's interest in taking advantage of similar organizational structures, thereby possibly minimizing staffing dislocations and reductions. The Cobalt board of directors also took into consideration WellPoint's reputation in the health care industry. It noted that Fortune magazine ranked WellPoint as one of the most admired health care companies on its annual list of America's most admired companies during each of the last five years and praised its customer-focused products and services as one of the nation's largest publicly traded health care companies.

        Availability of Additional Capital Resources.    The Cobalt board of directors considered the future need for additional capital resources to achieve Cobalt's own business plan and considered that these resources were more readily available to Cobalt in combination with WellPoint than as a continuing independent entity. The Cobalt board considered that the Foundation's current registration rights with respect to Cobalt common stock, and the Foundation's obligation to sell its Cobalt common stock over a prescribed period, could limit Cobalt's future ability as an independent company to raise additional funds through equity offerings and could therefore restrict Cobalt's future growth, inhibit its ability to make required investments and adversely affect its ability to compete. The Cobalt board noted that these restrictions would be eliminated if the merger occurs.

        Availability of Other Resources.    The Cobalt board of directors considered that, in addition to making available greater capital resources, the combination of the businesses of Cobalt and WellPoint would make available to Cobalt certain other advantages arising from the greater size of WellPoint. The Cobalt board believes that these advantages include greater purchasing power arising from a much larger volume of business and other operating economies of scale; the availability of new products to complement those already developed and available to the members of Cobalt; the ability to deal in a concerted and efficient way with common legal developments and challenges, including new state and federal regulation and class action litigation targeted at the health care industry in general; and the timely development of new information systems necessary to serve the needs of Cobalt's business.

        Changes and Consolidations in the Health Care Industry.    The Cobalt board of directors considered the current environment of the health care industry, including the regulatory uncertainty related to managed care generally, and the trend toward consolidation in the industry. The Cobalt board believes that a company such as Cobalt, whose business is primarily located in a single state, is vulnerable to local or state conditions such as pricing dynamics, health care developments or general economic conditions, which may place Cobalt at a competitive disadvantage as compared with larger national competitors.

        Opinion of Cobalt's Financial Advisor.    The Cobalt board of directors considered the opinion, dated June 3, 2003, to the Cobalt board of directors of Cobalt's financial advisor, UBS, to the effect that, as of the date of the opinion and based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken described in its written opinion, the merger consideration was fair, from a financial point of view, to the holders of Cobalt common stock (other than WellPoint, Blue Cross & Blue Shield United of Wisconsin, and their respective affiliates), as described below under the heading "The Merger—Opinion of Cobalt's Financial Advisor."

        Impact on Constituencies Including Wisconsin United for Health Foundation, Inc.    The Cobalt board of directors considered the general impact that the merger would have on the various constituencies served by Cobalt, including its shareholders, its customers, its employees, the communities it serves and others. The Cobalt board of directors noted that, based upon the current value of the merger consideration, the value of the assets of the Foundation would increase to nearly $585 million. The assets will be used by the Foundation exclusively to promote the general health, welfare and common good of the residents of the State of Wisconsin solely by supporting public health initiatives to be developed by the University of Wisconsin Medical School and the Medical College of Wisconsin pursuant to the requirements of the Wisconsin Commissioner of Insurance. In addition, WellPoint's announced intention to establish Milwaukee as its national headquarters for its Medicare Part A claim processing business is expected to have a positive effect on employment in southeastern Wisconsin.

        Common Vision of Senior Management.    The Cobalt board of directors believes that the senior management of both Cobalt and WellPoint share a common vision about the importance of delivering financial performance and shareholder value. The Cobalt board also believes that the business combination is a good strategic fit and that both companies have significant experience in managing risk and non-risk business and share track records in creating successful organizations. The Cobalt board noted that WellPoint's reputation for its ability to successfully develop and deliver member-friendly products based upon emerging market trends is consistent with Cobalt's member focus and should position the combined organization to further expand Cobalt's strong market position in Wisconsin and increase the WellPoint presence in the Midwest.

        Continuation of Blue Cross Blue Shield Affiliation.    The Cobalt board of directors considered that Cobalt's tradition as a Blue Cross and Blue Shield licensee would continue following the merger because WellPoint would continue to operate Cobalt's Blue Cross and Blue Shield licensed subsidiaries as part of WellPoint's recently created Central Region business unit.

        Closing and Integration Risks.    The Cobalt board of directors noted that the combination of WellPoint and Cobalt should present a manageable execution risk in view of the similar business lines and business cultures of the two companies and WellPoint's prior experience in successfully completing acquisitions and integrating the acquired companies. The board also took into account the likelihood that the merger will be approved by the appropriate regulatory authorities.

        Terms of the Merger Agreement.    The Cobalt board of directors considered the terms of the merger agreement, including the nature and scope of the closing conditions and the potential for incurring a termination fee in the event of a termination of the merger agreement under certain circumstances described in this proxy statement/prospectus and the fact that the termination fee and other provisions of the merger agreement might discourage third parties from seeking to acquire Cobalt and otherwise increase the cost of such an acquisition. The board took into account that the terms of the termination fee were the subject of negotiations between the parties and the fee would generally be payable only in the event that the merger agreement is terminated in conjunction with the receipt by Cobalt of a superior acquisition proposal from a third party. See "The Merger Agreement—Termination Fee; Reimbursement of Certain Expenses."

Recommendation of the Cobalt Board of Directors

        The board of directors of Cobalt has unanimously approved the merger and the merger agreement and the consummation of the transactions contemplated thereby and believes the merger is advisable, fair to and in the best interests of Cobalt and its shareholders. Accordingly, the board of directors of Cobalt unanimously recommends that shareholders of Cobalt vote "FOR" approval of the merger agreement and the consummation of the transactions contemplated thereby. See "The Merger—Cobalt's Reasons for the Merger."

WellPoint's Reasons for the Merger

        In approving the merger and the merger agreement, the WellPoint board of directors considered a number of factors, including the factors discussed in the following paragraphs. In view of the number and wide variety of factors considered in connection with its evaluation of the merger, the WellPoint board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The WellPoint board of directors viewed its position and recommendations as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weight to different information and factors.

        In reaching its decision, the WellPoint board of directors consulted with WellPoint management with respect to strategic and operational matters. The WellPoint board of directors also consulted with WellPoint's legal counsel with respect to the merger agreement, the voting and lockup agreement with the Foundation and related issues. The board of directors also consulted a financial advisor with respect to the financial aspects of the transaction.

        Strategic Combination.    The WellPoint board of directors considered the strategic importance of the merger in that:

  •
  it is consistent with WellPoint's previously announced strategy of combining with other for-profit licensees of the Blue Cross and Blue Shield Association;

  •
  it would provide WellPoint with an immediate material competitive position in Wisconsin; and

  •
  it would enhance WellPoint's competitive position in the Midwest. WellPoint has previously targeted the Midwest as a key priority for its national expansion efforts, as shown by WellPoint's merger in January 2002 with RightCHOICE Managed Care, Inc. Cobalt's operations in Wisconsin will significantly further this strategy.

        The Financial Terms of the Merger.    The WellPoint board of directors considered information concerning the business, earnings, operations, financial condition and prospects of WellPoint and Cobalt, both individually and on a combined basis, including, but not limited to, information with respect to recent and historic stock and earnings performance.

        Diversification of WellPoint's Business.    The WellPoint board of directors considered that the combination of the two companies would serve to diversify the combined company's business in that:

  •
  the combination would enhance WellPoint's competitive position in the Midwest, especially when combined with the former RightCHOICE business; and

  •
  WellPoint currently expects that, upon completion of the merger, for the first time more than 50% of its medical members will reside outside of the state of California.

        Management Expertise.    Cobalt's current management team, led by chairman and chief executive officer Stephen E. Bablitch and president and chief operating officer Michael E. Bernstein, has implemented a number of measures since mid-2002 that have greatly improved the operations of Cobalt. This management team will continue to be responsible for Cobalt's operations following completion of the merger.

Opinion of Cobalt's Financial Advisor

        On June 3, 2003, at a meeting of the Cobalt board of directors held to approve the proposed merger, UBS delivered to the Cobalt board an oral opinion, confirmed by delivery of a written opinion dated June 3, 2003, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Cobalt common stock (other than WellPoint, Blue Cross & Blue Shield United of Wisconsin, and their respective affiliates).

        The full text of UBS's opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Appendix B and is incorporated into this proxy statement/prospectus by reference. UBS's opinion is directed only to the fairness, from a financial point of view, of the merger consideration and does not address any other aspect of the merger or any related transaction. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Cobalt or the underlying business decision of Cobalt to effect the merger. The opinion does not constitute a recommendation to any shareholder as to how to vote or act with respect to any matters relating to the proposed merger. You are encouraged to read this opinion carefully in its entirety. The summary of UBS's opinion below is qualified in its entirety by reference to the full text of UBS's opinion.

        In arriving at its opinion, UBS:

  •
  reviewed publicly available business and financial information relating to Cobalt and WellPoint, including publicly available financial forecasts and estimates relating to WellPoint that were reviewed and discussed with UBS by WellPoint's management;

  •
  reviewed internal financial information and other data relating to Cobalt's business and financial prospects, including financial forecasts and estimates, that were provided to UBS by Cobalt management and were not publicly available;

  •
  conducted discussions with members of the senior managements of Cobalt and WellPoint concerning the respective businesses and financial prospects of Cobalt and WellPoint;

  •
  reviewed current and historical market prices and trading volumes of Cobalt common stock and WellPoint common stock;

  •
  reviewed publicly available financial and stock market data with respect to companies in lines of businesses that UBS believed to be generally comparable to those of Cobalt and WellPoint;

  •
  compared the financial terms of the merger with the publicly available financial terms of other transactions that UBS believed to be generally relevant;

  •
  considered pro forma effects of the merger on WellPoint's financial statements;

  •
  reviewed the merger agreement dated as of June 3, 2003 and related documents; and

  •
  conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

        In connection with its review, with Cobalt's consent, UBS did not assume any responsibility for independent verification of any of the information that UBS was provided or reviewed for the purpose of its opinion and, with Cobalt's consent, UBS relied on that information being complete and accurate in all material respects. With respect to the publicly available financial forecasts and estimates that it reviewed with WellPoint's management relating to WellPoint, UBS was advised by WellPoint that they represented reasonable estimates and judgments as to WellPoint's future financial performance. With respect to the internal financial forecasts and estimates that it reviewed relating to Cobalt, UBS assumed, at Cobalt's direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Cobalt management as to the future financial performance of Cobalt. In rendering its opinion, UBS assumed, with Cobalt's consent, that the merger will be treated as a tax-free reorganization for United States federal income tax purposes. UBS also assumed, with Cobalt's consent, that each of Cobalt, WellPoint and Merger Sub would comply with all material covenants and agreements contained in, and other material terms of, the merger agreement and that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. UBS further assumed, with Cobalt's consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Cobalt, WellPoint or the merger.

        In connection with its engagement, UBS was not requested to, and it did not, solicit third party indications of interest in the possible acquisition of all or a part of Cobalt. UBS's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion. UBS was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or related documents or the form of the merger. In addition, at Cobalt's direction, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise and including, without limitation, actuarially determined liabilities, of Cobalt or WellPoint, and was not furnished with any evaluation or appraisal. UBS expressed no opinion as to the value of WellPoint common stock when issued in the merger or the prices at which WellPoint common stock will trade or otherwise be transferable at any time. Except as described above, Cobalt imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

        In connection with rendering its opinion to the Cobalt board, UBS performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected public companies and the analysis of selected precedent transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to Cobalt, WellPoint or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

        UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS's analyses and opinion. None of the analyses performed by UBS was assigned greater significance or reliance by UBS than any other. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

        The estimates of the future performance of Cobalt and WellPoint provided by Cobalt management or derived from public sources in or underlying UBS's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Cobalt and WellPoint. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

        The merger consideration was determined through negotiation between Cobalt and WellPoint and the decision to enter into the merger agreement was solely that of the Cobalt board of directors. UBS's opinion and financial analyses were only one of many factors considered by the Cobalt board in its evaluation of the merger and should not be viewed as determinative of the views of the Cobalt board of directors or management with respect to the merger or the merger consideration.

        The following is a brief summary of the material financial analyses performed by UBS and reviewed with the Cobalt board of directors in connection with its opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS's financial analyses.

  Exchange Ratio Analysis

        UBS performed an exchange ratio analysis comparing the closing prices for Cobalt common stock and WellPoint common stock on June 3, 2003 and the average daily closing prices of Cobalt common stock and WellPoint common stock for the one month, two months, three months, six months and 12 months preceding June 3, 2003. This analysis yielded an implied exchange ratio range of 0.1970x to 0.2159x, as compared to the exchange ratio provided for in the merger of 0.2465x assuming 100% stock consideration with an implied offer of $20.50 per share of Cobalt common stock, as indicated below:

Period	Implied Exchange Ratio
June 3, 2003	0.2159	x
One Month	0.2125
Two Months	0.2049
Three Months	0.1982
Six Months	0.1970
12 Months	0.2149
Merger Consideration Assuming 100% Stock Consideration	0.2465	x

  Analysis of Selected Public Companies

        Cobalt.    UBS compared selected financial information for Cobalt with corresponding financial information of 17 selected publicly held companies in the managed care industry. These companies included the following Blue Cross Blue Shield plans, companies serving multiple markets, referred to as multi-market companies, and companies serving various regional areas, referred to as regional companies:

Blue Cross Blue Shield Plans		Multi-Market Companies		Regional Companies
•	Anthem, Inc.	•	Aetna Inc.	•	AMERIGROUP Corporation
•	WellChoice, Inc.	•	American Medical Security Group, Inc.	•	Centene Corporation
•	WellPoint	•	CIGNA Corporation	•	Health Net Inc.
		•	Coventry Health Care, Inc.	•	Mid Atlantic Medical Services, Inc.
		•	First Health Group Corp.	•	Oxford Health Plans, Inc.
		•	Humana Inc.	•	PacifiCare Health Systems, Inc.
		•	UnitedHealth Group Incorporated	•	Sierra Health Services, Inc.

        UBS reviewed the market value, based on closing stock prices on June 3, 2003, of the selected companies as a multiple of estimated calendar years 2003 and 2004 net income. UBS then compared the multiples derived from the selected companies with corresponding multiples for Cobalt based on both the closing price of Cobalt common stock on June 3, 2003 and the merger consideration. Financial data for the selected companies and Cobalt were based on company press releases, public filings and First Call estimates. This analysis indicated the following implied mean and median market value multiples for the selected companies by category and the implied high, low, mean and median market value multiples for all selected companies, as compared to the multiples implied for Cobalt:

	Market Value as a Multiple of:
	Estimated calendar year 2003 net income		Estimated calendar year 2004 net income
Implied Multiples for Selected Companies
Blue Cross Blue Shield Plans
Mean	13.6	x	11.8	x
Median	14.2	x	12.3	x
Multi-Market Companies
Mean	12.5	x	10.9	x
Median	12.5	x	10.7	x
Regional Companies
Mean	11.1	x	9.7	x
Median	11.5	x	9.8	x
All Selected Companies
High	17.7	x	15.3	x
Low	7.2	x	6.8	x
Mean	12.1	x	10.6	x
Median	11.5	x	10.0	x
Implied Multiples for Cobalt
Based on Closing Stock Price on 6/3/03	16.3	x	14.1	x
Based on Merger Consideration	18.6	x	16.1	x

        WellPoint.    UBS also compared selected financial information for WellPoint with corresponding financial information of 17 selected publicly held companies in the managed care industry. These companies included the following Blue Cross Blue Shield plans, multi-market companies and regional companies:

Blue Cross Blue Shield Plans		Multi-Market Companies		Regional Companies
•	Anthem, Inc.	•	Aetna Inc.	•	AMERIGROUP Corporation
•	WellChoice, Inc.	•	American Medical Security Group, Inc.	•	Centene Corporation
•	Cobalt	•	CIGNA Corporation	•	Health Net Inc.
		•	Coventry Health Care, Inc.	•	Mid Atlantic Medical Services, Inc.
		•	First Health Group Corp.	•	Oxford Health Plans, Inc.
		•	Humana Inc.	•	PacifiCare Health Systems, Inc.
		•	UnitedHealth Group Incorporated	•	Sierra Health Services, Inc.

UBS reviewed the market value, based on closing stock prices on June 3, 2003, of the selected companies as a multiple of estimated calendar years 2003 and 2004 net income. UBS then compared the multiples derived from the selected companies with corresponding multiples for WellPoint based on the closing price of WellPoint common stock on June 3, 2003. Financial data for the selected companies and WellPoint were based on company press releases, public filings and First Call estimates. This analysis indicated the following implied mean and median market value multiples for the selected companies by category and the implied high, low, mean and median market value multiples for all selected companies, as compared to the multiples implied for WellPoint:

	Market Value as a Multiple of:
	Estimated calendar year 2003 net income		Estimated calendar year 2004 net income
Implied Multiples for Selected Companies
Blue Cross Blue Shield Plans
Mean	14.0	x	12.2	x
Median	14.2	x	12.3	x
Multi-Market Companies
Mean	12.5	x	10.9	x
Median	12.5	x	10.7	x
Regional Companies
Mean	11.1	x	9.7	x
Median	11.5	x	9.8	x
All Selected Companies
High	17.7	x	15.3	x
Low	7.2	x	6.8	x
Mean	12.2	x	10.6	x
Median	11.5	x	10.0	x
Implied Multiples for WellPoint
Based on Closing Stock Price on 6/3/03	15.1	x	13.2	x

  Analysis of Selected Precedent Transactions

        UBS reviewed the implied equity values in the following three selected mergers and acquisitions transactions in the managed care industry announced between 2000 and 2002:

Acquiror		Target
•	Anthem, Inc.	•	Trigon Healthcare, Inc.
•	WellPoint	•	RightCHOICE Managed Care, Inc.
•	WellPoint	•	Cerulean Companies, Inc.

        UBS reviewed the equity value in the selected transactions as a multiple of one-year forward and two-year forward net income. UBS then compared the implied multiples derived from the selected transactions with corresponding multiples implied in the merger. Multiples for the selected transactions were based on publicly available information, Wall Street research and I/B/E/S consensus estimates at the time of announcement of the transaction. This analysis indicated the following implied equity value multiples in the selected transactions, as compared to the multiples implied in the merger:

	Implied Multiples in Selected Transactions
Equity Value as a Multiple of:									Implied Multiples in the Merger
	High		Low		Mean		Median
Net Income
One-year forward	22.1	x	11.3	x	17.8	x	20.1	x	18.6	x
Two-year forward	19.2		19.2		19.2		19.2		16.1

  Illustrative Future Stock Price Analysis

        UBS calculated the estimated present value at June 3, 2003 of the implied per share value of Cobalt common stock in fiscal year 2006, using discount rates ranging from 12% to 15%. UBS applied potential forward price-to-earnings multiples for Cobalt ranging from 11.5x to 16.3x to the estimated earnings per share, or EPS, of Cobalt based on three sets of estimates. The first set of EPS estimates was based on First Call consensus EPS estimates for Cobalt and indicated an estimated present value range at June 3, 2003 of the implied per share value of Cobalt common stock at the end of fiscal year 2006 of approximately $15.28 to $23.87. The next two sets of EPS estimates were based on internal estimates of Cobalt management and indicated an estimated present value range at June 3, 2003 of the implied per share value of Cobalt common stock at the end of fiscal year 2006 of approximately $18.11 to $28.29 and approximately $15.99 to $24.98, respectively. These ranges compared to the implied per share value of the merger consideration of $20.50 based on the cash consideration and, in the case of the stock component of the merger consideration, the closing price of WellPoint common stock on June 3, 2003. This analysis was based on certain assumptions that may or may not prove to be correct.

  Accretion/Dilution Analysis

        UBS analyzed the potential pro forma financial effect of the merger on WellPoint's estimated EPS for calendar years 2003 and 2004, assuming a range of potential pre-tax cost savings and other synergies of $0.0 to $30.0 million. Estimated data for Cobalt and WellPoint were based on First Call consensus EPS estimates and excluded one-time charges relating to the merger. Based on the merger consideration, this analysis indicated that the merger could be neutral to WellPoint's estimated EPS in calendar year 2003 and accretive to WellPoint's estimated EPS in calendar year 2004 assuming no pre-tax cost savings or other synergies are realized, and accretive to WellPoint's estimated EPS in calendar years 2003 and 2004 assuming pre-tax cost savings and other synergies of $10.0 million to $30.0 million are realized. The actual results achieved by the combined company may vary from projected results and the variations may be material.

  Other Factors

        In rendering its opinion, UBS also reviewed and considered other factors, including:

  •
  the historical price performance and trading volumes for Cobalt common stock and WellPoint common stock;

  •
  the requirements of Cobalt and the Foundation with respect to the Foundation's obligation to divest its holdings of Cobalt common stock to certain levels over specified periods;

  •
  the five-year EPS growth rates, and calendar year 2003 price to earnings as a percentage of five-year EPS growth rates, of selected public companies in the managed care industry and the premiums paid in selected transactions in the managed care industry over various periods prior to public announcement of such transactions; and

  •
  selected published equity research analysts' reports for WellPoint.

  Miscellaneous

        Under the terms of its engagement, Cobalt has agreed to pay UBS customary fees for its financial advisory services in connection with the merger. In addition, Cobalt has agreed to reimburse UBS for its reasonable expenses, including fees and disbursements of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

        Cobalt selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with Cobalt and its business. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

        UBS in the past has acted as a joint book-running manager for a secondary offering by the Foundation of Cobalt common stock in February 2003, for which services UBS received compensation. UBS and its predecessors and affiliates also have acted as managing underwriters for public offerings of WellPoint securities, including a public offering in June 2001 of WellPoint's 6 3/8% Notes due 2006, for which services UBS and its predecessors and affiliates have received compensation in the past. In addition, an affiliate of UBS currently is a lender under WellPoint's bank credit facilities. In the ordinary course of business, UBS, its successors and affiliates may actively trade the securities of Cobalt and WellPoint for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

Closing; Effective Time of the Merger

        The closing will take place on the second business day after the satisfaction or waiver of the conditions to be fulfilled at or prior to the effective time set forth in the merger agreement, unless another date is agreed to by WellPoint and Cobalt. On the closing date, WellPoint and Cobalt will file a Certificate of Merger with the Secretary of State of Delaware and Articles of Merger with the Department of Financial Institutions of the State of Wisconsin. The effective time will occur at the time of filing of the Certificate of Merger or at such subsequent date or time as WellPoint and Cobalt will agree and specify in the Certificate of Merger. It is anticipated that, assuming all conditions are met, the merger will occur prior to end of 2003. See "The Merger Agreement—Conditions to the Merger."

Manner and Basis of Converting Shares; Procedure; No Fractional Shares; Effect on Certificates

        Within five business days after the effective time of the merger, transmittal forms and exchange instructions will be mailed to each holder of Cobalt common stock to be used to surrender and exchange certificates formerly evidencing shares of Cobalt common stock for certificates representing shares of WellPoint common stock and cash to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing Cobalt common stock will be able to surrender such certificates to the exchange agent, and each such holder will receive in exchange therefor cash to which such holder is entitled, certificates evidencing the number of whole shares of WellPoint common stock to which such holder is entitled, any cash which may be payable in lieu of a fractional share of WellPoint common stock and any dividends or other distributions with respect to WellPoint common stock with a record date after the effective time of the merger. Cobalt shareholders should not send in their certificates until they receive a transmittal form.

        After the effective time of the merger, each certificate formerly representing Cobalt common stock until so surrendered and exchanged shall evidence only the right to receive the cash and the number of whole shares of WellPoint common stock that the holder is entitled to receive in the merger, any cash payment in lieu of a fractional share of WellPoint common stock and any dividend or other distribution with respect to WellPoint common stock with a record date after the effective time of the merger. The holder of such unexchanged certificate will not be entitled to receive any dividends or distributions payable by WellPoint until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of WellPoint common stock, will be paid without interest.

        Each holder of shares of common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of WellPoint common stock shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of WellPoint common stock multiplied by (ii) the closing price for a share of WellPoint common stock on the New York Stock Exchange on the date of the effective time of the merger.

Effects on Employee Benefit Plans

        Continuation and Comparability of Benefits.    Except to the extent Cobalt and WellPoint mutually agree, from the effective time of the merger until December 31, 2004, the surviving corporation will provide compensation and employee benefits to the current employees of Cobalt and its subsidiaries that are in the aggregate no less favorable than those provided to WellPoint's employees generally.

        Pre-Existing Limitations; Service Credit.    WellPoint will waive all pre-existing conditions, exclusions and waiting periods with respect to any health and welfare plans in which Cobalt employees may be eligible to participate after the effective time of the merger and give credit for any deductibles, coinsurance or maximum out-of-pocket payments made by Cobalt employees during the calendar year in which the effective time of the merger occurs, in each case under any new Cobalt plans. WellPoint will also recognize service of the Cobalt employees accrued prior to the effective time of the merger for purposes of eligibility to participate and vesting credit in any new Cobalt plan, so long as such credit does not result in the duplication of benefits for the same period of service. Service with Cobalt will also be recognized under any new Cobalt defined benefit pension plan with a benefit formula based upon final average compensation, with an offset for any benefit payable for the same period of service with Cobalt under any defined benefit plan of Cobalt. WellPoint will credit each of the Cobalt employees with accrued sick leave and vacation as of the effective time of the merger. WellPoint will either (i) maintain Cobalt's Section 125 plans for the remainder of the calendar year in which the effective time of the merger occurs or (ii) terminate the Cobalt Section 125 Plans after the effective time of the merger and adopt new Cobalt Section 125 Plans for Cobalt employees and transfer the account balances of the Cobalt employees under the Cobalt Section 125 Plans to the new Cobalt Section 125 Plans as soon as practicable after such new Cobalt Section 125 Plans are established.

Interests of Certain Persons in the Merger

        In considering the recommendation of the Cobalt board of directors, you should be aware that the members of Cobalt management and its board of directors may have interests that are different from or in addition to the interests of the Cobalt shareholders generally.

  Equity Incentive Plan

        Cobalt has an equity incentive plan that permits the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance units and performance shares. All of Cobalt's senior executives, as well as some of its other employees, are participants under the plan. Upon the occurrence of a change of control of Cobalt (as defined in the plan), unless prohibited by applicable law or otherwise determined in accordance with a written agreement between Cobalt and the participating employee, (i) all options and stock appreciation rights granted under the plan will become immediately exercisable, (ii) any restrictions imposed on restricted shares will lapse and such shares will be fully vested and freely transferable, and (iii) the target value attainable under all performance units and performance shares (other than performance units and performance shares granted less than six months prior to the effective date of the change of control of Cobalt) will be deemed to have been fully earned for the period during which performance goals must be met and will be paid out within 30 days of the effective date of the change of control of Cobalt. Approval of the merger by Cobalt's shareholders will constitute a change of control of Cobalt under the equity incentive plan.

  2003 Incentive Plan

        The 2003 incentive plan was approved by Cobalt's shareholders at Cobalt's 2003 annual meeting. The 2003 incentive plan permits the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares. Cobalt's senior executives and directors, as well as some of its other employees, may be participants under the plan, but no grants have been made yet under the plan. Upon the occurrence of a change of control of Cobalt (as defined in the plan), unless prohibited by applicable law or otherwise determined in accordance with a written agreement between Cobalt and the participating employee, (i) all options and stock appreciation rights granted under the plan will become immediately exercisable and, if the participant's employment or directorship is terminated without cause (as defined in the plan), the participant will have until the earlier of (a) 12 months after his or her termination or (b) the expiration of the terms of the options or stock appreciation rights to exercise the options or stock appreciation rights, (ii) any restrictions requiring the participant to hold the restricted shares or restricted stock units that are not subject to performance goals for a particular period of time will lapse, and (iii) the target payout opportunities attainable under all outstanding awards of performance-based restricted stock, performance-based restricted stock units, performance units, performance shares and performance-based cash-based awards will be deemed to have been fully earned as of the effective date of the change of control of Cobalt and a pro-rated number of shares of Cobalt common stock to be issued and a pro-rated amount of cash to be paid under such awards will be issued or paid to participants within 30 days after the effective date of the change of control of Cobalt assuming that the participants have achieved 100% of all relevant targeted performance goals. The merger will constitute a change of control of Cobalt under the 2003 incentive plan.

  Stock Options

        Upon completion of the merger, WellPoint will assume all options to purchase Cobalt common stock outstanding under Cobalt's existing stock options. Each option that is unvested at the effective time of the merger will become vested and exercisable at the effective time of the merger, and all options will become exercisable for shares of WellPoint common stock rather than shares of Cobalt common stock, in a number and at an exercise price adjusted to reflect the exchange ratio in the merger.

  Chief Executive Officer Severance Agreement

        Cobalt has an executive severance agreement with its chairman and chief executive officer, Stephen E. Bablitch. The agreement provides for Mr. Bablitch to receive severance benefits if, during the six months immediately prior to a change of control of Cobalt (as defined in the severance agreement) or within 24 calendar months following a change of control of Cobalt, (i) his employment is terminated without cause (as defined in the severance agreement) or (ii) he terminates his employment for good reason (as defined in the severance agreement). The merger will constitute a change of control of Cobalt under Mr. Bablitch's severance agreement.

        If Mr. Bablitch becomes entitled to severance benefits under the severance agreement, his severance benefits would include the following amounts, which must be paid in cash or cash equivalents in a single lump sum within ten days after the later of (a) his termination date and (b) the date of the change of control of Cobalt:

  •
  an amount equal to three times the highest rate of Mr. Bablitch's annual base salary in effect at any time (excluding amounts received under incentive or other bonus plans, whether or not deferred),

  •
  an amount equal to three times Mr. Bablitch's target awards under Cobalt's annual bonus plan and profit sharing plan for the plan year in which his termination occurs (or the prior plan year if a target award has not been established for the plan year in which his termination occurs), and

  •
  an amount equal to the pro-rated portion of Mr. Bablitch's unpaid targeted annual bonus and unpaid allocation from the profit sharing plan for the plan year in which his termination occurs.

        Cobalt estimates that the amount of this single lump sum payment based on Mr. Bablitch's current base salary, target awards and targeted annual bonus would be $3,631,000 if paid on December 31, 2003.

        Under the severance agreement, Mr. Bablitch's severance benefits would also include:

  •
  continuation of health care, life and accidental death and dismemberment and disability insurance coverage for three years after his termination,

  •
  eligibility for benefits under Cobalt's retiree medical plan when he attains age 55,

  •
  reimbursement for the costs of all outplacement services, up to 15% of his annual base salary at termination (excluding amounts received under incentive or other bonus plans, whether or not deferred), incurred by Mr. Bablitch within two years after his termination,

  •
  immediate vesting of all equity options granted to Mr. Bablitch under Cobalt's equity incentive plan and 2003 incentive plan that are outstanding at his termination, which equity options will remain exercisable through the end of the respective option agreements covering such options,

  •
  full and immediate vesting of all accrued benefits, and credit for not less than 15 years of service for subsidized early retirement benefits, under any supplemental executive retirement plan,

  •
  reimbursement of all reasonable moving and legal expenses, and any loss (as determined in accordance with the severance agreement) on the sale of his principal residence in the Milwaukee, Wisconsin metropolitan area, incurred by Mr. Bablitch, if he relocates his principal residence to Dane County, Wisconsin within six months after his termination, and

  •
  an additional "gross-up" amount necessary to compensate Mr. Bablitch for any excise taxes imposed under Section 4999 of the Internal Revenue Code and any additional taxes imposed as a result of Mr. Bablitch receiving the gross-up amount, which gross-up amount must be paid by Cobalt within 30 days after his termination.

  President and Chief Operating Officer Severance Agreement

        Cobalt has an executive severance agreement with its president and chief operating officer, Michael E. Bernstein. The agreement provides for Mr. Bernstein to receive severance benefits if, during the six months immediately prior to a change of control of Cobalt (as defined in the severance agreement) or within 24 calendar months following a change of control of Cobalt, (i) his employment is terminated without cause (as defined in the severance agreement), or (ii) he terminates his employment for good reason (as defined in the severance agreement). The merger will constitute a change of control of Cobalt under Mr. Bernstein's severance agreement.

        If Mr. Bernstein becomes entitled to severance benefits under the severance agreement, his severance benefits would include the following amounts, which must be paid in cash or cash equivalents in a single lump sum within ten days after the later of (a) his termination date and (b) the date of the change of control of Cobalt:

  •
  an amount equal to three times the highest rate of Mr. Bernstein's annual base salary in effect at any time (excluding amounts received under incentive or other bonus plans, whether or not deferred),

  •
  an amount equal to three times Mr. Bernstein's target awards under Cobalt's annual bonus plan and profit sharing plan for the plan year in which his termination occurs (or the prior plan year if a target award has not been established for the plan year in which his termination occurs), and

  •
  an amount equal to the pro-rated portion of Mr. Bernstein's unpaid targeted annual bonus and unpaid allocation from the profit sharing plan for the plan year in which his termination occurs.

        Cobalt estimates that the amount of this single lump sum payment based on Mr. Bernstein's current base salary, target awards and targeted annual bonus would be $3,301,000 if paid on December 31, 2003.

        Under the severance agreement, Mr. Bernstein's severance benefits would also include:

  •
  continuation of health care, life and accidental death and dismemberment and disability insurance coverage for three years after his termination,

  •
  eligibility for benefits under Cobalt's retiree medical plan when he attains age 55,

  •
  reimbursement for the costs of all outplacement services, up to 15% of his annual base salary at termination (excluding amounts received under incentive or other bonus plans, whether or not deferred), incurred by Mr. Bernstein within two years after his termination,

  •
  immediate vesting of all equity options granted to Mr. Bernstein under Cobalt's equity incentive plan and 2003 incentive plan that are outstanding at his termination, which equity options will remain exercisable through the end of the respective option agreements covering such options,

  •
  full and immediate vesting of all accrued benefits, and credit for not less than 15 years of service for subsidized early retirement benefits, under any supplemental executive retirement plan, and

  •
  an additional "gross-up" amount necessary to compensate Mr. Bernstein for any excise taxes imposed under Section 4999 of the Internal Revenue Code and any additional taxes imposed as a result of Mr. Bernstein receiving the gross-up amount, which gross-up amount must be paid by Cobalt within 30 days after his termination.

  Executive Severance Agreements

        Cobalt has also entered into executive severance agreements with certain of its other senior executives, including Gail L. Hanson (Senior Vice President, Treasurer and Chief Financial Officer), Timothy F. Cullen (Senior Vice President, Corporate & Public Affairs), Lorna J. Granger (Senior Vice President, General Counsel and Corporate Secretary) and Penny J. Siewert (Senior Vice President of Individual and Specialty Risk). Cobalt has 13 executive severance agreements in total with current executives. The agreements provide for the executives to receive severance benefits if, during the six months immediately prior to a change of control of Cobalt or within 24 calendar months following a change of control of Cobalt, (i) the executive's employment is terminated without cause (as defined in the severance agreements), or (ii) the executive terminates his or her employment for good reason (as defined in the severance agreements). The merger will constitute a change of control of Cobalt under the executive severance agreements.

        If Ms. Hanson, Mr. Cullen, Ms. Granger or Ms. Siewert become entitled to severance benefits under their respective severance agreements, severance benefits for each of them would include the following amounts, which must be paid in cash or cash equivalents in a single lump sum within ten days after the later of (a) his or her termination date and (b) the date of the change of control of Cobalt:

  •
  an amount equal to two times the highest rate of his or her annual base salary in effect at any time (excluding amounts received under incentive or other bonus plans, whether or not deferred),

  •
  an amount equal to two times his or her target awards under Cobalt's annual bonus plan and profit sharing plan for the plan year in which his or her termination occurs (or the prior plan year if a target award has not been established for the plan year in which his or her termination occurs), and

  •
  an amount equal to the pro-rated portion of his or her unpaid targeted annual bonus and unpaid allocation from the profit sharing plan for the plan year in which his or her termination occurs.

        Cobalt estimates that the amounts of the single lump sum payments to Ms. Hanson, Mr. Cullen, Ms. Granger and Ms. Siewert based on their respective current base salaries, target awards and targeted annual bonuses would be $3,409,000 in the aggregate, if paid on December 31, 2003.

        Severance benefits for each of Ms. Hanson, Mr. Cullen, Ms. Granger and Ms. Siewert would also include:

  •
  continuation of health care, life and accidental death and dismemberment and disability insurance coverage for two years after his or her termination,

  •
  eligibility for benefits under Cobalt's retiree medical plan beginning when he or she attains age 55,

  •
  reimbursement for the costs of all outplacement services, up to 15% of his or her annual base salary at termination (excluding amounts received under incentive or other bonus plans, whether or not deferred), incurred by him or her within two years after his or her termination,

  •
  his or her minimum vesting service requirement under Cobalt's Supplemental Executive Retirement Plan will be deemed to be satisfied as of the date of his or her termination and he or she will receive credit for an additional two years of benefit service, and

  •
  an additional "gross-up" amount necessary to compensate him or her for any excise taxes imposed under Section 4999 of the Internal Revenue Code and any additional taxes imposed as a result of him or her receiving the gross-up amount, which gross-up amount must be paid by Cobalt within 30 days after his or her termination, provided that the gross-up amount must be paid if and only if, after receipt of the gross-up amount, he or she would receive total additional after-tax change in control payments of at least $100,000.

        If he or she would receive less than $100,000 in total additional after-tax change in control payments after the gross-up amount is paid, the gross-up is not required to be paid and his or her severance benefits would be capped at the maximum amount that could be paid without incurring the excise tax.

        If any of the seven remaining executives become entitled to severance benefits under their respective severance agreements, severance benefits for each of them would include the following amounts, which must be paid in cash or cash equivalents in a single lump sum within ten days after the later of (a) the executive's termination date and (b) the date of the change of control of Cobalt:

  •
  an amount equal to one and a half times the highest rate of the executive's annual base salary in effect at any time (excluding amounts received under incentive or other bonus plans, whether or not deferred),

  •
  an amount equal to one and a half times the executive's target awards under Cobalt's annual bonus plan and profit sharing plan for the plan year in which the executive's termination occurs (or the prior plan year if a target award has not been established for the plan year in which the executive's termination occurs), and

  •
  an amount equal to the pro-rated portion of the executive's unpaid targeted annual bonus and unpaid allocation from the profit sharing plan for the plan year in which the executive's termination occurs.

        Cobalt estimates that the amounts of the single lump sum payments to these seven executives based on their respective current base salaries, target awards and targeted annual bonuses would be $3,535,000 in the aggregate, if paid on December 31, 2003.

        Severance benefits for each of the remaining seven executives would also include:

  •
  continuation of health care, life and accidental death and dismemberment and disability insurance coverage for 18 months after the executive's termination,

  •
  eligibility for benefits under Cobalt's retiree medical plan calculated under the assumption that the executive's employment continued for 18 months following his or her termination,

  •
  reimbursement for the costs of all outplacement services, up to 15% of the executive's annual base salary at termination (excluding amounts received under incentive or other bonus plans, whether or not deferred), incurred by the executive within two years after his or her termination,

  •
  the executive's minimum vesting service requirement under Cobalt's Supplemental Executive Retirement Plan will be deemed to be satisfied as of the date of his or her termination and the executive will receive credit for an additional 18 months of benefit service, and

  •
  if excise taxes under Section 4999 of the Internal Revenue Code are imposed on any severance amounts to be paid to the executive due to the inability to include compensation paid to the executive by Blue Cross & Blue Shield United of Wisconsin for purposes of Section 280G of the Internal Revenue Code, except in certain circumstances, an additional "gross-up" amount necessary to compensate the executive for such excise taxes and any additional taxes imposed as a result receiving the gross-up amount, which gross-up amount must be paid by Cobalt within 30 days after his or her termination.

        If the severance amounts together with other compensation payable to any of these seven executives would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, the amount payable under the agreement will be limited to the extent necessary to avoid creation of an excess parachute payment, unless the excess parachute payment results from the inability to include compensation paid by Blue Cross & Blue Shield United of Wisconsin for purposes of Section 280G of the Internal Revenue Code.

  Post-Closing Employment Arrangements

        After the merger is completed, WellPoint may offer to enter into employment arrangements with some or all of Cobalt's senior executives, although no formal or binding offers have been made. Any such employment arrangements with WellPoint may be in lieu of severance payments and other benefits these executives would otherwise have been entitled to receive under their existing employment or executive severance agreements with Cobalt.

  Indemnification and Liability Insurance

        After the effective time of the merger, the merger agreement requires the surviving company to indemnify Cobalt's and its subsidiaries' past and present directors, officers and employees for acts or omissions occurring at or prior to the effective time of the merger to the same extent they are indemnified under Cobalt's amended and restated articles of incorporation and bylaws and indemnification agreements.

        At the effective time of the merger, the surviving company will also purchase a tail policy to Cobalt's current directors' and officers' insurance, which tail policy will be in effect for six years after the effective time of the merger with respect to claims arising from facts or events that occurred on or before the effective time of the merger. However, the surviving company will not be required to spend more than 900% of the annual premium currently paid by Cobalt for its current directors' and officers' liability insurance and fiduciary liability insurance. If the premium for the tail policy exceeds that amount, the surviving company will only be obligated to obtain a policy with the greatest coverage available at a cost not to exceed that amount.

        The merger agreement also provides that for a period of six years following the effective time of the merger, the certificate of incorporation and bylaws of the surviving company must contain provisions concerning indemnification, advancement of expenses and exculpation from liability at least as favorable as those set forth in Cobalt's amended and restated articles of incorporation and bylaws.

Restrictions on Sales of WellPoint Common Stock

        The shares of WellPoint common stock to be issued to Cobalt shareholders in the merger will be registered under the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Cobalt as that term is defined under the Securities Act. An affiliate of Cobalt, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Cobalt, and will usually include directors, executive officers and holders of 10% or more of Cobalt common stock. Any subsequent transfer by an affiliate of Cobalt must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act.

Governmental and Regulatory Approvals

        It is a condition to the parties' respective obligations to consummate the merger that any waiting period applicable to the merger under the HSR Act will have expired or earlier termination thereof will have been granted, the approval of the Wisconsin Office of the Commissioner of Insurance, together with any other material governmental regulatory consents and approvals, will have been obtained, and the approval of the Blue Cross and Blue Shield Association of the consummation of the transactions contemplated by the merger agreement will have been obtained. See "The Merger Agreement—Conditions to the Merger."

        U.S. Antitrust Filing.    Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including the merger, may not be consummated unless certain waiting period requirements have expired or been terminated. On July 17, 2003 each of WellPoint and Cobalt filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Justice Department and the FTC. Under the HSR Act, the merger may not be consummated until 30 days after the initial filing (unless early termination of this waiting period is granted) or, if the Justice Department or the FTC issues a Request for Documents and Other Additional Information, 20 days after WellPoint and Cobalt have substantially complied with such request for additional information (unless this period is shortened pursuant to a grant of early termination). On August 6, 2003, WellPoint and Cobalt received notice of early termination of the waiting period under the HSR Act. At any time before the effective time of the merger, the FTC, the Justice Department or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the consummation of the merger, to rescind the merger, or to require the divestiture of certain assets of WellPoint or Cobalt. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

        Wisconsin Insurance Regulations.    Pursuant to the Wisconsin insurance laws, and in order to consummate the merger, the Wisconsin Office of the Commissioner of Insurance must approve the change of control of Cobalt. To accomplish this, WellPoint must file a Form A, "Statement Regarding the Acquisition of Control of or Merger with a Domestic Insurer," with the Wisconsin Office of the Commissioner of Insurance. After a review of the information submitted on the Form A, the Wisconsin Office of the Commissioner of Insurance will schedule a hearing, issue findings of fact and conclusions of law and, if the requisite approval is to be granted, issue an order to that effect. The Wisconsin insurance laws provide that the Wisconsin Office of the Commissioner of Insurance shall approve the plan of merger if the Wisconsin Office of the Commissioner of Insurance finds that (i) it would not violate the law or be contrary to the interests of the insureds of the insurance subsidiaries of Cobalt; (ii) following the transaction, the insurance subsidiaries of Cobalt would be able to satisfy the requirements for the issuance of insurance licenses; (iii) the effect of the merger would not create a monopoly or substantially lessen competition in insurance in Wisconsin; (iv) the financial condition of WellPoint is not likely to jeopardize the financial condition of Cobalt or its subsidiaries or prejudice the interest of policyholders of Cobalt's insurance subsidiaries; (v) plans of WellPoint regarding the business, assets, structure or management of Cobalt are fair and reasonable to policyholders of the insurance subsidiaries of Cobalt or are in the public interest; and (vi) permitting the merger would be in the interest of policyholders of the insurance subsidiaries of Cobalt and of the public because of the competence and integrity of the persons who would control the operations of Cobalt after the merger. WellPoint and Cobalt filed the Form A on June 20, 2003. A public hearing has been scheduled for September 8, 2003. Under Wisconsin law, approval of the merger by the Wisconsin Office of the Commissioner of Insurance must be obtained before the plan of merger may be submitted to Cobalt's shareholders for approval. If the approval of the Wisconsin Office of the Commissioner of Insurance is not obtained prior to September 23, 2003, the special meeting may be adjourned to a later date as necessary to comply with Wisconsin law.

        Blue Cross and Blue Shield Association Approval.    Pursuant to the bylaws of the Blue Cross and Blue Shield Association, a change of control of any Blue Cross or Blue Shield licensee, such as the change of control of Cobalt, which will be effected by the merger, requires the approval of the Blue Cross and Blue Shield Association. The process for obtaining approval is initiated by the entity seeking a license. Thereafter, the Blue Cross and Blue Shield Association considers the application and action is taken by its board of directors within 90 days of the filing of the application. WellPoint and Cobalt have submitted a joint application requesting the Blue Cross and Blue Shield Association's approval. At the present time, WellPoint and Cobalt anticipate that the approval will be obtained.

        Upon completion of the merger, the Foundation may beneficially own greater than 5% of WellPoint's outstanding voting securities. In such event, as part of the Blue Cross and Blue Shield Association approval process, WellPoint may request an amendment to WellPoint's license agreement with the Blue Cross and Blue Shield Association in order to allow the Foundation to own shares of WellPoint common stock in excess of the ownership limit set forth in WellPoint's certificate of incorporation. As part of the Blue Cross and Blue Shield Association approval process, if the number of shares of WellPoint common stock that the Foundation acquires in the merger is greater than 5% of WellPoint's outstanding voting securities, WellPoint may enter into a voting trust agreement with the Foundation with respect to the shares of WellPoint common stock that the Foundation may acquire in the merger that would be in excess of applicable ownership limitations included in WellPoint's certificate of incorporation. See "Comparison of Rights of Cobalt Shareholders and WellPoint Stockholders—Certain Restrictions on Ownership of Securities."

Merger Expenses, Fees and Costs

        The merger agreement provides that Cobalt and WellPoint each must bear their own expenses in connection with the merger, which include all out-of-pocket expenses including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Cobalt, WellPoint and their respective affiliates. WellPoint and Cobalt agreed, however, that each shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of WellPoint's registration statement on Form S-4 and this proxy statement/prospectus.

Accounting Treatment

        It is expected that the merger will be treated as a purchase for accounting and financial reporting purposes.

No Dissenters' Rights

        Under Wisconsin law, Cobalt's shareholders will not have dissenters' appraisal rights in connection with the merger.

Form of the Merger

        Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger Cobalt will be merged with and into Merger Sub, a wholly owned subsidiary of WellPoint formed for purposes of the merger and a party to the merger agreement. Merger Sub will survive the merger as a wholly owned subsidiary of WellPoint and will continue its corporate existence under Delaware law under the name "Cobalt Corporation." However, if all of the conditions to the merger have been satisfied or waived other than the condition relating to the receipt of legal opinions that the merger will qualify as a reorganization for United States federal income tax purposes, then WellPoint will have the right to irrevocably elect that, at the effective time of the merger, Merger Sub will be merged with and into Cobalt. If WellPoint makes this election, Cobalt will survive the merger as a wholly owned subsidiary of WellPoint and will continue its corporate existence under Wisconsin law under the name "Cobalt Corporation." If WellPoint makes this election, the merger will be a fully taxable transaction to you. See "—Material United States Federal Income Tax Consequences of the Merger." Your vote for the approval of the merger and the merger agreement constitutes approval of the merger, whether it is completed as a "forward" merger or a "reverse" merger.

Material United States Federal Income Tax Consequences of the Merger

        The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Cobalt common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this proxy statement/prospectus, any of which may change, possibly retroactively. A change could affect the continuing validity of this discussion.

        For purposes of this discussion, the term "U.S. holder" is used to mean:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, partnership or other entity created or organized under the laws of the United States or any of its political subdivisions;

  •
  a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

  •
  an estate that is subject to United States federal income tax on its income regardless of its source.

        This discussion assumes that you hold your shares of Cobalt common stock as a capital asset within the meaning of the Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

  •
  a financial institution;

  •
  a tax-exempt organization;

  •
  an S corporation or other pass-through entity;

  •
  an insurance company;

  •
  a mutual fund;

  •
  a dealer in stocks and securities or foreign currencies;

  •
  a trader in securities who elects the mark-to-market method of accounting for your securities;

  •
  a Cobalt shareholder subject to the alternative minimum tax provisions of the Code;

  •
  a Cobalt shareholder who received Cobalt common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

  •
  a foreign holder or a person that has a functional currency other than the U.S. dollar;

  •
  a holder of options granted under any Cobalt benefit plan; or

  •
  a Cobalt shareholder who holds Cobalt common stock as part of a hedge against currency risk, straddle or a constructive sale or conversion transaction.

        The United States federal income tax consequences resulting from the merger will differ depending on whether WellPoint makes the reverse merger election described under "—Form of the Merger" above, which you may not know until the closing of the merger. Your vote for the approval of the merger and the merger agreement constitutes approval of the merger, whether it is completed as a forward merger or a fully taxable reverse merger. Assuming WellPoint does not make the reverse merger election, completion of the merger is conditioned on, among other things, the receipt by each of WellPoint and Cobalt of tax opinions from Simpson Thacher & Bartlett LLP and Foley & Lardner, respectively, that (i) the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code and (ii) Cobalt, WellPoint and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code. These opinions will be based on representation letters provided by WellPoint and Cobalt to be delivered at the time of closing and on customary factual assumptions, and will assume that the merger will be completed according to the terms of the merger agreement. Although the merger agreement allows either WellPoint or Cobalt to waive this condition to closing, neither currently anticipates doing so.

        WellPoint and Cobalt have not and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

        Based on the above assumptions and qualifications, in the opinion of Simpson Thacher & Bartlett LLP, counsel to WellPoint, and Foley & Lardner, counsel to Cobalt, the material United States federal income tax consequences of the merger are as follows:

  •
  the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

  •
  you will recognize gain (but not loss) equal to the difference between:

  •
  the sum of the cash (excluding any cash received instead of fractional share of WellPoint common stock) and the fair market value of the WellPoint common stock received (including any fractional shares of WellPoint common stock deemed received and exchanged for cash), and

  •
  your adjusted tax basis in your Cobalt common stock,

    but not in excess of the cash you receive in the merger;

  •
  your aggregate tax basis in the WellPoint common stock that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash) will equal your aggregate tax basis in the Cobalt common stock you surrendered, increased by the amount of taxable gain, if any, you recognize on the exchange and decreased by the amount of any cash received by you in the merger (excluding any cash received in lieu of a fractional share of WellPoint common stock); and

  •
  your holding period for the WellPoint common stock that you receive in the merger will include your holding period for the shares of Cobalt common stock that you surrender in the exchange.

If you acquired different blocks of Cobalt common stock at different times and at different prices, any gain or loss will be determined separately with respect to each block of Cobalt common stock, and the cash and WellPoint common stock you receive will be allocated pro rata to each such block of stock. In addition, your basis and holding period in your WellPoint common stock may be determined with reference to each block of Cobalt common stock.

        Cash in Lieu of Fractional Shares.    You will generally recognize capital gain or loss on any cash received in lieu of a fractional share of WellPoint common stock equal to the difference between the amount of cash received and the basis allocated to such fractional share.

        Taxation of Capital Gain.    Gain or loss that you recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if your holding period in your Cobalt common stock is greater than one year as of the date of the merger. If you are a non-corporate holder of Cobalt common stock, long-term capital gain generally will be taxed at a maximum United States federal income tax rate of 15%. The deductibility of capital losses is subject to limitation.

        Recharacterization of Gain as a Dividend.    All or part of the gain you recognize could be treated as ordinary dividend income rather than capital gain if (i) you are a significant stockholder of WellPoint or (ii) if taking into account constructive ownership rules, your percentage ownership in WellPoint after the merger is not less than what your percentage ownership would have been if you had received WellPoint common stock rather than cash in the merger. Under the constructive ownership rules, a stockholder may be deemed to own stock that is owned by other persons, such as a family member, trust, corporation or other entities. Under recently enacted legislation, if you are an individual, certain dividends may be subject to reduced rates of taxation. However, individuals who do not meet a minimum holding period requirement during which they are not protected from a risk of loss or who elect to treat the dividend income as "investment income" pursuant to section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation. You should consult your tax advisor regarding the application of the foregoing rules to your particular circumstances.

        Reverse Merger Election.    If WellPoint makes the reverse merger election, the merger will not constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, in which case the exchange of Cobalt common stock for a combination of WellPoint common stock and cash in the merger will be a fully taxable transaction to you for United States federal income tax purposes. In that case, the material United States federal income tax consequences of the merger are as follows:

  •
  you will recognize gain or loss equal to the difference between the sum of the cash and the fair market value of the WellPoint common stock received and your adjusted tax basis in your Cobalt common stock;

  •
  your tax basis in the shares of WellPoint common stock (including any fractional interest) received in the merger will equal the fair market value of those shares of WellPoint common stock on the closing date of the merger; and

  •
  the holding period for the WellPoint common stock received in the merger will begin on the day after the closing date of the merger.

        Backup Withholding.    If you are a non-corporate holder of Cobalt common stock, you may be subject to backup withholding on any cash payments you receive. You will not be subject to backup withholding, however, if you:

  •
  furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the form of election or letter of transmittal you will receive; or

  •
  are otherwise exempt from backup withholding.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

        Reporting Requirements.    If you receive WellPoint common stock as a result of the merger, you will be required to retain records pertaining to the merger and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. Such facts will include, but not be limited to, the cost or other basis in the shares of Cobalt common stock exchanged in the merger and the WellPoint common stock and other consideration received in the merger.

        This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, you are strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

Delisting and Deregistration of Cobalt Common Stock

        If the merger is completed, Cobalt common stock will be delisted from the New York Stock Exchange and will no longer be registered under the Exchange Act.

THE MERGER AGREEMENT

        The merger agreement contemplates the merger of Cobalt into a wholly owned subsidiary of WellPoint, with the wholly owned subsidiary continuing as the surviving corporation. If WellPoint elects to cause a reverse merger to occur, a wholly owned subsidiary of WellPoint would merge into Cobalt with Cobalt continuing as the surviving corporation. This section of the proxy statement/prospectus describes certain material provisions of the merger agreement. Because the description of the merger agreement contained in this proxy statement/prospectus is a summary, it does not contain all the information that may be important to you. You should carefully read the entire copy of the merger agreement attached as Appendix A to this proxy statement/prospectus before you decide how to vote.

Merger Consideration

        The merger agreement provides that each share of Cobalt common stock outstanding immediately prior to the effective time of the merger (other than treasury stock of Cobalt, shares of Cobalt common stock held by Blue Cross & Blue Shield United of Wisconsin and shares of Cobalt common stock owned by WellPoint and Blue Cross of California) shall be converted at the effective time of the merger into the right to receive

  (i)
  $10.25 in cash; and

  (ii)
  0.1233 of a share of WellPoint common stock,

subject to adjustment as described in the next sentence. If the average closing price of WellPoint common stock on the New York Stock Exchange for the 15 consecutive trading days ending on the trading day immediately after the day on which all of the closing conditions have been satisfied or waived (other than the condition that the price of WellPoint common stock be at least $62.50 and those conditions that can only be satisfied on the closing date) is less than $70.97 (the date on which this determination is made is referred to in this proxy statement/prospectus as the determination date), then each share of Cobalt common stock will be converted into the right to receive (i) $10.25 and (ii) a fraction of a share of WellPoint common stock, the numerator of which is equal to $8.75 and the denominator of which is equal to the average closing share price of WellPoint common stock over such 15 day period ending on and including the determination date.

Closing and Effective Time of the Merger

        Closing.    Unless the parties agree otherwise, the closing of the merger will take place on the second business day after the date on which all closing conditions have been satisfied or waived or such other time as agreed to in writing by WellPoint and Cobalt. The closing is expected to take place shortly after the approval of the merger and the merger agreement by Cobalt's shareholders.

        Effective Time.    The merger will be effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and the filing of Articles of Merger with the Department of Financial Institutions of the State of Wisconsin. The filing of the Certificate of Merger shall be made simultaneously with the closing of the transactions contemplated by the merger agreement. See "The Merger Agreement—Conditions to the Merger."

Conversion of Cobalt Stock Options

        Cobalt and WellPoint shall take all actions reasonably necessary so that, immediately prior to the effective time of the merger, automatically and without any action on the part of the holder thereof, each outstanding Cobalt stock option shall become vested and exercisable as of the effective time and shall be converted into an option to acquire that number of shares of WellPoint common stock obtained by multiplying the number of shares of Cobalt common stock issuable upon the exercise of such option by 0.2466 rounded down, if necessary, to the nearest whole share of WellPoint common stock at an exercise price per share equal to the per share exercise price of such option divided by 0.2466 rounded up, if necessary, to the nearest whole cent, and otherwise upon the same terms and conditions as the outstanding Cobalt stock options.

        WellPoint will take all corporate actions necessary to reserve for issuance a sufficient number of shares of WellPoint common stock for delivery upon exercise of the converted Cobalt stock options. WellPoint shall use its reasonable best efforts to cause the registration of the shares subject to such converted Cobalt stock options to become effective as part of WellPoint's registration statement on Form S-4 (of which this proxy statement/prospectus is a part) or a registration statement on Form S-8, on the same date as the registration statement on Form S-4 is declared effective. WellPoint shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such converted Cobalt stock options remain outstanding.

Medicare Part A Claims Processing

        On or before the effective time of the merger, WellPoint and Cobalt will cooperate in announcing WellPoint's intention that its national headquarters for Medicare Part A Claims processing will be located in Milwaukee, Wisconsin and WellPoint will effectuate its intention as promptly as practicable after the effective time of the merger.

Conditions to the Merger

        Conditions to Each Party's Obligations to Consummate the Merger.    The respective obligations of Cobalt and WellPoint to effect the merger are subject to fulfillment, on or prior to the closing date of the merger, of the following conditions, unless waived by the parties:

  •
  No Injunctions or Restraints. No statute, rule, regulation, governmental order, judgment, injunction or decree shall be in effect, and no governmental proceeding or action shall have been instituted before any governmental body that would make the merger illegal or otherwise would prohibit the consummation of the merger.

  •
  HSR Act. The waiting period applicable to consummation of the merger under the HSR Act shall have expired or been terminated.

  •
  Stock Exchange Listing. The shares of WellPoint common stock issuable in the merger and those to be reserved for issuance upon exercise of stock options shall have been authorized for listing on the New York Stock Exchange.

  •
  Effective Registration Statement. The registration statement on Form S-4 filed by WellPoint (of which this proxy statement/prospectus is a part) shall have become effective, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the Securities and Exchange Commission or any state regulatory authorities.

  •
  Shareholder Approval. The merger and the merger agreement and the transactions contemplated thereby shall have been approved by the vote of the shareholders of Cobalt that is required by applicable law.

  •
  WellPoint Common Stock Price. The average of the closing sales prices of WellPoint's common stock for the 15 consecutive day trading period ending on and including the business day immediately following the date on which all of the conditions to the merger have been satisfied or waived (other than the WellPoint common stock price condition and conditions that cannot be satisfied until the closing date) is at least $62.50, which date is referred to as the determination date. The WellPoint common stock price condition expires at the end of the tenth business day after the determination date.

        Additional Conditions to the Obligations of WellPoint.    The obligation of WellPoint and Merger Sub to effect the merger is further subject to fulfillment, on or prior to the closing date of the merger, of the following additional conditions, unless waived by WellPoint:

  •
  Representations and Warranties. Cobalt's representations and warranties contained in the merger agreement shall be true and correct on and as of the closing date as if made at and as of such date, except for any inaccuracies or failures to perform that in the aggregate would not reasonably be expected to have a material adverse effect on the business, assets or condition (financial or otherwise) of Cobalt and its subsidiaries taken as a whole.

  •
  Performance of Obligations. Cobalt shall have performed and complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement at or prior to closing.

  •
  Tax Opinion. Unless WellPoint has made the reverse merger election described under "The Merger—Form of the Merger," WellPoint shall have received a written opinion of Simpson Thacher & Bartlett LLP that: (i) the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) Cobalt, WellPoint and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. See "The Merger—Material United States Federal Income Tax Consequences of the Merger."

  •
  No Litigation. No suits, litigation or other similar proceedings relating to the merger or the other transactions contemplated by the merger agreement and as to which there is a significant likelihood of material liability to any of WellPoint, Cobalt or any of their affiliates shall be pending. If WellPoint notifies Cobalt that it considers a matter of the type described above to be pending, WellPoint may refer the matter to an independent arbitrator mutually acceptable to WellPoint and Cobalt for a determination of whether the matter is the type of matter covered by this condition. The independent arbitrator will hold a hearing and render his decision, which will be final and binding upon WellPoint and Cobalt, within 10 days following WellPoint's request. WellPoint and Cobalt are each entitled to submit a written brief to the independent arbitrator (with a copy being simultaneously provided to the other party) prior to the hearing. WellPoint and Cobalt will share equally the costs and expenses of the arbitrator.

  •
  No Material Adverse Change. At any time on or after the date of the merger agreement, no change, circumstance or event shall have occurred that has had or would reasonably be expected to have a material adverse effect on the business, assets or condition (financial or otherwise) of Cobalt and its subsidiaries taken as a whole.

  •
  Blue Cross and Blue Shield Association Approval. Any required approval of the Blue Cross and Blue Shield Association shall have been obtained without any conditions that are material and adverse to WellPoint or Cobalt or any of their subsidiaries and that differ materially in character, degree or scope from conditions commonly imposed by such approvals. The licenses of Cobalt and those of its subsidiaries licensed on the date of the merger agreement to use the Blue Cross and Blue Shield names shall be in full force and effect.

  •
  Wisconsin Consents. The required consent of the Wisconsin Office of the Commissioner of Insurance will have been obtained without any conditions that are material and adverse to WellPoint or Cobalt or any of their subsidiaries and that differ materially in character, degree or scope from conditions commonly imposed by such consents.

  •
  Required Governmental Consents. Any material governmental consents or approvals required to consummate the transactions contemplated by the merger agreement shall have been obtained, and shall be in full force and effect, without any conditions that are material and adverse to

    WellPoint or Cobalt or any of their subsidiaries and that differ materially in character, degree or scope from conditions commonly imposed by such consents or approvals.

  •
  Required Third Party Consents. Any material third party consents or approvals required to consummate the transactions contemplated by the merger agreement (other than the Blue Cross and Blue Shield Association approval, the Wisconsin consents and the required governmental consents referred to above) shall have been obtained and shall be in full force and effect.

  •
  Health Insurance Portability and Accountability Act. Cobalt shall be, and its business shall be conducted, in compliance in all material respects with all of the provisions of the Health Insurance Portability and Accountability Act and other applicable state and federal privacy laws and regulations that are effective or scheduled to become effective on or prior to the later of (i) October 14, 2003 or (ii) the effective time of the merger.

        Additional Conditions to the Obligations of Cobalt.    The obligation of Cobalt to effect the merger is further subject to fulfillment, on or prior to the closing date of the merger, of the following additional conditions, unless waived by Cobalt:

  •
  Representations and Warranties. WellPoint's and Merger Sub's representations and warranties contained in the merger agreement shall be true and correct on and as of the closing date as if made at and as of such date, except for any inaccuracies or failures to perform that in the aggregate would not reasonably be expected to have a material adverse effect on WellPoint's ability to consummate the merger.

  •
  Performance of Obligations. WellPoint and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement at or prior to closing.

  •
  Tax Opinion. Unless WellPoint has made the reverse merger election described under "The Merger—Form of the Merger," Cobalt shall have received a written opinion of Foley & Lardner that: (i) the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) Cobalt, WellPoint and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. See "The Merger—Material United States Federal Income Tax Consequences of the Merger."

  •
  Blue Cross and Blue Shield Association Approval. Any required approval of the Blue Cross and Blue Shield Association shall have been obtained.

  •
  Wisconsin Consents. The required consent of the Wisconsin Office of the Commissioner of Insurance shall have been obtained.

  •
  Required Governmental Consents. Any material governmental consents or approvals required to consummate the transactions contemplated by the merger agreement shall have been obtained.

Representations and Warranties of WellPoint and Cobalt

        The merger agreement contains various customary representations and warranties of Cobalt and WellPoint relating to, among other things:

  •
  proper organization and good standing of Cobalt, WellPoint and their respective subsidiaries;

  •
  the capitalization of Cobalt and WellPoint;

  •
  the corporate authorization and enforceability of the merger agreement;

  •
  the filing of reports with the Securities and Exchange Commission and the preparation of financial statements;

  •
  information supplied in this proxy statement/prospectus;

  •
  board approval of the merger and the merger agreement;

  •
  votes required by Cobalt's or WellPoint's shareholders;

  •
  broker's or finder's fees or commissions; and

  •
  litigation and compliance with laws.

        The merger agreement contains additional customary representations and warranties of Cobalt relating to, among other things:

  •
  loss reserves and other actuarial amounts in Cobalt's financial statements;

  •
  absence of certain changes or events;

  •
  environmental matters;

  •
  intellectual property matters;

  •
  taxes;

  •
  certain contracts;

  •
  employee benefit matters;

  •
  labor matters;

  •
  affiliate transactions;

  •
  statutory financial statements;

  •
  insurance;

  •
  the opinion of Cobalt's financial advisor; and

  •
  compliance with the Health Insurance Portability and Accountability Act and the regulations promulgated thereunder.

Conduct of the Business of WellPoint and Cobalt Prior to the Merger

        Pursuant to the merger agreement, Cobalt has agreed that, prior to the effective time of the merger or earlier termination of the merger agreement, it shall, and shall cause each of its subsidiaries to:

  •
  conduct their respective businesses in the ordinary course of business and consistent with past practice;

  •
  use commercially reasonable efforts to preserve intact their respective business organizations, keep available the services of their respective present officers, employees and consultants, preserve the present relationships with customers and others having significant business relationships with them;

  •
  not amend their respective organizational documents;

  •
  not issue, deliver, sell, pledge, dispose of or encumber any shares of any class of capital stock, any options, other rights of any kind to acquire any shares of capital stock or any other ownership interest, of Cobalt or any of its subsidiaries, except for the issuance of options to officers and employees (which issuance shall be in the ordinary course of business in accordance with past practice) to purchase up to 100,000 shares of Cobalt common stock issuable in accordance with the terms of Cobalt's stock option plans;

  •
  not declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise (other than a dividend or distribution payable in cash, stock, property or otherwise, from any of Cobalt's wholly owned subsidiaries to Cobalt);

  •
  not split, combine or reclassify, redeem, purchase or otherwise acquire their respective outstanding capital stock;

  •
  not acquire any corporation, partnership or other business organization or division or line of business;

  •
  not modify their current investment policies or investment practices in any material respect, except to accommodate changes in law;

  •
  not transfer, lease, mortgage or otherwise dispose of or subject to any lien any of its assets, including capital stock of any subsidiary (except (i) by incurring permitted liens and (ii) equipment and property no longer used in the operation of Cobalt's business);

  •
  not incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse any loans, advances or capital contributions to, or investments in, any other person (except for borrowings under and in accordance with Cobalt's existing three-year revolving credit facility and Cobalt's existing $20 million line of credit, each with M&I Marshall & Ilsley Bank and as in effect on the date of the merger agreement);

  •
  not enter into or amend any material contract, any other contract or agreement that involves Cobalt incurring a liability in excess of $1 million individually or $10 million in the aggregate and which is not terminable by Cobalt without a penalty upon one year or less notice (other than (i) contracts or amendments issued or entered into in the ordinary course of business and consistent with Cobalt's practice since January 1, 2003 with customers or providers of Cobalt or its subsidiaries (a) using Cobalt's or any of its subsidiaries' standard templates (as the same may be amended with non-material changes made for other customers or providers or for purposes of compliance with laws or accreditation requirements) and (b) which do not contain any rate guarantees for any period greater than 12 months and (ii) customer agreements that are not terminable within one year solely as a result of statutory or regulatory requirements) or any contract or agreement with another Cobalt affiliate;

  •
  not increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary and wages of officers and employees in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans and not enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

  •
  not make any change to its accounting practices or principles or reserving or underwriting practices or principles, except as required by law or generally accepted accounting principles;

  •
  not take any action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  not settle or compromise any pending or threatened suit, action or claim in excess of $500,000;

  •
  not adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

  •
  not effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any site of employment, facility, operating unit or employee;

  •
  maintain in full force and effect their existing insurance policies or comparable replacement policies to the extent available for a cost not exceeding 300% of the current cost of such policy;

  •
  not authorize or make any single capital expenditure in excess of $500,000 or capital expenditures in excess of $5 million in the aggregate;

  •
  not create any new product or expand their marketing efforts beyond Wisconsin;

  •
  not make any tax election or settle or compromise any material federal, state, local or foreign tax liability, change any annual tax accounting period, change any method of tax accounting, enter into any closing agreement relating to any tax, surrender any right to claim a tax refund or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

  •
  not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of Cobalt or incurred in the ordinary course of business and consistent with past practice;

  •
  not take (or fail to take) any action that would adversely affect the conversion of Blue Cross & Blue Shield United of Wisconsin into a for-profit stock corporation from qualifying as a tax-free reorganization or claim against taxable income any portion of the deduction claimed for taxable year 2001 related to the contribution of stock to the Foundation in connection with such conversion; and

  •
  not take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described above or any action that would result in any of the closing conditions not being satisfied or that would materially delay the closing.

        Pursuant to the merger agreement, WellPoint has agreed that prior to the effective time of the merger or earlier termination of the merger agreement, it shall:

  •
  not amend its certificate of incorporation or bylaws;

  •
  not take any action (or permit any of its subsidiaries to take any action) that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  not declare, set aside, make or pay any dividend or other distribution (other than share repurchases in accordance with WellPoint's share repurchase program, stock dividends or cash dividends comparable to dividends of other companies of similar size) with respect to any of its capital stock;

  •
  not adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; and

  •
  not take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described above or any action that would result in any of the closing conditions not being satisfied or that would materially delay the closing.

No Solicitation of Transactions

        The merger agreement provides that prior to the effective time of the merger or earlier termination of the merger agreement, Cobalt shall not, and shall not permit any of its subsidiaries to, initiate, solicit, or knowingly encourage or facilitate any inquiries or the making of any offer or proposal with respect to an acquisition proposal consisting of:

  •
  the acquisition of Cobalt by means of a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, or

  •
  any purchase or sale of any significant portion of the assets or equity securities of Cobalt or any of its subsidiaries.

In addition, Cobalt and its subsidiaries may not engage in discussions or negotiations or provide information in connection with an acquisition proposal as described above.

        Notwithstanding the foregoing, the board of directors of Cobalt may provide information or engage in any discussions or negotiations with any person in response to an unsolicited bona fide written proposal or offer with regard to an acquisition proposal if the board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to provide such information or to engage in such negotiations or discussions is or is reasonably likely to be inconsistent with the directors' fiduciary duties in accordance with Wisconsin law and Cobalt has entered into a confidentiality agreement and disclosed the terms of the proposal or offer to WellPoint in accordance with the merger agreement. Cobalt's board of directors may also, to the extent applicable, comply with Rule 14e-2(a) of the Exchange Act concerning a third party tender offer and make any disclosure required by law or pursuant to a listing agreement with any securities exchange.

        The merger agreement requires that, prior to providing any information or data to any person or entering into discussions or negotiations with any person, Cobalt will notify WellPoint promptly of such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating the name of such person and providing to WellPoint a copy of any written acquisition proposal or, if no document exists, the material terms and conditions of the acquisition proposal. Cobalt has agreed to keep WellPoint informed, on a prompt basis, of the status and terms of any such proposals or offers and the status of any discussions or negotiations relating thereto.

Conduct of the Business of the Combined Companies Following the Merger

        Following the merger, Cobalt will be a wholly owned subsidiary of WellPoint. Pursuant to the merger agreement, the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger will be the certificate of incorporation of the surviving corporation and thereafter may be amended in accordance with its terms and applicable law. If a reverse merger election is made by WellPoint, the articles of incorporation attached to the merger agreement as an exhibit will be the articles of incorporation of the surviving corporation and thereafter may be amended in accordance with its terms and applicable law. Pursuant to the merger agreement, the bylaws of Merger Sub as in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation and thereafter may be amended in accordance with its terms and applicable law. If a reverse merger election is made by WellPoint, the bylaws attached to the merger agreement as an exhibit will be the bylaws of the surviving corporation and thereafter may be amended in accordance with its terms and applicable law.

Affiliate Agreements

        Cobalt has provided WellPoint with a letter identifying all persons who, in the opinion of Cobalt, may be deemed to be affiliates of Cobalt for purposes of Rule 145 under the Securities Act. Cobalt has agreed to use its reasonable best efforts to deliver to WellPoint, not less than 30 days prior to the effective time of the merger, a letter from each such affiliate agreeing, among other things, to abide by certain transfer restrictions pursuant to Rule 145 under the Securities Act.

Termination

        The merger agreement may be terminated at any time prior to the closing date, whether before or after the approval by the shareholders of Cobalt:

  •
  by the mutual written consent of Cobalt and WellPoint;

  •
  by either Cobalt or WellPoint if the merger shall not have been consummated on or before January 31, 2004 (other than due to the failure of the party seeking to terminate the merger agreement to perform its obligations under the merger agreement required to be performed at or prior to the effective time of the merger);

  •
  by either Cobalt or WellPoint if any required approval of the shareholders of Cobalt of the merger and the merger agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;

  •
  by either Cobalt or WellPoint if any court or other governmental body of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or shall have become final and nonappealable (but the party seeking to terminate the merger agreement in this regard must have used its reasonable best efforts to prevent the entry of such order, decree, ruling or other action);

  •
  by Cobalt if prior to the closing date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of WellPoint or Merger Sub, which breach would give rise to the failure of one of Cobalt's additional conditions to the merger (see "—Conditions to the Merger") and is incapable of being cured by WellPoint or is not cured within 30 days of notice of such breach or any of the conditions to Cobalt's obligations (see "—Conditions to the Merger") shall have become incapable of fulfillment;

  •
  by WellPoint if prior to the closing date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Cobalt, which breach would give rise to the failure of one of WellPoint's additional conditions to the merger (see "—Conditions to the Merger") and is incapable of being cured by Cobalt or is not cured within 30 days of notice of such breach or any of the conditions to WellPoint's obligations (see "—Conditions to the Merger") shall have become incapable of fulfillment;

  •
  by either Cobalt or WellPoint if (i) the board of directors of Cobalt authorizes Cobalt to execute a binding written agreement with respect to a proposal for a merger, consolidation or other business combination involving, or any purchase or acquisition of more than, 50% of the voting power of Cobalt's capital stock or all or substantially all of the consolidated assets of Cobalt and its subsidiaries, which proposal the board of directors of Cobalt determines in good faith after consultation with Cobalt's advisors would result in a transaction that, if consummated, is more favorable to the Cobalt shareholders from a financial point of view than the merger with WellPoint, (ii) Cobalt notifies WellPoint in writing that it intends to enter into such an agreement and provides WellPoint with the proposed definitive documentation for such proposal, and (iii) WellPoint does not, within seven days after the receipt of such written notice and documentation, provide a written offer that is at least as favorable to the shareholders of Cobalt as the proposal; or

  •
  by either Cobalt or WellPoint on or prior to the tenth business day after the determination date if the average closing price of WellPoint common stock on the New York Stock Exchange for the 15 full trading days ending on the determination date is less than $62.50.

Termination Fee; Reimbursement of Certain Expenses

        Cobalt has agreed to pay a termination fee to WellPoint equal to $27.2 million if:

  •
  WellPoint terminates the merger agreement because (i) there has been a breach of any representation, warranty, covenant or agreement on the part of Cobalt, which breach would give rise to the failure of a condition to the merger, (ii) the board of directors of Cobalt was aware of the existence of an alternative transaction between Cobalt and a third party (or the intention to propose such an alternative transaction) and such alternative transaction has not been withdrawn prior to the breach, and (iii) within 12 months after the termination of the merger agreement, Cobalt enters into an agreement with respect to an alternative transaction or an alternative transaction is consummated; or

  •
  Either Cobalt or WellPoint terminates the merger agreement because:

  •
  (i) any required approval of the shareholders of Cobalt of the merger or the merger agreement has not been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof, (ii) an alternative transaction between Cobalt and a third party (or the intention to propose such an alternative transaction) has been publicly announced and has not been withdrawn prior to the date of such shareholders meeting, and (iii) within 12 months after the termination of the merger agreement, Cobalt enters into an agreement with respect to an alternative transaction or an alternative transaction is consummated; or

  •
  (i) the board of directors of Cobalt authorizes Cobalt to execute a binding written agreement with respect to a proposal for a merger, consolidation or other business combination involving, or any purchase or acquisition of more than, 50% of the voting power of Cobalt's capital stock or all or substantially all of the consolidated assets of Cobalt and its subsidiaries, which proposal the board of directors of Cobalt determines in good faith after consultation with its advisors would result in a transaction that, if consummated, is more favorable to the Cobalt shareholders from a financial point of view than the merger with WellPoint, (ii) Cobalt notifies WellPoint in writing that it intends to enter into such an agreement and provides WellPoint with the proposed definitive documentation for such proposal, and (iii) WellPoint does not, within seven days after the receipt of such written notice and documentation, provide a written offer that is at least as favorable to the shareholders of Cobalt as the proposal.

        As used above, "alternative transaction" means any of the following events: (i) the acquisition of Cobalt by merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution or otherwise by any person other than WellPoint or any affiliate of WellPoint, (ii) the acquisition by a person other than WellPoint or its affiliates of 20% or more of the assets of Cobalt and its subsidiaries, taken as a whole, (iii) the acquisition by a person other than WellPoint or its affiliates of 20% or more of the outstanding shares of Cobalt common stock, (iv) the adoption by Cobalt of a plan of liquidation or the declaration or payment of a liquidating dividend, or (v) the repurchase by Cobalt or any of its subsidiaries of 20% or more of the outstanding shares of Cobalt common stock.

        If WellPoint terminates the merger agreement on or prior to the tenth business day after the business day immediately following the day on which all conditions to the merger have been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the closing date)

because the average closing price of WellPoint common stock on the New York Stock Exchange for the 15 full trading days ending on such date is less than $62.50, then WellPoint will reimburse the Foundation for its documented out-of-pocket expenses in an amount not to exceed $600,000 and will reimburse Cobalt for its documented out-of-pocket expenses (other than any broker's or finder's fee or any other payment to any broker, investment banker or financial advisor) in an amount not to exceed $1.5 million.

Indemnification and Insurance

        The merger agreement provides that the surviving corporation shall, and WellPoint shall cause the surviving corporation to (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Cobalt and its subsidiaries to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement for acts or omissions occurring at or prior to the merger (including acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated thereby), and (ii) purchase as of the effective time of the merger a tail policy to the current policy of directors' and officers' liability insurance and fiduciary liability insurance maintained by Cobalt, which tail policy shall be effective for a period from the closing of the merger through and including the date six years after the closing date with respect to claims arising from facts or events that occurred on or before the effective time of the merger. In no event, however, shall the surviving corporation be required to expend an amount for such tail policy in excess of 900% of the annual premium currently paid by Cobalt for its current policy of directors' and officers' liability insurance and fiduciary liability insurance. If the premium for the tail policy insurance exceeds that amount, then the surviving corporation must purchase a tail policy with the greatest coverage available for a cost not exceeding such amount.

Amendments to Cobalt's Articles of Incorporation

        The merger agreement provides that, at the effective time of the merger, the certificate of incorporation of the surviving corporation following the merger will be the certificate of incorporation of Merger Sub immediately before the effective time of the merger, unless WellPoint makes the reverse merger election described under "The Merger—Form of the Merger." If WellPoint makes the reverse merger election, Cobalt will be the surviving corporation following the merger and its articles of incorporation after the effective time of the merger will be in the form attached as an exhibit to the merger agreement. For a summary of certain provisions of Cobalt's articles of incorporation and the rights of Cobalt shareholders under the existing articles of incorporation, see "Comparison of Rights of Cobalt Shareholders and WellPoint Stockholders."

Amendments to Cobalt's Bylaws

        The merger agreement provides that the bylaws of Merger Sub as in effect immediately before the effective time of the merger will be the bylaws of the surviving corporation following the merger, unless WellPoint makes the reverse merger election described under "The Merger—Form of the Merger." If WellPoint makes the reverse merger election, Cobalt will be the surviving corporation following the merger and its bylaws after the effective time of the merger will be in the form attached to the merger agreement as an exhibit. For a summary of certain provisions of Cobalt's existing bylaws and the rights of Cobalt shareholders under the existing bylaws, see "Comparison of Rights of Cobalt Shareholders and WellPoint Stockholders."

RELATED AGREEMENTS

Voting and Lockup Agreement

        Concurrently with the execution of the merger agreement, WellPoint entered into a voting and lockup agreement with the Foundation in order to facilitate the merger of Cobalt and WellPoint.

        Voting of Shares.    Pursuant to the voting and lockup agreement, and subject to the terms and conditions contained therein, the Foundation has agreed that from June 3, 2003 until the termination of the voting and lockup agreement, the Foundation will vote, or cause to be voted, the shares of Cobalt common stock over which the Foundation has voting power to approve the merger and the merger agreement. Further, the Foundation has agreed, to the extent permitted by the Foundation's existing voting trust and divestiture agreement, dated as of March 23, 2001, among Cobalt, the Foundation, Wisconsin BC Holdings LLC and the trustee thereunder, to vote against (i) the approval of any other acquisition proposal or (ii) any amendment of Cobalt's articles of incorporation or bylaws or other proposal or transaction involving Cobalt or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the merger, the merger agreement or any other transaction contemplated by the merger agreement.

        Transfer Restrictions.    The Foundation has agreed that following the execution of the voting and lockup agreement and until its expiration date, the Foundation will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any of its shares of Cobalt common stock or any securities convertible into or exercisable or exchangeable for shares of Cobalt common stock or join in any registration statement under the Securities Act, with respect to any of the foregoing; (b) enter into a swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of its shares of Cobalt common stock; or (c) create or permit to exist any liens, claims, options, charges or other encumbrances on or otherwise affecting any of its shares of Cobalt common stock.

        Voting Trust Agreement.    The Foundation has agreed that upon closing of the merger, it will enter into a voting trust agreement with WellPoint and a qualified trustee providing for the deposit with the voting trustee of the number of shares of WellPoint common stock received by the Foundation in the merger which are in excess of applicable ownership limitations included in WellPoint's certificate of incorporation. If at closing the Foundation owns less than 5% of the outstanding common stock of WellPoint, then WellPoint and the Foundation will jointly notify the trustee under the existing voting and divestiture agreement of that fact.

        Termination.    The Foundation has agreed to comply with the voting and lockup agreement and vote to approve the merger and the merger agreement unless (i) the merger agreement is terminated; (ii) the merger agreement is amended without the Foundation's consent in any manner that is materially adverse to the Foundation; or (iii) the board of directors of Cobalt, in accordance with the merger agreement, withholds, withdraws, amends or modifies in a manner adverse to WellPoint its recommendation to approve the merger agreement and the transactions contemplated by the merger agreement.

        Expenses and Indemnification.    Except for certain expenses incurred by the Foundation that WellPoint has agreed to reimburse if it terminates the merger agreement due to a drop in its stock price, WellPoint and the Foundation have agreed to bear their respective costs and expenses incurred in connection with the voting and lockup agreement. WellPoint has agreed to indemnify the Foundation and its directors, officers and employees against certain liabilities arising out of WellPoint's registration statement on Form S-4 or this proxy statement/prospectus.

Registration Rights Agreement

        Cobalt is a party to a registration rights agreement with the Foundation. The registration rights agreement gives the Foundation the right to require Cobalt to register under the Securities Act the Foundation's shares of Cobalt common stock for sale. If the merger is completed, WellPoint will succeed to Cobalt's obligations under the merger agreement. Following the effective time of the merger, WellPoint will be required to give the Foundation the rights set forth below with respect to the Foundation's shares of WellPoint common stock and WellPoint will have the rights described below.

        Demand Registration Rights.    If the merger is completed, the registration rights agreement will give the Foundation the right to demand that WellPoint effect a registration with the Securities and Exchange Commission of some or all of the shares of WellPoint common stock beneficially owned by the Foundation. This right will last for as long as the Foundation beneficially owns shares of WellPoint common stock. However, WellPoint's obligation to effect a demand registration will be subject to the limitations described below.

        Purchase Option.    If the Foundation requests a demand registration, WellPoint will have the option to purchase any or all of the shares of WellPoint common stock of which the Foundation requests registration before it must take any action. WellPoint will not have the option to purchase less than all of the shares if the market value of the shares that WellPoint elects not to purchase is less than $30 million. The purchase price per share for the shares of common stock that WellPoint elects to purchase will be the average closing sale price per share of WellPoint common stock on the New York Stock Exchange during the ten consecutive trading days ending on the second trading day immediately preceding the date the Foundation requests the demand registration. If WellPoint does not exercise this option in full, WellPoint must file a registration statement for the remaining shares, subject to certain exceptions.

        Piggy-Back Registration Rights.    In addition to granting the Foundation the right to demand registration of its sales of shares of WellPoint common stock in the event the merger is completed, the registration rights agreement will also permit the Foundation to "piggy-back" on registrations made by WellPoint, subject to certain restrictions set forth in the registration rights agreement. Specifically, the registration rights agreement provides in general that whenever WellPoint proposes to file a registration statement for a public offering of shares of WellPoint common stock, the Foundation will have the right to have any or all of the shares of WellPoint common stock that it beneficially owns included among the securities WellPoint will register. If the lead managing underwriter for an offering for which the Foundation requests piggy-back registration rights determines that marketing or other factors require a limitation on the number of shares of WellPoint common stock the parties can sell in the offering, then WellPoint will have priority over the Foundation.

        Continuing Option to Purchase the Foundation Shares.    If the merger is completed, WellPoint may purchase from the Foundation any or all of the shares of WellPoint common stock beneficially owned by the Foundation at a price equal to the greater of (i) the average sale price of WellPoint common stock on the New York Stock Exchange over a prescribed period of time, or (ii) the sale price received in a private placement if the Foundation has not yet exercised its demand or piggy-back registration rights. If WellPoint purchases shares of WellPoint common stock from the Foundation pursuant to this option, it must hold the shares for 45 days before reselling them in a public or private transaction.

        Expenses and Indemnification.    The Foundation will pay certain registration expenses in connection with the sale or disposition of its registrable securities under the registration rights agreement. If the merger is completed, WellPoint will be obligated to indemnify the Foundation and its directors, officers and employees against certain liabilities in connection with any registration statement pursuant to the registration rights agreement.

COMPARISON OF RIGHTS OF COBALT SHAREHOLDERS AND WELLPOINT STOCKHOLDERS

        The rights of Cobalt shareholders are presently governed by the Wisconsin Business Corporation Law (the "WBCL"), the amended and restated articles of incorporation of Cobalt (the "Cobalt Articles") and the second amended and restated bylaws of Cobalt (the "Cobalt Bylaws"). Upon completion of the merger, the rights of Cobalt shareholders with respect to shares of WellPoint received in the merger will be governed by the Delaware General Corporation Law (the "DGCL"), the restated certificate of incorporation of WellPoint (the "WellPoint Certificate"), and the bylaws of WellPoint (the "WellPoint Bylaws"). The following is a summary of certain principal differences between the current rights of Cobalt shareholders and those of WellPoint stockholders following the merger.

        The following is not intended to be a complete discussion of the differences in the rights of Cobalt shareholders and WellPoint stockholders, and is qualified by reference to Delaware and Wisconsin law, the WellPoint Certificate, the Cobalt Articles, the WellPoint Bylaws and the Cobalt Bylaws. The Cobalt Articles and the Cobalt Bylaws, which are presently available from Cobalt, as well as from the Securities and Exchange Commission, will be sent to shareholders of Cobalt upon request. See "Available Information" and "Incorporation of Certain Documents by Reference."

Board of Directors

        Cobalt.    The board of directors of Cobalt consists of no less than three and no more than nine directors, the exact number of directors to be determined in accordance with the Cobalt Bylaws. The WBCL permits a classified board of directors, divided into up to three classes. The Cobalt Articles provide for the Cobalt board of directors to be divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. The Cobalt Articles provide that there shall be no cumulative voting by Cobalt shareholders.

        The Cobalt Articles provide that no person will be able to become a director of Cobalt unless (i) he or she is an "Independent Director" (as defined below), or (ii) immediately after he or she becomes a director, a specified minimum percentage of Cobalt's directors would be Independent Directors. The percentage of directors that must be Independent Directors will decrease as the Foundation's stock ownership decreases, according to a formula described in the Cobalt Articles. A person will qualify as an "Independent Director" if he or she:

  •
  is not a "major participant" (as defined below);

  •
  has not been nominated to be a director at the initiative of a major participant;

  •
  has not announced a commitment to a proposal made by a major participant that has not been approved by an "independent board majority" (as defined below); and

  •
  has not been determined by an independent board majority to have been subject to any relationship or arrangement which those directors deem to be likely to interfere with his or her exercise of independent judgment.

        As used above, an "independent board majority" means a group of directors comprised of both (i) a majority of all Independent Directors and (ii) a majority of all directors. A "major participant" means:

  •
  the Foundation, or any other person, in the judgment of an independent board majority, that succeeds to the Foundation's position;

  •
  a person that owns shares of Cobalt common stock in excess of the ownership limitations described in "—Certain Restrictions on Ownership of Securities—Cobalt" below;

  •
  a person that has filed proxy materials with the Securities and Exchange Commission supporting a candidate for election to the board of directors in opposition to candidates approved by an independent board majority;

  •
  a person that has taken actions deemed by an independent board majority to indicate that such person will seek to become a major participant; or

  •
  a person that is an affiliate or associate of a major participant.

        If, however, an independent board majority has given prior approval to an acquisition of Cobalt common stock by a person and that acquisition would otherwise have caused that person to become a major participant, the acquiring person will nevertheless not be a major participant so long as the person (i) makes no subsequent acquisition of Cobalt common stock not approved by an independent board majority, and (ii) takes no other action that would make that person a major participant, without the prior approval of an independent board majority. The Foundation is always deemed to be a major participant under the Cobalt Articles.

        For Cobalt director positions that are not required to satisfy the definition of Independent Director under the Cobalt Articles, an individual nominated and elected to such a position must satisfy different "independent public shareholder representative" criteria set forth in the Cobalt Bylaws.

        The Cobalt Bylaws provide that shareholders will elect directors by a plurality vote and that shareholders may only elect "qualified candidates" to the board of directors. A qualified candidate is an individual nominated by an independent board majority or properly nominated pursuant to the procedures set forth in the Cobalt Bylaws, and, in either event, who is not disqualified by virtue of being a "non-independent candidate" for whom there is no board seat available because of the requirement that a specified minimum percentage of the directors be Independent Directors. A "non-independent candidate" is a candidate who would not qualify as an "Independent Director," as described under "—Board of Directors—Cobalt" above.

        If there are more qualified candidates in any election of directors than available board seats, then the independent candidates receiving the greatest number of votes will win the seats reserved for Independent Directors and the remaining candidates who satisfy certain eligibility requirements under the Cobalt Bylaws (whether independent or non-independent candidates) receiving the greatest number of votes will win any seats available for non-Independent Directors. However, under the terms of the voting trust and divestiture agreement between Cobalt and the Foundation, the trustee of the voting trust is required, in an election involving board seats not reserved for Independent Directors, to vote the Foundation's shares in proportion to the votes cast by shareholders other than the Foundation.

        WellPoint.    The board of directors of WellPoint consists of no less than nine and no more than 17 directors, the exact number of directors to be determined in accordance with the WellPoint Bylaws. The DGCL permits a classified board of directors, divided into as many as three classes, but with no requirement that the classes be as even in size as possible. The WellPoint Certificate provides for the WellPoint board of directors to be divided into three classes, with any change in the number of directors to be apportioned among the classes so the number of directors in each class is as nearly equal as possible. The board of directors of WellPoint is elected by a plurality of the votes cast by stockholders, up to the number of directors to be elected in such election, without cumulative voting. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term.

Committees of the Board

        Cobalt.    The Cobalt Bylaws provide that Cobalt shall have the following regular committees elected from the membership of the board at the regular meeting of the board held each year (or at such other time as the board may determine):

  •
  an Executive Committee;

  •
  a Finance Committee;

  •
  a Management Review Committee;

  •
  an Audit Committee; and

  •
  a Nominating and Board Governance Committee.

        Each of these regular committees shall have three to six members, except that the Nominating and Board Governance Committee shall have three members. No member of the Management Review, Audit or Nominating and Board Governance Committee may be an employee of Cobalt. The provisions of the Cobalt Bylaws specifying the composition of the Nominating and Board Governance Committee expire at such time as the Foundation no longer beneficially owns at least 20% of the issued and outstanding capital stock of Cobalt. Each regular committee, to the extent provided in the Cobalt Bylaws, may exercise the authority of the full board when the board is not in session. In addition to the regular committees listed above, the board may, from time to time, establish special committees, each consisting of at least two directors, and specify the composition, functions and authority of such special committees.

        WellPoint.    The WellPoint Bylaws provide that the board may, by resolution adopted by a majority of the authorized number of directors, designate one or more committees, each consisting of two or more directors, to serve at the pleasure of the board. To the extent allowed by law, the WellPoint Bylaws or the resolution establishing the committee, any committee shall have all the authority of the board in the management and of the business and affairs of WellPoint. WellPoint's board of directors has designated an Audit Committee, a Compensation Committee and a Nominating & Governance Committee. No member of those committees is an employee of WellPoint.

Discretion of Officers and Directors

        Wisconsin Law.    Under the WBCL, in discharging his or her duties to the corporation and in determining what he or she believes to be in the best interests of the corporation, a director or officer may, in addition to considering the effects of any action on the corporation's shareholders, consider the effects of the action on employees, suppliers, customers and the communities in which the corporation operates and any other factors that the director or officer considers relevant.

        Delaware Law.    The DGCL does not contain a comparable provision.

Actions by Stockholders Without a Meeting; Special Meetings

        Wisconsin Law.    Under the WBCL, unless a corporation's articles of incorporation permit such action to be taken by less than unanimous consent, shareholders may take action without a meeting only by a unanimous written consent of all shareholders entitled to vote on the action. Also, under the WBCL, a corporation must hold a special meeting of shareholders if the holders of at least 10% of all of the votes entitled to be cast on any issue proposed to be considered at a proposed special meeting sign, date and deliver to the corporation a written demand for a special meeting describing one or more purposes for which the meeting is to be held.

        Delaware Law.    Under the DGCL, unless a corporation's certificate of incorporation provides otherwise, any action that may be taken at a meeting of the stockholders of a corporation may be taken without a meeting by the execution of a written consent by the holders of outstanding stock having not less than the minimum amount of votes necessary to take such action at a meeting where all stockholders entitled to vote on such action are present.

        Cobalt.    The Cobalt Articles are silent as to shareholder action without a meeting, but the Cobalt Bylaws provide that no action may be taken by the shareholders by written consent without a meeting. The Cobalt Articles provide that a special meeting of the shareholders of Cobalt may be called at any time only by the chairman of the board, the president or an "independent board majority," as described above under "—Board of Directors—Cobalt." In addition, a special meeting of the Cobalt shareholders may be demanded by the holders of at least 10% of all the voting power of Cobalt in accordance with the WBCL as described above.

        WellPoint.    The WellPoint Certificate and the WellPoint Bylaws also prohibit the taking of stockholder action by written consent without a meeting. The WellPoint Certificate provides that a special meeting of the stockholders of WellPoint may be called at any time only by the chairman of the board, the president, a majority of the members of the board of directors or holders of shares entitled to cast not less than 10% of the votes at the special meeting.

Amendments to Certificate or Articles of Incorporation

        Wisconsin Law.    Under the WBCL, the board of directors may propose amendments to a corporation's articles of incorporation and can establish conditions for the amendment. The WBCL provides that amendments to articles of incorporation, except in some limited circumstances, must be approved by the shareholders in addition to approval by the board of directors. The vote of shareholders needed to approve an amendment depends in part on the rights of the voting groups entitled to vote separately on the amendment. If a voting group would have dissenters' rights as a result of the amendment, then a majority of the votes entitled to be cast by that voting group is required for adoption of the amendment. Otherwise, the WBCL provides that, if a quorum exists, the amendment will be adopted if the votes cast within the voting group favoring the amendment exceed the votes cast opposing the amendment, unless the articles of incorporation or the WBCL require a greater number of affirmative votes.

        Delaware Law.    Pursuant to the DGCL, an amendment of a corporation's certificate of incorporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote.

        Cobalt.    The Cobalt Articles provide that the approval of an "independent board majority," as described above under "—Board of Directors—Cobalt" and of the holders of 75% or more of the outstanding shares of common stock will be required in order to amend various sections of the Cobalt Articles, including the sections dealing with:

  •
  the number, qualifications, limitations on liability and removal of directors (who may only be removed by vote of the holders of 75% of the outstanding shares and only in the event of gross negligence or willful misconduct);

  •
  special shareholder meetings;

  •
  the ownership limitations described below under "—Certain Restrictions on Ownership of Securities";

  •
  amendments to the Cobalt Bylaws;

  •
  the prohibition on cumulative voting; and

  •
  the right to amend the Cobalt Articles.

        The supermajority votes described above will not be necessary if any of the following applies:

  •
  Cobalt no longer has any license agreements with the Blue Cross and Blue Shield Association;

  •
  the amendment in question is an amendment to the ownership limitation and transfer restriction provisions of the Cobalt Articles and has been proposed in order to conform to a change in the terms of any Blue Cross and Blue Shield Association license agreement;

  •
  the amendment in question is any other amendment to the ownership limitation and transfer restriction provisions that is required or permitted by the Blue Cross and Blue Shield Association, whether or not it constitutes a change to any license agreement; or

  •
  the amendment in question is an amendment to the ownership limitation and transfer restriction provisions and has been approved by an independent board majority in connection with a proposal to acquire all of Cobalt's outstanding capital stock.

        The Cobalt Articles also provide that for so long as the Foundation owns at least 20% of the outstanding shares of Cobalt's common stock, any amendment of the Cobalt Articles will be subject to the prior review and approval of the Office of the Commissioner of Insurance of the State of Wisconsin.

        WellPoint.    The WellPoint Certificate requires approval of the greater of (i) two-thirds of the directors, or (ii) seven directors to amend the WellPoint Certificate. The WellPoint Certificate further requires the affirmative vote of the holders of at least 75% of each class of the shares of voting stock represented and voting at a duly held meeting of stockholders at which a quorum is present, voting by class, to amend certain provisions of the WellPoint Certificate, including the provisions concerning:

  •
  the number of directors;

  •
  certain provisions of the WellPoint Certificate dealing with WellPoint's classified board of directors;

  •
  the filling of vacancies on the board of directors;

  •
  the power of directors to amend the WellPoint Certificate;

  •
  the prohibition on stockholder action by written consent;

  •
  the ownership and transfer restrictions;

  •
  the prohibition on cumulative voting by stockholders; and

  •
  the requirement for supermajority stockholder approval to amend such provisions.

        However, no amendment of the WellPoint Certificate will be effective unless approved by the affirmative vote of a majority of the outstanding shares of voting stock entitled to vote. In addition, the requirement for supermajority stockholder approval will not apply to any amendment to the restrictions on ownership and transfer to conform such provision to a change to the terms of the agreement through which WellPoint licenses the Blue Cross Blue Shield name from the Blue Cross and Blue Shield Association or to any amendment to the restrictions on ownership and transfer required or permitted by the Blue Cross and Blue Shield Association. Furthermore, the circumstances described above will become ineffective and of no further force and effect in the event that the agreement between WellPoint and the Blue Cross and Blue Shield Association regarding the licensing of the Blue Cross Blue Shield name is terminated, and the parties do not enter into a replacement license agreement.

Amendments to Bylaws

        Wisconsin Law.    The WBCL generally provides that, unless reserved by the articles of incorporation to the shareholders, the board of directors has the power to amend or repeal a corporation's bylaws, subject to the power of the shareholders to adopt, amend or repeal bylaws and subject to the power of the shareholders to provide within the bylaws that the board of directors may not amend, repeal or readopt one or more bylaws.

        Delaware Law.    Pursuant to the DGCL, bylaws may generally be adopted, amended or repealed either by approval of the majority of the outstanding shares entitled to vote or, if provided in a corporation's certificate of incorporation, by approval of the board of directors.

        Cobalt.    The Cobalt Articles require that the board of directors have the power to amend or replace the Cobalt Bylaws by the vote of a majority of the whole board of directors, except that the approval of an "independent board majority," as described above under "—Board of Directors—Cobalt," is required to amend or replace certain provisions of the Cobalt Bylaws. Moreover, the shareholders of Cobalt do not have the power to change the Cobalt Bylaws unless such change is approved by the holders of at least 75% of the then issued and outstanding shares of common stock entitled to vote thereon. Further, for so long as the Foundation owns at least 20% of the outstanding shares of Cobalt's common stock, any amendment of the Cobalt Bylaws will be subject to the prior review and approval of the Office of the Commissioner of Insurance of the State of Wisconsin.

        WellPoint.    The WellPoint Certificate requires approval of the greater of (i) two-thirds of the directors, or (ii) seven directors for (1) the amendment of certain bylaws, including the bylaws concerning (a) the number, qualification and election of directors, (b) the filling of vacancies on the board of directors, and (c) the committees of the board of directors, including the Nominating Committee; and (2) the amendment of a bylaw concerning the adoption by the board of directors of rules and regulations not inconsistent with the WellPoint Certificate.

General Voting Requirements

        Wisconsin Law.    The WBCL provides that, for any matter other than the election of directors, if a quorum exists, action on the matter by a voting group will be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the articles of incorporation, the bylaws or the WBCL require a greater number of affirmative votes. Under the WBCL, directors are elected by a plurality of the votes of the shares entitled to vote unless otherwise provided in the articles of incorporation.

        Delaware Law.    The DGCL provides that unless the DGCL, the certificate of incorporation or bylaws provide otherwise, the affirmative vote of a majority of the shares present in person or represented by proxy at a meeting at which a quorum is present will constitute approval by such voting group, except that directors will be elected by a plurality of the votes of the shares entitled to vote.

        Cobalt.    Because Cobalt presently has only one class of shares outstanding, votes on all matters (other than the election of directors) will be by vote of a majority of a single voting group present in person or represented by proxy at a meeting unless a different vote is required by the WBCL. Voting requirements relating to elections of Cobalt directors are described above under "—Board of Directors—Cobalt."

        WellPoint.    Because WellPoint also presently has only one class of shares outstanding, the voting requirements are identical to those of Cobalt.

Vote Required for Certain Transactions

        Wisconsin Law.    Under the WBCL, a corporation may sell, lease, exchange or otherwise dispose of substantially all of its property if the disposition is approved by a majority of all votes entitled to be cast. A plan of merger or share exchange must be approved by each voting group entitled to vote separately on the plan by a majority of all votes entitled to be cast on the plan by that voting group.

        Delaware Law.    Under the DGCL, a merger or consolidation generally must be approved by the stockholders of each constituent corporation by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the transaction, unless a greater number is provided in a corporation's certificate of incorporation. The DGCL does not recognize share exchanges. Stockholders of the surviving corporation need not approve a merger if: (i) the corporation's certificate of incorporation will not be amended as a result of the merger; (ii) each share of the corporation's stock outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (iii) either no shares of the surviving corporation's common stock and no securities convertible into such stock will be issued pursuant to the merger or the authorized unissued shares or treasury shares of the surviving corporation's common stock to be issued pursuant to the merger plus those initially issuable upon conversion of any other securities to be issued pursuant to the merger do not exceed 20% of the shares of the surviving corporation's common stock outstanding immediately prior to the effective date of the merger.

        Cobalt.    Neither the Cobalt Articles nor the Cobalt Bylaws change the voting requirements provided for by the WBCL for mergers or consolidations.

        WellPoint.    Neither the WellPoint Certificate nor the WellPoint Bylaws change the voting requirements provided for by the DGCL for mergers or consolidations.

Certain Restrictions on Ownership of Securities

        Cobalt.    The Cobalt Articles provide for certain restrictions on the ownership of securities in order to accommodate licensing restrictions of the Blue Cross and Blue Shield Association. Generally, the ownership limitations provide that no person may "Beneficially Own" (as defined in the Cobalt Articles) shares of capital stock in excess of the applicable "Ownership Limit." The "Ownership Limit" is the following: (i) for any "Institutional Investor," one share less than 10% of Cobalt's outstanding voting securities; and (ii) for any "Noninstitutional Investor," one share less than 5% of Cobalt's outstanding voting securities. Furthermore, no person may beneficially own shares of capital stock in excess of the "General Ownership Limit." For these purposes, "General Ownership Limit" means any combination of shares of capital stock in any series or class (including common stock) that represents 20% of the ownership interest in Cobalt at the time of determination. If Cobalt issues any series or classes of capital stock other than common stock, an independent board majority of the Cobalt board of directors will have the power to revise these ownership limitations pursuant to Section 15 of Article V of the Cobalt Articles.

        For these purposes, "Institutional Investor" means any person if (but only if) such person is (1) a broker or dealer registered under Section 15 of the Exchange Act, (2) a bank as defined in Section 3(a)(6) of the Exchange Act, (3) an insurance company as defined in Section 3(a)(19) of the Exchange Act, (4) an investment company registered under Section 8 of the Investment Company Act of 1940, (5) an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 or under the laws of any state, (6) an employee benefit plan or pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or an endowment fund, (7) a parent holding company, provided the aggregate amount held directly by the parent and directly and indirectly by its subsidiaries which are not persons specified in clauses (1) through (6) of this paragraph does not exceed one percent of the securities of the subject class, or (8) a group provided that all the members are persons specified in clauses (1) through (7) of this paragraph. In addition, every filing made by such person with the Securities and Exchange Commission under Regulation 13 D-G (or any successor Regulation) under the Exchange Act with respect to such person's beneficial ownership must contain a certification (or a substantially similar one) that the Cobalt common stock acquired by such person was acquired in the ordinary course of business and was not acquired for the purpose of and does not have the effect of changing or influencing the control of Cobalt and was not acquired in connection with or as a participant in any transaction having such purpose or effect. For such purposes, "Noninstitutional Investor" means any person that is not an Institutional Investor.

        The Cobalt Articles provide a specific exception to the applicable Ownership Limit for the Foundation's shares of Cobalt common stock that exceed such Ownership Limit and were received by the Foundation in connection with the reorganization of Cobalt. As part of the reorganization of Cobalt, the Foundation, Cobalt and a trustee entered into a voting trust and divestiture agreement requiring the Foundation to divest itself of Cobalt shares so that it owns less than 20% of the outstanding shares of Cobalt common stock by March 23, 2006, subject to a possible extension, and generally limiting the Foundation's ability to vote the shares held by the trustee, with the exception of voting in transactions such as the merger.

        The Cobalt Articles provide that any "Transfer" (as defined in the Cobalt Articles) that, if effective, would result in a person "Beneficially Owning" more than the Ownership Limit will have the following legal consequences: (i) such person shall receive no rights with respect to any shares in excess of the Ownership Limit (the "Excess Shares") (other than as specified in Article V of the Cobalt Articles); and (ii) the Excess Shares resulting from such Transfer immediately shall be deemed to be conveyed to an escrow agent (the "Share Escrow Agent"). The Share Escrow Agent will be entitled to vote, consent, assent, or sell the Excess Shares in the manner provided for and as fully explained in the Cobalt Articles.

        WellPoint.    The WellPoint Certificate (and WellPoint's license agreement with the Blue Cross and Blue Shield Association) also has an ownership limit to accommodate the Blue Cross and Blue Shield Association licensing restrictions. Generally, the ownership limitations provide that no person may "Beneficially Own" (as defined in the WellPoint Certificate) more than the number of shares of voting stock which is one share lower than the number of shares of voting stock representing the "Ownership Limit." The "Ownership Limit" is the following: (i) for any "Institutional Investor," one share less than 10% of WellPoint's outstanding voting securities; and (ii) for any "Noninstitutional Investor," one share less than 5% of WellPoint's outstanding voting securities. The terms "Institutional Investor" and "Noninstitutional Investor" have the same meanings as under the Cobalt Articles.

        WellPoint's license agreement with the Blue Cross and Blue Shield Association also provides that if:

  •
  any person becomes a beneficial owner of 20% or more of WellPoint's then-outstanding common stock (or other equity securities that represent an ownership interest of 20% of more as calculated in accordance with the Blue Cross and Blue Shield Association's determination of how such securities will be counted) and

  •
  remains a 20% or more beneficial owner for more than 30 days after (i) WellPoint first learns of the person becoming a 20% or more beneficial owner or (ii) a public filing with the Securities and Exchange Commission disclosing the 20% or more beneficial ownership, then WellPoint's license agreement with the Blue Cross and Blue Shield Association will automatically terminate at the end of the 30-day period.

        The WellPoint Certificate provides that any "Transfer" (as defined in the WellPoint Certificate) that, if effective, would result in a person "Beneficially Owning" more than the Ownership Limit will be void with respect to any shares in excess of the Ownership Limit (the "Excess Shares") and that any Transfer or event resulting in a person purporting to hold Excess Shares will result in such Excess Shares being automatically deemed transferred to an escrow agent (the "Escrow Agent"). The Escrow Agent would have the power to vote the Excess Shares at the direction of WellPoint and would be obligated to sell the Excess Shares for the benefit of the purported owner (net of costs and expenses of the Escrow Agent and WellPoint) at a time that the Escrow Agent deems appropriate so as not to negatively impact the market price of WellPoint common stock. Upon completion of the merger, the Foundation may beneficially own greater than 5% of WellPoint's outstanding voting securities. In such event, as part of the Blue Cross and Blue Shield Association approval process, WellPoint may request an amendment to WellPoint's license agreement with the Blue Cross and Blue Shield Association in order to allow the Foundation to own shares of WellPoint common stock in excess of the "Ownership Limit." As part of the Blue Cross and Blue Shield Association approval process, WellPoint may enter into a voting trust agreement with the Foundation with respect to shares of WellPoint common stock that would otherwise be considered "Excess Shares" that the Foundation may acquire in the merger.

        Pursuant to the WellPoint Certificate, WellPoint has the power to interpret the provisions of the WellPoint Certificate described above and, in the absence of manifest error, any interpretation of the board of directors of WellPoint will be binding. In making any such interpretation, the board of directors of WellPoint is required to consider its obligations to the Blue Cross and Blue Shield Association, wherever relevant. The ownership limitations are more fully described in the WellPoint Certificate, which is incorporated in its entirety by this reference, and in WellPoint's license agreement with the Blue Cross and Blue Shield Association.

Business Combinations with Interested Stockholders

        Wisconsin Law.    Sections 180.1140 to 180.1145 of the WBCL restrict a broad range of business combinations between a Wisconsin corporation and an "interested stockholder" for a period of three years unless specified conditions are met. The WBCL defines a "business combination" as including a merger or a share exchange, sale of assets, issuance of stock or rights to purchase stock and other transactions with interested stockholders. An "interested stockholder" is a person who beneficially owns, directly or indirectly, 10% of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting stock within the last three years. During the initial three-year period after a person becomes an interested stockholder in a Wisconsin corporation, with some exceptions, the WBCL prohibits a business combination with the interested stockholder unless the corporation's board of directors approved the business combination or the acquisition of the stock prior to the acquisition date. Following this three-year period, the WBCL also prohibits a business combination with an interested stockholder unless:

  •
  the board of directors approved the business combination or the acquisition of the stock prior to the acquisition date,

  •
  the business combination is approved by a majority of the outstanding voting stock not owned by the interested stockholder,

  •
  the consideration to be received by shareholders meets the "fair price" and form requirements of the statute, or

  •
  the business combination is of a type specifically excluded from the coverage of the statute.

        Sections 180.1130 to 180.1134 of the WBCL govern mergers or share exchanges between public Wisconsin corporations and significant shareholders and sales of all or substantially all of the assets of public Wisconsin corporations to significant shareholders. These transactions must be approved by 80% of all shareholders and two-thirds of shareholders other than the significant shareholder, unless the shareholders receive a statutory fair price. This is intended to insure that shareholders in a second step merger, share exchange or asset sale receive at least what shareholders received in the first step.

Section 180.1130 of the WBCL defines a "significant shareholder" as the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares, or an affiliate of the Wisconsin corporation that beneficially owned 10% or more of the voting power of the then outstanding shares within the last two years. The WBCL specifically provides that a person is not a "beneficial owner" of securities for purposes of Section 180.1130 of the WBCL solely because of the existence of an agreement (such as the voting and lockup agreement between WellPoint and the Foundation) between the person and a record or beneficial owner of such securities under which the owner agrees to vote the securities in favor of a proposed merger, share exchange or sale, lease, exchange or other disposition of assets.

        Delaware Law.    Section 203 of the DGCL prohibits a corporation that does not opt out of its provisions from entering into certain business combination transactions with any interested stockholder for a period of three years from the time such stockholder becomes an interested stockholder unless certain supermajority votes are obtained. The prohibition will not apply if:

  •
  the board of directors has approved either the proposed business combination or the transaction resulting in interested stockholder status prior to the date that the stockholder became an interested stockholder;

  •
  upon consummation of the transaction in which the stockholder became an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  after the date that the stockholder became an interested stockholder, the interested stockholder obtains the approval of the board of directors and the approval at an annual or special meeting (and not by written consent) of two-thirds of the shares outstanding that are not held by the interested stockholder.

        Cobalt.    Cobalt's board of directors approved the voting and lockup agreement between WellPoint and the Foundation that resulted in WellPoint becoming an "interested stockholder" of Cobalt. As a result, sections 180.1140 to 180.1145 of the WBCL will not restrict the ability of WellPoint and Cobalt to consummate the merger.

        WellPoint.    WellPoint has not "opted out" of Section 203.

Control Share Voting and "Greenmail" Transactions

        Wisconsin Law.    Section 180.1150 of the WBCL provides that in particular circumstances and unless otherwise provided in the corporation's articles of incorporation, the voting power of shares of a public Wisconsin corporation held by any person in excess of 20% of the voting power is limited to 10% of the voting power these excess shares would otherwise have. Full voting power may be restored if a majority of the voting power of shares represented at a meeting, including those held by the party seeking restoration, are voted in favor of the restoration.

        Section 180.1134 of the WBCL requires shareholder approval for some transactions in the context of a tender offer or similar action for more than 5% of any class of a Wisconsin corporation's stock. Shareholder approval is required for the acquisition of more than 5% of the corporation's stock at a price above market value from any person who holds more than 3% of the voting shares and has held the shares for less than two years, unless the corporation makes an equal offer to acquire all shares. Shareholder approval is also required for the sale or option of assets that amount to at least 10% of the market value of the corporation, but this requirement does not apply if the corporation has at least three directors who are not officers or employees of the corporation, and a majority of the disinterested directors chooses to opt out of this provision.

        Delaware Law.    The DGCL does not contain comparable provisions.

        Cobalt.    The Cobalt Articles provide that the restrictions contained in Section 180.1150 of the WBCL do not apply to the shares of Cobalt stock owned by the Foundation.

Conflicting Interest Transactions

        Wisconsin Law.    Under the WBCL, a contract or transaction with a Wisconsin corporation in which one or more of its directors has a direct or indirect interest will not be void or voidable solely for such reason or solely because such director acts or participates in a board or committee meeting authorizing the contract or transaction if:

  •
  the material facts of the relationship or interest as to the contract or transaction are disclosed or known to the board or committee and the board or committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors (even if the disinterested directors are less than a quorum);

  •
  the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved by the shareholders; or

  •
  the contract or transaction is fair to the corporation.

        Delaware Law.    The DGCL states that contracts and transactions between a Delaware corporation and one or more of its directors or officers, or organizations in which they serve in such capacities or have a financial interest, will not be void or voidable solely for such reason or solely because such director or officer acts or participates in a board or committee meeting authorizing the contract or transaction if:

  •
  the material facts of the relationship or interest as to the contract or transaction are disclosed or known to the board or committee and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors (even if the disinterested directors are less than a quorum);

  •
  the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by the stockholders; or

  •
  the contract or transaction is fair to the corporation as of the time that it is authorized by the board, a committee thereof or the stockholders.

        Cobalt.    Neither the Cobalt Articles nor the Cobalt Bylaws change the default conflicting interest transaction requirements provided for by the WBCL.

        WellPoint.    Neither the WellPoint Certificate nor the WellPoint Bylaws change the default conflicting interest transaction requirements provided for by the DGCL.

Appraisal Rights

        Wisconsin Law.    Under the WBCL, a shareholder of a corporation is generally entitled to receive payment of the fair value of his, her or its stock if the shareholder dissents from transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation. However, dissenters' rights generally are not available to holders of shares, such as shares of Cobalt common stock, that are registered on a national securities exchange or quoted on Nasdaq, unless the corporation's articles of incorporation provide otherwise or the transaction is a business combination as described under "—Business Combinations with Interested Stockholders." A merger that does not alter the contract rights of the shares and does not change or convert the shares is not a business combination for this purpose. Under the WBCL, the presence or absence of dissenters' rights for a voting group affects the right of that group to vote as a separate voting group on amendments to a corporation's articles of incorporation. If a voting group would have dissenters' rights as a result of the amendment, then a majority of the votes entitled to be cast by that voting group is required for adoption of the amendment.

        Delaware Law.    Under the DGCL, stockholders entitled to vote on a merger or consolidation have the right to serve upon the corporation a written demand for appraisal of their shares when the stockholders receive any form of consideration for their shares other than (i) shares of the surviving corporation, (ii) shares of any other corporation listed on a national securities exchange or held of record by more than 2,000 stockholders, or (iii) cash (or stock and cash) in lieu of fractional shares or any combination thereof.

        Cobalt.    The WBCL provides that a corporation may provide in its articles of incorporation, bylaws or a resolution of its board of directors for appraisal rights in connection with an amendment to the corporation's articles of incorporation, any merger or consolidation regardless of the shareholder's right to vote on such transaction or the sale of all or substantially all of the assets of the corporation. Cobalt has not made provision for such rights.

        WellPoint.    The DGCL provides that a corporation may provide in its certificate of incorporation for appraisal rights in connection with an amendment to the corporation's certification of incorporation, any merger or consolidation regardless of the stockholder's right to vote on such transaction or the sale of all or substantially all of the assets of the corporation. WellPoint has not made provision for such rights in the WellPoint Certificate.

Dividends and Repurchases of Shares; Par Value

        Wisconsin Law.    Under the WBCL, the board of directors of a corporation may authorize, and the corporation may pay or make, dividends or other distributions to its shareholders (including the repurchase of its shares), unless:

  •
  after the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or

  •
  the corporation's total assets after the distribution would be less than the sum of its total liabilities plus, unless the articles of incorporation provide otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

        Delaware Law.    The DGCL permits a corporation to declare and pay dividends out of surplus (defined as the excess of paid in par value of shares or stated capital) or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

        Cobalt.    The Cobalt Articles provides that shares of Cobalt common stock carry no par value per share.

        WellPoint.    The WellPoint Certificate provides that shares of WellPoint common stock carry a par value per share of $0.01.

Assessability

        Wisconsin Law.    Cobalt common stock is subject to possible assessment in some circumstances. Section 180.0622(2)(b) of the WBCL provides that shareholders of Wisconsin corporations are personally liable up to an amount equal to the par value of shares owned by them, and up to the consideration for which shares without par value were issued, for debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case. The liability imposed by the predecessor to this statute was interpreted in a trial court decision to extend to the original issue price for shares, rather than the stated par value. Although affirmed by the Wisconsin Supreme Court, the case offers no precedential value due to the fact that the decision was affirmed by an equally divided court. Cobalt common stock is not otherwise subject to call or assessment.

        Delaware Law.    Shares of stock of Delaware corporations are nonassessable under the DGCL. The DGCL does not impose personal liability on holders of WellPoint common stock for debts owing to employees or otherwise.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

        Should there be an annual meeting of Cobalt shareholders in 2004, pursuant to Article II of Cobalt's Bylaws, shareholder proposals must be received by Cobalt between February 5, 2004 and March 6, 2004 to be presented at that meeting. If any such proposal is received after March 6, 2004, then it would be untimely. Should the Cobalt board of directors nevertheless choose to present such proposal, the proxy holders would be able to vote on the proposal using their best judgment. To be eligible for inclusion in the proxy material for any such annual meeting, shareholder proposals made pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by January 1, 2004.

EXPERTS

        The consolidated financial statements of WellPoint incorporated in this registration statement by reference to its annual report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Cobalt incorporated in this registration statement by reference to its annual report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        The validity and legality of the shares of WellPoint common stock to be issued in the merger will be passed upon for WellPoint by Simpson Thacher & Bartlett LLP. Simpson Thacher & Bartlett LLP and Foley & Lardner will deliver their opinions to WellPoint and Cobalt, respectively, as to certain United States federal income tax consequences of the merger. See "The Merger—Material United States Federal Income Tax Consequences of the Merger."

AVAILABLE INFORMATION

        WellPoint has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 (the "Registration Statement") under the Securities Act, relating to the WellPoint common stock to be issued pursuant to the merger agreement. This proxy statement/prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to WellPoint and the shares of WellPoint common stock to be issued pursuant to the merger agreement, reference is hereby made to the Registration Statement and the related exhibits thereto. Statements contained or incorporated by reference in this proxy statement/prospectus as to the contents of any contract or other document are not necessarily complete. In each instance, each statement is qualified in all respects by reference to the copy of such contract or other document filed as an exhibit to or incorporated by reference in the Registration Statement. Such information is available for inspection without charge at, and copies can be obtained at prescribed rates from, the Public Reference Room of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at: 1-800-SEC-0330.

        WellPoint and Cobalt are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Such reports, proxy and information statements and other information concerning WellPoint and Cobalt also can be inspected at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

        No person has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by WellPoint or Cobalt. Neither the delivery of this proxy statement/prospectus nor any distribution of the securities to which this proxy statement/prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of WellPoint, Cobalt or any of their subsidiaries since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        This proxy statement/prospectus incorporates by reference certain documents that are not presented herein or delivered herewith. The Commission allows WellPoint and Cobalt to "incorporate by reference" information into this proxy statement/prospectus, which means that WellPoint and Cobalt can disclose important information to you by referring you to another document filed separately with the Commission by WellPoint or Cobalt. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that each of WellPoint and Cobalt have previously filed with the Commission. These documents contain important information about WellPoint, Cobalt and their respective finances.

        The following documents filed by WellPoint with the Commission (Commission File No. 001-13083) are incorporated by reference in and made a part of this proxy statement/prospectus:

  (i)
  WellPoint's Annual Report on Form 10-K for the year ended December 31, 2002;

  (ii)
  WellPoint's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003; and

  (iii)
  WellPoint's Current Report on Form 8-K filed on January 28, 2003.

        WellPoint is also incorporating by reference additional documents that WellPoint files with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting.

        WellPoint is also incorporating by reference the description of WellPoint's common stock contained in WellPoint's registration statements under Section 12 of the Exchange Act.

        The following documents filed by Cobalt with the Commission (Commission File No. 1-14177) are incorporated by reference in and made a part of this proxy statement/prospectus:

  (i)
  Cobalt's Annual Report on Form 10-K for the year ended December 31, 2002;

  (ii)
  Cobalt's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003; and

  (iii)
  Cobalt's Current Reports on Form 8-K filed on January 10, 2003, January 24, 2003, February 13, 2003 and June 4, 2003 and Cobalt's Form 8-K/A filed on January 24, 2003.

        Cobalt is also incorporating by reference additional documents that Cobalt files with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting.

        WellPoint has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to WellPoint, and Cobalt has supplied all such information contained in this proxy statement/prospectus relating to Cobalt.

        A Cobalt shareholder can obtain any of the documents incorporated by reference through Cobalt, WellPoint or the Commission. Documents incorporated by reference are available from Cobalt or WellPoint without charge, excluding all exhibits unless Cobalt or WellPoint specifically incorporated by reference an exhibit in this proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from:

Investor Relations	Investor Relations
Cobalt Corporation	WellPoint Health Networks Inc.
401 West Michigan Street	1 WellPoint Way
Milwaukee, Wisconsin 53203	Thousand Oaks, California 91362
Telephone: (414) 226-6900	(818) 234-4000

Appendix A

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 3, 2003

AMONG

WELLPOINT HEALTH NETWORKS INC.

CROSSROADS ACQUISITION CORP.

AND

COBALT CORPORATION

i

5.12	Transition Team	29
5.13	Tax-Free Reorganization Treatment	30
5.14	HIPAA Remediation	30
5.15	Medicare Part A Claims Processing	30
5.16	Cobalt Corporation Foundation	30
ARTICLE VI CONDITIONS PRECEDENT		30
6.1	Conditions to Each Party's Obligation to Effect the Merger	30
6.2	Additional Conditions to Obligations of Purchaser and Merger Sub	31
6.3	Additional Conditions to Obligations of Target	32
ARTICLE VII TERMINATION AND AMENDMENT		33
7.1	Termination	33
7.2	Effect of Termination	34
7.3	Fees and Expenses	34
7.4	Amendment	35
7.5	Extension; Waiver	35
ARTICLE VIII GENERAL PROVISIONS		35
8.1	Non-Survival of Representations, Warranties and Agreements	35
8.2	Notices	35
8.3	Interpretation	36
8.4	Counterparts	36
8.5	Entire Agreement; No Third Party Beneficiaries	36
8.6	Governing Law	36
8.7	Severability	36
8.8	Assignment	37
8.9	Submission to Jurisdiction; Waivers	37
8.10	Enforcement	37
8.11	Definitions	37

ii

        AGREEMENT AND PLAN OF MERGER, dated as of June 3, 2003 (this "Agreement"), among WELLPOINT HEALTH NETWORKS INC., a Delaware corporation ("Purchaser"), CROSSROADS ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Purchaser ("Merger Sub"), and COBALT CORPORATION, a Wisconsin corporation ("Target").

W I T N E S S E T H:

        WHEREAS, the Boards of Directors of Target and Purchaser deem it advisable and in the best interests of each corporation and its respective stockholders that Target and Purchaser engage in a business combination in order to advance the long-term strategic business interests of Target and Purchaser;

        WHEREAS, the combination of Target and Purchaser shall be effected by the terms of this Agreement through a merger as outlined below (the "Merger");

        WHEREAS, in furtherance thereof, the respective Boards of Directors of Target and Purchaser have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, no par value, of Target (other than the Subsidiary Held Stock (as defined in Section 3.2(b)) ("Target Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than the Target Treasury Shares (as defined in Section 1.8(a)), and shares of Target Common Stock owned by Purchaser or Merger Sub, will be converted into the right to receive shares of common stock, par value $.01 per share, of Purchaser ("Purchaser Common Stock") and an amount of cash, each as set forth in Section 1.8;

        WHEREAS, Purchaser and Wisconsin United for Health Foundation, Inc. (the "Foundation") have entered into a Voting and Lockup Agreement simultaneously herewith, which has been approved by the Board of Directors of Target for the purposes of Section 180.1141 of the Wisconsin Business Corporation Law (the "WBCL"); and

        WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, and that this Agreement shall qualify as a "plan of reorganization" as that term is defined under Section 368(a) of the Code and the regulations promulgated thereunder (subject to the election provided for in Section 1.1).

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER

        1.1    The Merger.    (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law ("DGCL") and the WBCL, Target shall be merged with and into Merger Sub at the Effective Time. Immediately following the Merger, the separate corporate existence of Target shall cease and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") under the name Cobalt Corporation. In lieu of Target being merged with and into Merger Sub, if all of the conditions set forth in Article VI (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) have been satisfied or waived other than the conditions set forth in Section 6.2(c) or 6.3(c) (relating to the receipt of opinions that the Merger is a reorganization under Section 368(a) of the Code), Purchaser shall have the right to irrevocably elect (the "Reverse Merger Election") by notice delivered to Target, and upon the terms and subject to the conditions set forth in this Agreement, to cause the "Merger" to be a merger of Merger

Sub with and into Target at the Effective Time, in which case, following the Merger, the separate corporate existence of Merger Sub shall cease and Target shall continue as the Surviving Corporation.

        (b)   For these purposes, the "continuity of interest" requirement of Section 368 of the Code shall be deemed satisfied by all parties hereto if the amount of Total Cash (as defined below) is less than or equal to 55% of the aggregate of the Merger Consideration (as defined in Section 1.8(b)), based on the average high and low price of Purchaser Common Stock on the day before the Closing Date. "Total Cash" shall mean the sum of (i) Cash Consideration to be paid pursuant to Section 1.8(b)(i) hereof, (ii) redemptions of or distributions with respect to Target Common Stock or Subsidiary Held Stock in connection with the Merger that would be treated as "other property" or money for purposes of Section 356 of the Code, and (iii) repurchases or acquisitions of Purchaser Common Stock issued in connection with the Merger by Purchaser or certain parties related to Purchaser (within the meaning of Treas. Reg. Sec. 1.368-1(e)(3)).

        1.2    Closing.    Subject to the terms and conditions hereof, the closing of the Merger and the transactions contemplated by this Agreement (the "Closing") will take place on the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (other than any such conditions which by their terms cannot be satisfied until the Closing Date, which shall be required to be so satisfied or waived on the Closing Date), unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, unless another place is agreed to in writing by the parties hereto.

        1.3    Effective Time.    At the Closing, the parties shall (i) file a certificate or articles of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and the WBCL and (ii) make all other filings or recordings required under the DGCL and the WBCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with both the Secretary of State of Delaware and the Department of Financial Institutions of the State of Wisconsin or at such subsequent time as Purchaser and Target shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

        1.4    Effects of the Merger.    At and after the Effective Time, the Merger will have the effects set forth in the DGCL and the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Target and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

        1.5    Certificate of Incorporation.    Unless the Reverse Merger Election is made, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law. If the Reverse Merger Election is made, the articles of incorporation of Target as amended in their entirety as set forth in Exhibit 1.5 shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

        1.6    By-Laws.    At the Effective Time and without any further action on the part of Target and Merger Sub, the By-Laws of Merger Sub shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Certificate of Incorporation of the Surviving Corporation and as provided by law. If the Reverse Merger Election is made, the By-Laws of Target as amended in their entirety as set forth in Exhibit 1.6 shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

        1.7    Officers and Directors of Surviving Corporation.    The officers of Merger Sub as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub as of the Effective Time shall serve as directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

        1.8    Effect on Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Target Common Stock or Subsidiary Held Stock:

        (a)   All shares of Target Common Stock that are owned by Target as treasury stock or otherwise (the "Target Treasury Shares"), Purchaser or Merger Sub shall be canceled and retired and shall cease to exist and no cash, Purchaser Common Stock or other consideration shall be delivered in exchange therefor.

        (b)   Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than the Target Treasury Shares and shares of Target Common Stock owned by Purchaser or Merger Sub) shall be converted at the Effective Time into the following (the "Merger Consideration"):

            (i)  the right to receive $10.25 in cash (the "Cash Consideration"); and

           (ii)  the right to receive the Exchange Ratio (as defined in Section 8.11) of a fully paid and nonassessable share of Purchaser Common Stock (the "Stock Consideration").

Upon such conversion, all such shares of Target Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate which immediately prior to the Effective Time represented any such shares of Target Common Stock (a "Certificate") shall thereafter represent the right to receive the Merger Consideration and cash for fractional shares in accordance with Section 2.5 upon the surrender of the Certificate in accordance with the terms hereof.

        (c)   Each share of common stock, par value $0.01, of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and unchanged following the Effective Time as shares of the Surviving Corporation. In the case of a Reverse Merger, each share of common stock shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

        (d)   Each share of Subsidiary Held Stock shall be converted into the right to receive two times the Exchange Ratio in Purchaser Common Stock ("Subsidiary Stock Consideration"). Upon such conversion, all such shares of Subsidiary Held Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate which immediately prior to the Effective Time represented any such shares of Subsidiary Held Stock (a "Subsidiary Held Certificate") shall thereafter represent the right to receive the Subsidiary Stock Consideration and cash for fractional shares in accordance with Section 2.5 upon the surrender of the Subsidiary Held Certificates in accordance with the terms hereof.

        1.9    Target Stock Options.    Target and Purchaser shall take all action reasonably necessary so that, immediately prior to the Effective Time, each stock option (the "Target Stock Options") heretofore granted or granted after the date hereof in compliance with the provisions hereof under any stock option or similar plan of Target (the "Target Stock Option Plans") and outstanding immediately prior to the Effective Time shall become vested and exercisable as of the Effective Time pursuant to the terms of such Target Stock Options and shall be converted into an option to purchase a number of shares of Purchaser Common Stock (a "Converted Option") equal to the product of the number of shares of Target Common Stock subject to such Target Stock Option multiplied by twice the Exchange Ratio

(provided that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share). The terms and conditions of the Converted Option shall otherwise remain the same as the terms and conditions of the Target Stock Option, except that the exercise price per share of each Converted Option shall equal the exercise price per share of such Target Stock Option divided by twice the Exchange Ratio (provided that such exercise price shall be rounded up to the nearest whole cent). Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of the Converted Options. Purchaser shall use its reasonable best efforts to cause the registration of the shares of Purchaser Common Stock subject to the Converted Options to become effective as part of the Form S-4 or a registration statement on Form S-8, on the same date as the Form S-4 is declared effective; and, thereafter, Purchaser shall file one or more registration statements on appropriate forms with respect to shares of Purchaser Common Stock subject to the Converted Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as the Converted Options remain outstanding. Target and Purchaser shall take all such steps as may be required to cause the transactions contemplated by this Section 1.9 and any other dispositions of Target equity securities (including derivative securities) or acquisitions of Purchaser equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of Target or (ii) at the Effective Time will become a director or officer of Purchaser to become exempt under Rule 16b-3 promulgated under the Exchange Act. As soon as practicable after the Effective Time, Purchaser shall deliver or cause to be delivered to each holder of Converted Options an appropriate notice setting forth such holder's rights pursuant to the Target Stock Option Plan and agreements evidencing the grants of such Converted Options, after giving effect to the transactions hereunder.

        1.10    Certain Adjustments.    If, between the date of this Agreement and the Effective Time, the outstanding Purchaser Common Stock, Target Common Stock or Subsidiary Held Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Stock Consideration or Subsidiary Stock Consideration shall be appropriately adjusted to provide to the holders of Target Common Stock or Subsidiary Held Stock the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE II
EXCHANGE OF CERTIFICATES

        2.1    Exchange Fund.    Prior to the Effective Time, Purchaser shall appoint an exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). Purchaser shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Target Common Stock, at or prior to the Effective Time (a) certificates representing the Purchaser Common Stock issuable pursuant to Section 1.8 in exchange for outstanding shares of Target Common Stock and (b) cash sufficient to pay the cash portion of the Merger Consideration. Purchaser agrees to make available to the Exchange Agent from time to time as needed, additional cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Purchaser Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

        2.2    Exchange Procedures.    Within five Business Days after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (a) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Purchaser may reasonably specify and

(b) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (i) one or more shares of Purchaser Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Target Common Stock then held by such holder) and (ii) a check for the cash portion of the Merger Consideration and for the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Purchaser Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on any cash payable for the cash portion of the Merger Consideration or pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Target Common Stock which is not registered in the transfer records of Target, one or more shares of Purchaser Common Stock evidencing, in the aggregate, the proper number of shares of Purchaser Common Stock and a check for the cash portion of the Merger Consideration, the cash in lieu of any fractional shares of Purchaser Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Target Common Stock to such a transferee if the Certificate representing such shares of Target Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

        2.3    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made with respect to shares of Purchaser Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Purchaser Common Stock that such holder would be entitled to receive upon surrender of such Certificate until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Purchaser Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date prior to such surrender payable with respect to such shares of Purchaser Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Purchaser Common Stock.

        2.4    No Further Ownership Rights in Target Common Stock.    All shares of Purchaser Common Stock issued and cash paid upon conversion of shares of Target Common Stock or Subsidiary Held Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Target Common Stock or Subsidiary Held Stock. Until surrendered as contemplated by this Article II, each Certificate or Subsidiary Held Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the Subsidiary Stock Consideration, as the case may be.

        2.5    No Fractional Shares of Purchaser Common Stock.    (a) No certificates or scrip or shares of Purchaser Common Stock representing fractional shares of Purchaser Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates or Subsidiary Held Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Purchaser or a holder of shares of Purchaser Common Stock.

        (b)   Notwithstanding any other provision of this Agreement, each holder of shares of Target Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Purchaser Common Stock multiplied by (ii) the closing price for a share of Purchaser Common Stock on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately following the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Purchaser, and Purchaser shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

        2.6    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Purchaser or otherwise on the instruction of Purchaser and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Purchaser for the Merger Consideration with respect to the shares of Target Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of fractional shares of Purchaser Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Purchaser Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Target Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii)) shall, to the extent permitted by law, become the property of Purchaser free and clear of any claims or interest of any Person previously entitled thereto.

        2.7    No Liability.    None of Purchaser, Merger Sub, Target, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        2.8    Investment of the Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Purchaser on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Purchaser.

        2.9    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Target Common Stock formerly represented thereby, any cash in lieu of fractional shares of Purchaser Common Stock, and unpaid dividends and distributions on shares of Purchaser Common Stock deliverable in respect thereof, pursuant to this Agreement.

        2.10    Withholding Rights.    Each of the Surviving Corporation and Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Purchaser, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Purchaser, as the case may be.

        2.11    Further Assurances.    At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Target or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Target or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        2.12    Stock Transfer Books.    The stock transfer books of Target shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Target Common Stock thereafter on the records of Target. On or after the Effective Time, any Certificates presented to the Exchange Agent or Purchaser for any reason shall be converted into the Merger Consideration with respect to the shares of Target Common Stock formerly represented thereby, any cash in lieu of fractional shares of Purchaser Common Stock to which the holders thereof are entitled pursuant to Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

        3.1    Representations and Warranties of Purchaser.    Except as set forth in the Purchaser Disclosure Schedule delivered by Purchaser to Target prior to the execution of this Agreement (the "Purchaser Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein; provided, however that any fact or condition disclosed in any section of the Purchaser Disclosure Schedule in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of the Purchaser Disclosure Schedule readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of the Purchaser Disclosure Schedule notwithstanding the omission of a reference or cross reference thereto), Purchaser represents and warrants to Target as follows:

        (a)    Organization, Standing and Power.    Each of Purchaser and each of its Subsidiaries (as defined in Section 8.11) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.11) on Purchaser, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect on Purchaser. The copies of the certificate of incorporation and by-laws of Purchaser which were previously furnished or made available to Target are true, complete and correct copies of such documents as in effect on the date of this Agreement.

        (b)    Capital Structure.    The authorized capital stock of Purchaser consists of (i) 300,000,000 shares of Purchaser Common Stock of which 146,415,690 shares were issued and outstanding as of the date hereof and (ii) 50,000,000 shares of Preferred Stock, $.01 par value per share, none of which were outstanding as of the date hereof. Since December 31, 2002 to the date of this Agreement, there have been no issuances of shares of the capital stock of Purchaser or any other securities of Purchaser other than issuances of shares pursuant to options or rights outstanding under the Benefit Plans (as defined in Section 8.11) of Purchaser. All issued and outstanding shares of the capital stock of Purchaser are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There are outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from Purchaser other than options, restricted stock and share equivalents representing in the aggregate the right to purchase no more than 20,028,673 shares of Purchaser Common Stock. All shares of Purchaser Common Stock to be issued in connection with the Merger and the other transactions contemplated hereby (including without limitation all shares of Purchaser Common Stock to be issued upon exercise of the Converted Options) will, when issued in accordance with the terms hereof, have been duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens. As of the date hereof, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Purchaser is a party or by which it is bound relating to the voting of any shares of the capital stock of the Purchaser.

        (c)    Authority; No Conflicts.

            (i)  Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including, without limitation, the issuance of the shares of Purchaser Common Stock to be issued in the Merger and upon the exercise of the Converted Options (the "Share Issuance"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

           (ii)  The execution and delivery of this Agreement by Purchaser does not or will not, as the case may be, and the consummation by Purchaser of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, is hereinafter referred to as a "Violation") pursuant to: (A) any provision of the certificate of incorporation or by-laws of Purchaser or any material Subsidiary of Purchaser or (B) except as would not reasonably be expected to have a Material Adverse Effect on Purchaser, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any Subsidiary of Purchaser, or their respective properties or assets.

          (iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to Purchaser or any Subsidiary of Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino

  Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws, (C) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), (D) the Exchange Act; (E) the WBCL with respect to the filing of the Certificate of Merger, (F) rules and regulations of the NYSE, (G) the OCI (as defined in Section 3.2(s)) and the California Department of Managed Health Care and (H) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on Purchaser. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (G) are hereinafter referred to as "Necessary Consents."

        (d)    Reports and Financial Statements.

            (i)  Purchaser has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2001 (collectively, including all exhibits thereto, the "Purchaser SEC Reports"). No Subsidiary of Purchaser is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Purchaser SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Purchaser SEC Reports, together with any public announcements in a news release made by Purchaser after the date hereof, as of the Effective Time will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances existing as of the Effective Time, not misleading. Each of the financial statements (including the related notes) included in the Purchaser SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Purchaser and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and the absence of footnote disclosure. All of such Purchaser SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Purchaser SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

           (ii)  Except as disclosed in the Purchaser SEC Reports filed prior to the date hereof, Purchaser and its Subsidiaries have not incurred any liabilities or obligations (whether or not accrued, contingent or otherwise) that are of a nature that would be required to be disclosed on a balance sheet of Purchaser and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.

        (e)    Information Supplied.

            (i)  None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in (A) the registration statement on Form S-4 to be filed with the SEC by Purchaser in connection with the issuance of shares of Purchaser Common Stock in connection with the Merger, or any of the amendments or supplements thereto (collectively, the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the proxy statement for use relating to the adoption by the stockholders of Target of this Agreement or any of the amendments or supplements thereto (collectively, the "Proxy Statement") will, on the date it is first mailed to Target stockholders or at the time of the Target Stockholders Meeting (as defined in Section 5.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

           (ii)  Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference in the Form S-4 based on information supplied by Target.

        (f)    Litigation; Compliance with Laws.

            (i)  Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Purchaser, threatened, against or affecting Purchaser or any Subsidiary of Purchaser having, or which would reasonably be expected to have, a Material Adverse Effect on Purchaser, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Purchaser or any Subsidiary of Purchaser having, or which would reasonably be expected to have, a Material Adverse Effect on Purchaser.

           (ii)  Except as disclosed in the Purchaser SEC Reports filed prior to the date of the Agreement and except as would not reasonably be expected to have a Material Adverse Effect on Purchaser, Purchaser and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Purchaser and its Subsidiaries, taken as a whole (the "Purchaser Permits"). Purchaser and its Subsidiaries are in compliance with the terms of the Purchaser Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Purchaser. Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement, the businesses of Purchaser and its Subsidiaries are not being conducted in violation of, and Purchaser has not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not reasonably be expected to have a Material Adverse Effect on Purchaser.

          (iii)  Purchaser is in compliance in all material respects with all rules and regulations of the BCBSA.

        (g)    Board Approval.    The Board of Directors of Purchaser, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly approved this Agreement, the Merger and the Share Issuance.

        (h)    Brokers or Finders.    No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Purchaser, except J.P. Morgan Securities Inc., whose fees and expenses will be paid by Purchaser in accordance with Purchaser's agreement with such firm.

        (i)    No Vote Required.    No vote or other action of the stockholders of Purchaser is required by law, Purchaser's certificate or incorporation or by-laws or otherwise in order for Purchaser and Merger Sub to consummate the Merger and the transactions contemplated hereby.

        3.2    Representations and Warranties of Target.    Except as set forth in the Target Disclosure Schedule delivered by Target to Purchaser prior to the execution of this Agreement (the "Target Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein; provided, however that any fact or condition disclosed in any section of the Target Disclosure Schedule in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of the Target Disclosure Schedule readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of the Target Disclosure Schedule notwithstanding the omission of a reference or cross reference thereto), Target represents and warrants to Purchaser as follows:

        (a)    Organization, Standing and Power; Subsidiaries.

            (i)  Each of Target and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on Target, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect on Target. The copies of the articles of incorporation and by-laws of Target which were previously furnished or made available to Purchaser are true, complete and correct copies of such documents.

           (ii)  Section 3.2 of the Target Disclosure Schedule lists all the Subsidiaries of Target which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable (except to the extent provided by Section 180.0622(2)(b) of the WBCL) and are owned directly or indirectly by Target, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth in the Target SEC Reports (as defined in Section 3.2(d)), neither Target nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, that is or would reasonably be expected to be material to Target and its Subsidiaries taken as a whole.

        (b)    Capital Structure.

            (i)  The authorized capital stock of Target consists of (A) 75,000,000 shares of Target Common Stock, of which 41,990,405 shares were outstanding as of the date hereof, excluding 7,949,904 shares held of record by Blue Cross & Blue Shield United of Wisconsin ("BCBSUW"), a wholly owned Subsidiary of Target (the "Subsidiary Held Stock"), and (B) 1,000,000 shares of Preferred Stock, no par value per share, none of which are outstanding. Since December 31, 2002, there have been no issuances of shares of the capital stock of Target or any other securities of Target other than issuances of shares pursuant to Target Stock Options under the Target Stock Option Plans. All issued and outstanding shares of the capital stock of Target are duly authorized, validly issued, fully paid and nonassessable (except to the extent provided by Section 180.0622(2)(b) of the WBCL), and no capital stock is entitled to preemptive rights. There are outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from Target other than Target Stock Options representing in the aggregate the right to purchase no more than 4,307,616 shares of Target Common Stock under the Target Stock Option Plans.

  Section 3.2(b) of the Target Disclosure Schedule sets forth a complete and correct list, as of June 3, 2003, of the number of shares of Target Common Stock subject to Target Stock Options or other rights to purchase or receive Target Common Stock granted under the Target Stock Option Plans or otherwise, the dates of grant and the exercise prices thereof. No options or warrants or other rights to acquire capital stock from Target have been issued or granted since December 31, 2002.

           (ii)  No bonds, debentures, notes or other indebtedness of Target having the right to vote on any matters on which stockholders may vote are issued or outstanding.

          (iii)  Except as otherwise set forth in this Section 3.2(b), there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Target or any of its Subsidiaries is a party or by which any of them is bound obligating Target or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Target or any of its Subsidiaries or obligating Target or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of Target or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Target or any of its Subsidiaries.

        (c)    Authority; No Conflicts.

            (i)  Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Target Vote (as defined in Section 3.2(h)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Target Vote. This Agreement has been duly executed and delivered by Target and constitutes a valid and binding agreement of Target, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

           (ii)  The execution and delivery of this Agreement by Target does not or will not, as the case may be, and the consummation by Target of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the articles of incorporation or by-laws of Target or any Subsidiary of Target or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any Subsidiary of Target or their respective properties or assets.

          (iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Target or any Subsidiary of Target in connection with the execution and delivery of this Agreement by Target or the consummation of the Merger and the other transactions contemplated hereby, except the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on Target.

        (d)    Reports and Financial Statements.

            (i)  Target has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2001 (collectively, including all exhibits thereto, the "Target SEC Reports"). No Subsidiary of Target is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the Target SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Target SEC Reports and any public announcements made by Target after the date hereof as of the Effective Time will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances existing as of the Effective Time, not misleading. Each of the financial statements (including the related notes) included in the Target SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Target and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and the absence of footnote disclosure. All of such Target SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Target SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

           (ii)  Except as disclosed in the Target SEC Reports filed prior to the date hereof, Target and its Subsidiaries have not incurred any liabilities or obligations (whether or not accrued, contingent or otherwise) that are of a nature that would be required to be disclosed on a balance sheet of Target and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than liabilities that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Target.

        (e)    Reserves.    The loss reserves and other actuarial amounts of Target and its Subsidiaries recorded in their respective financial statements contained in the Target SEC Reports and all statutory reports as of December 31, 2002 and March 31, 2003 (i) were determined in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such financial statements), (ii) were fairly stated in all material respects in accordance with sound actuarial principles, (iii) satisfied all applicable laws and the requirements of the BCBSA in all material respects and have been computed on the basis of methodologies consistent with those used in computing the corresponding reserves in the prior fiscal years and (iv) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable laws and regulations and prudent insurance practices. Target is not aware of any facts or circumstances which would necessitate, in the good faith application of prudent reserving practices and policies, any material adverse change in the statutorily required reserves or reserves above those reflected in the most recent balance sheet (other than increases consistent with past experience resulting from increases in enrollment with respect to services provided by the Target or its Subsidiaries). The capital and surplus for Target on a consolidated basis is now, and immediately prior to the Closing will be, not less than 200% of the authorized control level as defined in NAIC Risk-Based Capital Guidelines required by applicable law.

        (f)    Information Supplied.

            (i)  None of the information supplied or to be supplied by Target for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Proxy Statement will, on the date it is first mailed to Target stockholders or at the time of the Target Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

           (ii)  Notwithstanding the foregoing provisions of this Section 3.2(f), no representation or warranty is made by Target with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by Purchaser or Merger Sub.

        (g)    Board Approval.    The Board of Directors of Target, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly approved this Agreement, the Merger, the Voting and Lockup Agreement referred to in the fourth Whereas clause hereof and the transactions contemplated hereby and thereby, including without limitation, for purposes of Section 180.1141 of the WBCL. Such approval is sufficient to render inapplicable the restrictions on business combinations set forth in Section 180.1141(1) of the WBCL to all such transactions and is sufficient to satisfy Section 180.1141(2)(a) with respect to future business combinations to which such Section would apply. Other than Section 180.1141 of the WBCL, no takeover statute or other similar statute is applicable to the Merger, the Voting and Lockup Agreement or the other transactions contemplated hereby or thereby.

        (h)    Vote Required.    The affirmative vote of the holders of a majority of the outstanding shares of Target Common Stock to approve the Merger (the "Required Target Vote") is the only vote of the holders of any class or series of Target capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

        (i)    Litigation; Compliance with Laws.

            (i)  Except as disclosed in the Target SEC Reports filed prior to the date of this Agreement, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Target, threatened, against or affecting Target or any Subsidiary of Target having, or which would reasonably be expected to have a Material Adverse Effect on Target, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Target or any Subsidiary of Target having, or which reasonably would be expected to have a Material Adverse Effect on Target.

           (ii)  Except as disclosed in the Target SEC Reports filed prior to the date of this Agreement and except as would not reasonably be expected to have a Material Adverse Effect on Target, Target and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Target and its Subsidiaries, taken as a whole (the "Target Permits"). Target and its Subsidiaries are in compliance with the terms of the Target Permits, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect on Target. Except as disclosed in the Target SEC Reports filed prior to the date of this Agreement, the businesses of Target and its Subsidiaries are not being conducted in violation of, and Target has not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not reasonably be expected to have a Material Adverse Effect on Target.

          (iii)  The Target and each of its officers and directors are in compliance with, and have complied, in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act ("Sarbanes-Oxley") and (B) the applicable listing and corporate governance rules and regulations of the NYSE. The Target has previously disclosed to Purchaser any of the information required to be disclosed by the Target and certain of its officers to the Target's Board of Directors or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form 10-Q under the Exchange Act. Since the enactment of Sarbanes-Oxley, neither the Target nor any of its affiliates has made any loans to any executive officer or director of the Target. The Target has adopted a plan which would enable it to comply with the requirements of Section 404 of Sarbanes-Oxley by the time such requirements would be applicable to the Target if it remained a public company.

          (iv)  Each of Target and its Subsidiaries is in compliance in all material respects with all rules and regulations of the BCBSA.

        (j)    Absence of Certain Changes or Events.    Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as disclosed in the Target SEC Reports filed prior to the date of this Agreement, since December 31, 2002, Target and its Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on Target or (ii) any action taken by Target or any of its Subsidiaries during the period from December 31, 2002 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would have constituted a breach of Section 4.1.

        (k)    Environmental Matters.    Except as disclosed in Section 3.2(k) of the Target Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect on Target, (i) the operations of Target and its Subsidiaries have been and are in compliance with all applicable Environmental Laws and with all Environmental Permits, (ii) there are no pending or, to the Knowledge of Target, threatened, actions, suits, claims, investigations or other proceedings under or pursuant to Environmental Laws against Target or its Subsidiaries or, to the Knowledge of Target, involving any real property currently or formerly owned, operated or leased by Target or its Subsidiaries, (iii) Target and its Subsidiaries are not subject to any Environmental Liabilities and, to the Knowledge of Target, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Target or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and all real property operated or leased by Target or its Subsidiaries is free of Hazardous Materials in conditions or concentrations that would reasonably be expected to have an adverse effect on human health or the environment and none of Target or any of its Subsidiaries has disposed of any Hazardous Materials on or about such premises, (v) no release, discharge, spillage or disposal of any Hazardous Material and no soil, water or air contamination by any Hazardous Material has occurred or is occurring in, from or on such premises the result of which would have a Material Adverse Effect on Target, and (vi) Target has provided to Purchaser all material Environmental Reports in the possession or control of Target or any of its Subsidiaries.

        As used in this Agreement, "Environmental Laws" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Entity, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., §§ 136 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under applicable Environmental Laws or with respect to Hazardous Materials, and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Environmental Permits" means any and all permits, consents, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law. As used in this Agreement, "Environmental Report" means any report, study, assessment, audit, or other similar document that addresses any issue of noncompliance with, or liability under, any Environmental Law that may affect Target or any of its Subsidiaries. As used in this Agreement, "Hazardous Materials" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any applicable Environmental Law.

        (l)    Intellectual Property.    Except as would not reasonably be expected to have a Material Adverse Effect on Target, (i) Target and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the Knowledge of Target, the use of any Intellectual Property by Target and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Target or any Subsidiary acquired the right to use any Intellectual Property; (iii) no Person is challenging or, to the Knowledge of Target, infringing on or otherwise violating any right of Target or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Target or its Subsidiaries; and (iv) neither Target nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Target and its Subsidiaries and to the Knowledge of Target no Intellectual Property owned or licensed by Target or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

        For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continued prosecution applications, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; know-how, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

        (m)    Brokers or Finders.    No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Target except UBS Warburg LLC (the "Target Financial Advisor"), whose fees and expenses will be paid by Target in accordance with Target's agreement with such firm, a copy of which has been provided to Purchaser solely for informational purposes.

        (n)    Taxes.    (i) Target and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) have paid all Taxes that are shown as due and payable on such filed Tax Returns or that Target or any of its Subsidiaries are obligated to pay without the filing of a Tax Return; (C) have paid all other assessments received to date in respect of Taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in Target's Annual Report on Form 10-K for the year ended December 31, 2002; (D) have properly accrued on the balance sheet, in accordance with GAAP, all contingent or deferred Taxes that have not become due; (E) have withheld from amounts owing to any employee, creditor or other Person all Taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; (F) have not waived any applicable statute of limitations with respect to United States federal or state income or franchise Taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise Tax assessment or deficiency; (G) have never been members of any consolidated group for income tax purposes other than the consolidated group of which Target is the common parent; and (H) have no liability under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable state, local or foreign law), as a transferee or successor, by contract or otherwise for Taxes of any affiliated group of which Target is not the common parent. No liens for Taxes exist with respect to any of the assets or properties of Target or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith. Target has made available to Purchaser true and correct copies of the United States federal income Tax Returns filed by Target and its Subsidiaries for the year ended December 31, 2001. There is no contract or agreement, plan or arrangement by Target or its Subsidiaries covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Target or its Subsidiaries by reason of Section 280G of the Code or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code. There are not being conducted or, to the Knowledge of Target, threatened in writing any material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of Target or any Subsidiary.

           (ii)  The conversion of BCBSUW into a for-profit stock corporation (the "Conversion") was a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code. Neither Target nor any of its Subsidiaries has taken any action or failed to take any action that could adversely affect the tax-free reorganization. Pursuant to the Conversion, Target contributed stock to the Foundation on March 23, 2001 and claimed a deduction on its Tax Return for taxable year 2001 in the amount of $193,000,000 (the "Conversion Deduction"). Target has not offset (or otherwise utilized) any portion of the Conversion Deduction against taxable income as reported on any Tax Return.

          (iii)  As used in this Agreement, (A) the term "Tax" (including, with correlative meaning, the term "Taxes") includes all federal, state, local and foreign income, profits, premium, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or governmental levies of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts or filing requirements and any interest in respect of such penalties and additions, and (B) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns, claim for refund, and amended returns) required to be supplied to a Tax authority relating to Taxes.

        (o)    Certain Contracts.

            (i)  Section 3.2(o)(i) of the Target Disclosure Schedule lists each of the following contracts, agreements or arrangements to which Target or any of its Subsidiaries is a party or by which it is bound: (A) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); provided, that any such contract previously filed as an exhibit to one or more of the Target SEC Reports shall not be required to be listed on the Target Disclosure Schedule but shall be deemed to be a "material contract" for purposes of this Agreement, (B) the ten largest provider and the ten largest customer contracts measured in terms of payments to or receipts from Target and its Subsidiaries in the aggregate, (C) any contract that involves (1) annual premiums or payments of greater than $5 million or annual administrative services fees or similar payments of greater than $1 million and (2) by its terms, does not terminate within one year after the date of such contract and is not cancelable during such period without penalty or without payment (other than customer agreements that are not terminable within one year solely as a result of HIPAA (as defined below) or other statutory or regulatory requirements), (D) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor in amounts greater than $500,000 (excluding trade payables or receivables arising in the ordinary course of business), (E) any contract or other agreement restricting the payment of dividends or the repurchase of stock or other equity, (F) employment agreements, (G) change in control or similar arrangements with any officers, employees or agents of Target or any of its Subsidiaries that will result in any obligation (absolute or contingent) to make any payment to any officers, employees or agents of Target or any of its Subsidiaries following either the consummation of the transactions contemplated hereby, termination of employment, or both, (H) labor contracts, (I) joint venture, partnership agreements or other similar agreements, (J) any contract for the pending acquisition, directly or indirectly (by merger or otherwise), of any entity or business, (K) any contract, agreement or policy for reinsurance, (L) any contract or agreement that is material to the business, assets or condition (financial or otherwise) of the Target and its Subsidiaries taken as a whole that is not otherwise included as a "material contract" under this Section 3.2(o)(i), or (M) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts Target or any of its Subsidiaries or any successor thereto or that would, after the Effective Time, limit or restrict Purchaser or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area (collectively, the "Material Contracts").

           (ii)  Neither Target nor any of its Subsidiaries is, or has received any notice or has any Knowledge that any other party is, in default (or would be in default but for the lapse of time or the giving of notice or both) in any respect under any such Material Contract, except for those defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target.

        (p)    Employee Benefit Plans.

            (i)  Section 3.2(p)(i) of the Target Disclosure Schedule contains a true and complete list of each Benefit Plan, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not under which any employee or former employee of Target or any of its Subsidiaries has any present or future right to benefits or under which Target or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Plans"; provided, however, that for purposes of this Section 3.2(p), the term "Plans" shall not include any benefit plans, agreements, policies, programs or arrangements sold or marketed by Target.

           (ii)  With respect to each Plan, Target has delivered or made available to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement, annuity contract or other funding instrument; (B) the most recent determination letter; (C) any summary plan description and other written communications (or a description of any oral communications) by Target or any of its Subsidiaries to its employees concerning the extent of the benefits provided under a Plan; and (D) for the three most recent years: (I) the Form 5500 and attached schedules; (II) audited financial statements; (III) actuarial valuation reports; and (IV) attorney responses to auditors' requests for information.

          (iii)  (A) Each Plan has been established and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and if intended to be qualified within the meaning of Section 401(a) of the Code is so qualified; (B) with respect to any Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Target, threatened; (C) neither Target nor any other party has engaged in a prohibited transaction, as such term is defined under Section 4975 of the Code or Section 406 of ERISA, which would subject Target, the Surviving Corporation or any of their Subsidiaries to any taxes, penalties or other liabilities under Section 4975 of the Code or Section 409 or 502(i) of ERISA and Target has no other liability under the Code with respect to any Plan, including liability under any other provision of Chapter 43 of the Code; (D) no Plan provides for an increase in benefits on or after the Closing Date; and (E) each Plan may be amended or terminated without obligation or liability (other than those obligations and liabilities for which specific assets have been set aside in a trust or other funding vehicle or reserved for on Target's March 31, 2003 balance sheet included in Target's Form 10-Q for the quarterly period ended March 31, 2003), except as otherwise required by ERISA.

          (iv)  Neither Target nor any member of its Controlled Group has ever maintained, sponsored, administered or contributed to an employee benefit plan subject to Title IV of ERISA, a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) or a welfare benefit plan that provide coverage or benefits to former employees (other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

           (v)  No Plan exists which could result in the payment to any employee of Target or any of its Subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the transactions contemplated by this Agreement.

          (vi)  Except due to random and inadvertent administrative error, all individuals who are or have been eligible to participate in the Plans based upon the eligibility provisions set forth therein or under applicable law have been provided with a timely opportunity to participate.

        (q)    Labor Matters.    (i) Neither Target nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (other than contracts or other agreements or understandings with labor unions or labor organizations in connection with products and services offered and sold to such unions and organizations by Target or its Subsidiaries); (ii) neither Target nor any of its Subsidiaries is the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or sex, age, race or other discrimination or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there are no current or threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of Target or any Subsidiary, or labor strike and no such activities have occurred during the past 24 months; (iv) no grievance, arbitration, complaint or investigation is pending or, to the Knowledge of Target, threatened against Target or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Target; (v) Target and each Subsidiary is in compliance with all applicable laws (domestic and foreign), agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment except for failures so to comply, if any, that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect with respect to Target; (vi) Target has complied in all material respects with its payment obligations to all employees of Target and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Target policy, practice, agreement, plan, program or any statute or other law; (vii) Target is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of Target, nor will Target have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by Target of any Persons employed by Target or any of its Subsidiaries on or prior to the Effective Time of the Merger except as required by Code Section 4980B; and (viii) Target is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") and part 6 and 7 of Title I of ERISA, to the extent applicable, and all other employee notification and bargaining obligations arising under any collective bargaining agreement or statute.

        (r)    Affiliate Transactions.    Except as disclosed in the Target SEC Reports or Section 3.2(r) of the Target Disclosure Schedule, there are no contracts, commitments, agreements, arrangements or other transactions between Target or any of its Subsidiaries, on the one hand, and any (i) officer or director of Target or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of Target or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

        (s)    Statutory Financial Statements.    Except as otherwise set forth therein, the annual statements and the quarterly statements filed by Target or any of its Subsidiaries with the Wisconsin Office of the Commissioner of Insurance ("OCI") for the years ended December 31, 2001 and 2002, and for the quarterly period ended March 31, 2003 and for any period ending after the date hereof (the "OCI Filings") and the statutory balance sheets and income statements included in such OCI Filings fairly present in all material respects the statutory financial condition and results of operations of Target or such Subsidiaries, as applicable, as of the date and for the periods indicated therein and have been prepared in accordance with applicable statutory accounting principles consistently applied throughout the periods indicated, except as may be reflected in the notes thereto and subject to the absence of notes required by statutory accounting principles and to normal year-end adjustments.

        (t)    Insurance.    Target has provided or made available to Purchaser a true, correct and complete listing of all policies of insurance to which Target is currently a party or is a beneficiary or named insured. Target maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Target (taking into account the cost and availability of such insurance).

        (u)    Opinion of Target Financial Advisor.    The Board of Directors of Target has received the opinion of the Target Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Target Common Stock (other than Purchaser, BCBSUW and their respective affiliates), a copy of which opinion will be made available to Purchaser solely for informational purposes, after receipt thereof by Target.

        (v)    HIPAA.    Target is, and its business is being conducted, in compliance in all material respects with the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act and the regulations promulgated thereunder (including 45 C.F.R. parts 160, 162, and 164) (collectively, "HIPAA"). Target has formulated and is in the process of implementing a remediation plan designed to ensure compliance by Target, no later than October 14, 2003, with any applicable state or federal privacy laws or regulations (including HIPAA) governing the security, privacy or electronic or other exchange of health information that are effective or scheduled to become effective on or prior to December 31, 2003. This remediation plan is referred to as the "HIPAA/Privacy Remediation Plan." A copy of the HIPAA/Privacy Remediation Plan has been provided to Purchaser. The HIPAA/Privacy Remediation Plan is based upon reasonable determinations concerning: (i) the application of HIPAA and other state and federal privacy laws and regulations to Target and (ii) the measures that must be taken to attain compliance with such laws and regulations by their mandated compliance dates. Target reasonably believes that the objectives set forth in the HIPAA/Privacy Remediation Plans are attainable in the manner and within the time periods set forth therein (which time periods have been established to ensure full compliance by the compliance dates imposed by HIPAA and other state and federal privacy laws and regulations). Target has completed, and will complete, in all material respects all scheduled actions set forth in the HIPAA/Privacy Remediation Plan on or before the dates set forth in the HIPAA/Privacy Remediation Plan.

        3.3    Representations and Warranties of Purchaser and Merger Sub.    Purchaser and Merger Sub represent and warrant to Target as follows:

        (a)    Organization.    Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and Merger Sub is a direct wholly-owned subsidiary of Purchaser.

        (b)    Corporate Authorization.    Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

        (c)    Non-Contravention.    The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or by-laws of Merger Sub.

        (d)    No Business Activities.    Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

        4.1    Conduct of Business of Target Pending the Merger.    Target covenants and agrees that, during the period from the date hereof to the Effective Time and except as otherwise agreed to in writing by Purchaser, the businesses of Target and its Subsidiaries shall be conducted only in, and Target and its Subsidiaries shall not take any action except in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and Target and its Subsidiaries shall each use its commercially reasonable efforts to preserve substantially intact the business organization of Target and its Subsidiaries, to keep available the services of the present officers, employees and consultants of Target and its Subsidiaries and to preserve the present relationships of Target and its Subsidiaries with such of the customers, suppliers, licensors, licensees, or distributors with which Target or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, neither Target nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, except as set forth in Section 4.1 of the Target Disclosure Schedule, directly or indirectly do, or propose or commit to do, any of the following:

        (a)   Amend its articles of incorporation or by-laws or equivalent organizational documents;

        (b)   Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of Target or any of its Subsidiaries (except for the issuance of securities issuable pursuant to options outstanding as of the date hereof under any Benefit Plans or, consistent with past practice, pursuant to Target's 401(k) plan), except for the issuance of options to officers and employees (which issuance shall be in the ordinary course of business in accordance with past practices) to purchase up to 100,000 shares of Target Common Stock under the Target Stock Option Plans;

        (c)   Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than a dividend or distribution payable in cash, stock, property or otherwise, from any of Target's wholly-owned Subsidiaries to Target);

        (d)   Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

        (e)   Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business;

        (f)    Modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable law;

        (g)   Transfer, lease, mortgage, or otherwise dispose of or subject to any Lien any of its assets, including capital stock of Subsidiaries (except (i) by incurring Permitted Liens and (ii) equipment and property no longer used in the operation of Target's business);

        (h)   Incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person (except for borrowings under and in accordance with the Credit Documents);

        (i)    Enter into or amend any Material Contract, any other contract or agreement (with "other contract or agreement" being defined for purposes of this subsection as a contract or agreement which involves Target incurring a liability in excess of $1 million individually or $10 million in the aggregate and which is not terminable by Target without penalty upon one year or less notice (other than (A) contracts or amendments issued or entered into in the ordinary course of business and consistent with Target's practice since January 1, 2003 with customers or providers of Target or its Subsidiaries (1) using Target's or any of its Subsidiaries' standard templates (as the same may be amended with non-material changes made for other customers or providers or for purposes of compliance with laws or accreditation requirements) and (2) which do not contain any rate guarantees for any period greater than 12 months, and (B) customer agreements that are not terminable within one year solely as a result of HIPAA or other statutory or regulatory requirements)) or contract or agreement with an affiliate of Target; provided, that if Target is required to obtain the consent of Purchaser to enter into or amend a Material Contract, "other contract or agreement" or agreement with an affiliate of Target pursuant to this Section 4.1(i), Purchaser shall consider and respond to Target's request for such consent within two Business Days of Purchaser's receipt of such request and such other information as is reasonably necessary to evaluate such request. For purposes of this section, a "rate guarantee" shall mean any provision pursuant to which the premiums, administrative services fees or other similar payments to be received by Target or its Subsidiaries, or in the instance of agreements with providers the rates to be paid by Target or its Subsidiaries, are set either at a fixed amount or by reference to a pre-determined formula (such as an index of inflation) for a specified period of time;

        (j)    Except to the extent required under this Agreement or pursuant to applicable law, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of officers and employees of Target or its Subsidiaries in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of Target or any of its Subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

        (k)   Except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles, make any change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

        (l)    Take, or permit any of its Subsidiaries to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

        (m)  Settle or compromise any pending or threatened suit, action or claim in excess of $500,000;

        (n)   Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Target or any of its Subsidiaries;

        (o)   Effectuate a "plant closing" or "mass layoff", as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of Target or any of its Subsidiaries;

        (p)   Fail to maintain in full force and effect the existing insurance policies covering Target or its Subsidiaries or their respective properties, assets and businesses or comparable replacement policies to the extent available for a cost not exceeding 300% of the current cost of such policy;

        (q)   Authorize any single capital expenditure which is in excess of $500,000 or capital expenditures which are, in the aggregate, in excess of $5 million for Target and its Subsidiaries taken as a whole;

        (r)   Create any new products or expand its marketing efforts beyond Wisconsin;

        (s)   Make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

        (t)    Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of Target or incurred in the ordinary course of business and consistent with past practice;

        (u)   (i) Take, or permit any of its Subsidiaries to take, any action or fail to take any action that would adversely affect the Conversion from qualifying as a tax-free reorganization or (ii) claim any portion of the Conversion Deduction against taxable income as reported on any Tax Return; or

        (v)   Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(u) or any action which would result in any of the conditions set forth in Article VI not being satisfied or materially delay the Closing.

        4.2    Conduct of Business of Purchaser Pending the Merger.    Purchaser shall not, between the date of this Agreement and the Effective Time, except as set forth in Section 4.2 of the Purchaser Disclosure Schedule, directly or indirectly do, or propose or commit to do, any of the following:

        (a)   Amend its certificate of incorporation or by-laws or equivalent organizational documents in a manner adverse to Target or its stockholders;

        (b)   Take, or permit any of its Subsidiaries to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

        (c)   Declare, set aside, make or pay any dividend or other distribution (other than a share repurchase in accordance with Purchaser's share repurchase program, stock dividend or cash dividend comparable to dividends of other companies of similar size), payable in cash, stock, property or otherwise, with respect to any of its capital stock;

        (d)   Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Purchaser; or

        (e)   Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2(a) through 4.2(d) or any action which would result in any of the conditions set forth in Article VI not being satisfied or materially delay the Closing.

        4.3    Governmental Filings.    Each of Purchaser and Target shall (a) confer on a regular and frequent basis with the other and (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Target and Purchaser shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and each of Purchaser (to the extent any report, announcement and publication relates to this Agreement and the Merger or materially impacts the Merger) and Target shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed.

ARTICLE V
ADDITIONAL AGREEMENTS

        5.1    Preparation of Form S-4 and the Proxy Statement; Stockholders Meeting.    (a) Promptly following the date of this Agreement, Target and Purchaser shall prepare and Target shall file with the SEC the Proxy Statement, and Purchaser shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Target and Purchaser shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Target will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Purchaser shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities law in connection with the issuance of Purchaser Common Stock in connection with the Merger, and Target shall furnish all information concerning Target and the holders of Target Common Stock and rights to acquire Target Common Stock pursuant to the Target Stock Option Plans as may be reasonably required in connection with any such action. Each of Purchaser and Target shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the preparation, filing and distribution of the Proxy Statement. Target, Purchaser and Merger Sub each agrees to correct any information provided by it for use in the Form S-4 or the Proxy Statement that shall have become false or misleading.

        (b)   Target, acting through its Board of Directors, shall, subject to and in accordance with its articles of incorporation and by-laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Form S-4 becomes effective a meeting of the holders of Target Common Stock (the "Target Stockholders Meeting") for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby, and (i) except as otherwise provided herein, recommend approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Target and include in the Proxy Statement such recommendation and (ii) use its commercially reasonable efforts to solicit and obtain such approval. The Board of Directors of Target shall not withhold, withdraw, amend or modify in a manner adverse to Purchaser its recommendation referred to in clause (i) of the preceding sentence (or announce publicly its intention to do so), except that such Board of Directors shall be permitted to withhold, withdraw, amend or modify its recommendation (or publicly announce its intention to do so) if such Board of Directors determines in good faith, after consultation with its outside legal counsel, that its failure to withhold, withdraw, amend or modify its recommendation is or is reasonably likely to be, inconsistent with its fiduciary duties in accordance with Wisconsin law. Notwithstanding the foregoing, a communication by the Board of Directors of Target to Target's stockholders pursuant to Rule 14d-9(f) under the Exchange Act, or any similar type of communication to Target's stockholders in connection with the making or amendment of a tender offer or exchange offer, shall not be deemed to constitute a breach of Target's obligations under this Section 5.1(b).

        (c)   Target will cause its transfer agent to make stock transfer records relating to Target available to the extent reasonably necessary to effectuate the intent of this Agreement.

        5.2    Accountant's Letters.    (a) Purchaser shall use reasonable best efforts to cause to be delivered to Target a letter from Purchaser's independent public accountants, dated the date on which the Form S-4 shall become effective, addressed to Purchaser, in form and substance reasonably satisfactory to Target and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        (b)   Target shall use reasonable best efforts to cause to be delivered to Purchaser a letter from Target's independent public accountants, dated the date on which the Form S-4 shall become effective, addressed to Target and Purchaser, in form and substance reasonably satisfactory to Purchaser and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        5.3    Access to Information.    Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, records, officers and employees as the other party may reasonably request and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information. The parties will hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated April 29, 2003 between Target and Purchaser (the "Confidentiality Agreement"). Any investigation by Purchaser or Target shall not affect the representations and warranties of Target or Purchaser, as the case may be. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transactions contemplated by this Agreement (the "Transactions") and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that neither party (nor any employee, representative or other agent thereof) shall disclose any information (a) that is not relevant to an understanding of the U.S. federal income tax treatment or tax structure of the Transactions, including the identity of any party to this Agreement (or its employees, representatives, or other agents) or other information that could lead any person to determine such identity, (b) to the extent such disclosure could result in a violation of any federal or state securities laws or (c) until the earlier of (i) the date of the public announcement of discussions relating to the Transactions, (ii) the date of the public announcement of the Transactions and (iii) the date of the execution of an agreement to enter into the Transactions.

        5.4    Reasonable Best Efforts.    (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each party will use its reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things reasonably necessary to satisfy the conditions to Closing set forth herein and to consummate the transactions contemplated hereby.

        (b)   In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Each of Purchaser and Target shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry.

        (c)   In furtherance and not in limitation of the foregoing, the parties agree that Purchaser shall make such filings as are required in connection with this Agreement and the transactions contemplated hereby on its behalf, including the "Form A" regulatory filings to be made with the OCI, and shall coordinate the conduct of the hearing or hearings before the OCI in connection with such filings. Target and Purchaser will reasonably cooperate with regard to the content of the filings referred to in the first sentence of this Section 5.4(c), and every such filing shall be subject to the prior approval of Target, which approval shall not be unreasonably withheld or delayed. Target and Purchaser, as the case may be, shall submit all such filings and hearing testimony, witness lists and other similar materials relating to hearing to the other for its review prior to filing.

        5.5    No Solicitation of Transactions.    Target agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate or solicit or knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries, or (b) any purchase or sale of any significant portion of its assets or equity securities of it or any of its Subsidiaries, other than as disclosed in Schedule 5.5 of the Target Disclosure Schedule (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). Target further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal. Notwithstanding the foregoing, Target or its Board of Directors shall be permitted to (a) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal; (b) make any disclosure required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange; or (c) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in the case of the actions referred to in clause (c), (i) the Board of Directors of Target concludes in good faith, after consultation with its outside legal counsel, that the failure to provide such information or engage in such negotiations is or is reasonably likely to be inconsistent with the directors' fiduciary duties in accordance with Wisconsin law, (ii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors of Target receives from such Person an executed confidentiality agreement containing terms and provisions at least as restrictive as those contained in the Confidentiality Agreement (which shall not preclude discussions or negotiations with Purchaser relating to the proposal or offer from such Person) and (iii) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Board of Directors of Target notifies Purchaser promptly of such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the providing to Purchaser a copy of any written Acquisition Proposal or if no such document exists providing material terms and conditions of any proposals or offers. Target agrees that it will keep Purchaser informed, on a prompt basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Target agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or similar transaction or arrangement and will not waive any rights under any standstill or confidentiality agreements entered into with such parties. Target agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.5 of the obligations undertaken in this Section 5.5.

        5.6    Employee Benefits Matters.    (a) Continuation and Comparability of Benefits.    Except to the extent the parties mutually agree, from the Effective Time until December 31, 2004, the Surviving Corporation shall provide compensation and employee benefits to the employees of Target and its Subsidiaries (other than those employees whose terms and conditions of employment are subject to a collective bargaining agreement) employed as of the Effective Time that are in the aggregate no less favorable than those provided to Purchaser's employees generally.

        (b)    Pre-Existing Limitations; Service Credit.    With respect to any Benefit Plans in which any employees of the Target first become eligible to participate, on or after the Effective Time, and which are plans that the employees of the Target did not participate in prior to the Effective Time (the "New Target Plans"), Purchaser shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Target under any New Target Plans in which such employees may be eligible to participate after the Effective Time and deductibles, coinsurance or maximum out-of-pocket payments made by any employees of Target during the calendar year in which the Effective Time occurs shall reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New Target Plans; provided that such employee of Target and covered family members were enrolled in comparable coverage under the Benefit Plans of Target on the Effective Time and continuously thereafter until the effective time of coverage in the New Target Plans, and to the extent such waiver is permissible under the insurance contracts of Purchaser, and (ii) recognize service of the employees of the Target with Target accrued prior to the Effective Time for purposes of eligibility to participate and vesting credit in any New Target Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Target Plan. Service with Target will also be considered under any New Target Plan that is a defined benefit pension plan with a benefit formula based upon final average compensation, with an offset for any benefit payable for the same period of service with Target under any defined benefit plan of Target. Purchaser shall credit each employee of Target with accrued sick leave and vacation as of the Effective Time. Purchaser shall, or shall cause the Surviving Corporation to, either (i) maintain Target's Code Section 125 plans (the "Target 125 Plans") for the remainder of the calendar year in which the Effective Time occurs, or (ii) terminate the Target 125 Plans after the Effective Time and adopt new Code Section 125 plans (the "New 125 Plans") for employees of Target who were participating in the Target 125 Plans and transfer the account balances of such employees under the Target 125 Plans to the New 125 Plans as soon as practicable after such New 125 Plans are established.

        5.7    Directors' and Officers' Indemnification and Insurance.    (a) The Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Target and its Subsidiaries (the "Indemnified Personnel") to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Target pursuant to Target's certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any current or former directors, officers and employees of Target and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), and (ii) purchase as of the Effective Time a tail policy to the current policy of directors' and officers' liability insurance and fiduciary liability insurance maintained by Target which tail policy shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in excess of 900% of the annual premium currently paid by Target for its current policy of directors' and officers' liability insurance and fiduciary liability insurance; and, provided, further, that if the premium of such insurance coverage exceeds such amount, the Surviving Corporation after consultation with Target shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

        (b)   The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and exculpation from liability at least as favorable to the Indemnified Personnel as those set forth in the current articles of incorporation and by-laws of Target, and for a period of six years from the Effective Time, those provisions shall not be repealed or amended or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Personnel, except to the extent, if any, that such modification is required by applicable law.

        (c)   Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified

Personnel, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

        (d)   The covenants contained in this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Personnel and their respective heirs and legal representatives, and shall not be deemed exclusive of any other rights to which an Indemnified Personnel is entitled, whether pursuant to laws, contract or otherwise.

        (e)   In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7

        5.8    Notification of Certain Matters.    Target shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Target, of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (b) any failure of Target, Purchaser or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        5.9    Public Announcements.    Purchaser and Target shall develop a joint communications plan and each party shall (a) ensure that all press releases and other public statements with respect to this Agreement or the transactions contemplated hereby shall be consistent with such joint communications plan, and (b) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.1, neither Purchaser nor Target shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

        5.10    Listing of Shares of Purchaser Common Stock..    Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

        5.11    Affiliates.    Promptly after execution and delivery of this Agreement, Target shall deliver to Purchaser a letter identifying all Persons who, in the opinion of Target, may be deemed as of the date hereof "affiliates" of Target for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary to reflect changes from the date thereof. Target shall use reasonable best efforts to cause each Person identified on such list to deliver to Purchaser not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit 5.11 hereto.

        5.12    Transition Team.    (a) Promptly following execution of this Agreement, the parties shall establish a transition planning team (the "Transition Team") comprised of an equal number of representatives of Target and Purchaser. The Transition Team shall be responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of Target with those of Purchaser. The Transition Team shall be responsible for developing, and monitoring the development of, and deliverables due under, an action plan for the combination of the businesses which, among other things, shall include an information systems action plan intended to facilitate the most effective combination of the information systems resources of Target and Purchaser.

The Transition Team, or designated representatives thereof, shall meet monthly to review the financial performance of Target and its affiliates and at such meetings Target shall advise the Transition Team of the status of achieving Target's then current Operating Plan (as has been presented to Purchaser), including all of the material components thereof, such as sales, enrollment, revenues, investment income, quarterly claim trends, medical loss ratio, administrative expenses, net income, reserves and statutory capital (as indicated on the quarterly balance sheet). The Transition Team shall be informed at each quarterly meeting of the applicable trends and retention experience arising from Target's business planning and underwriting process.

        5.13    Tax-Free Reorganization Treatment.    The parties hereto shall use their commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Unless required by law, each of Purchaser, Merger Sub, and Target shall not file any return or take any position inconsistent with the treatment of the Merger as a reorganization described in Section 368(a) of the Code. Prior to the Effective Time, the parties shall use their commercially reasonable efforts to obtain the opinion of their respective tax counsel in such form and upon such matters as described in Section 6.2(c) and Section 6.3(c).

        5.14    HIPAA Remediation.    From the date hereof through the Closing Date, Target will, and will cause each of its Subsidiaries to, use their respective best efforts to continue to implement the HIPAA/Privacy Remediation Plan in accordance with its terms. Target shall cooperate with Purchaser's reasonable requests to allow Purchaser to verify the results and efficacy of Target's implementation of the HIPAA/Privacy Remediation Plan (including, for example, conducting and participating in testing procedures concerning the transmission of electronic transactions and reviewing policies and procedures that are necessary to meet the administrative obligations of the HIPAA privacy rules).

        5.15    Medicare Part A Claims Processing.    On or before the Closing Date, the parties shall cooperate in announcing Purchaser's intention that its national headquarters for Medicare Part A Claims Processing will be located in Milwaukee, Wisconsin; and Purchaser shall effectuate such intention as promptly as practicable after the Effective Time.

        5.16    Cobalt Corporation Foundation.    Purchaser agrees that after the Effective Time, the assets of Cobalt Corporation Foundation, Inc. will continue to be used for charitable purposes based or occurring in, or shall be distributed to charitable organizations based or located in, the State of Wisconsin.

ARTICLE VI
CONDITIONS PRECEDENT

        6.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of Target, Purchaser and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)    No Injunctions or Restraints, Illegality.    (i) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; and (ii) no Governmental Entity shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any United States court or other governmental body of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement.

        (b)    HSR Act.    The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

        (c)    NYSE Listing.    The shares of Purchaser Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

        (d)    Effectiveness of the Form S-4.    The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (e)    Stockholder Approval.    The Merger shall have been approved by the Required Target Vote at the Target Stockholders Meeting.

        (f)    Purchaser Common Stock Price.    The Purchaser Common Stock Price shall be at least $62.50; provided that this condition shall expire at the end of the tenth Business Day after the Determination Date.

        6.2    Additional Conditions to Obligations of Purchaser and Merger Sub.    The obligations of Purchaser and Merger Sub to effect the Merger are subject to the satisfaction or waiver by Purchaser, on or prior to the Closing Date, of the following conditions:

        (a)    Representations and Warranties.    Each of the representations and warranties of Target set forth in this Agreement (read without any materiality, Material or Material Adverse Effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date) other than such failures to be true and correct that in the aggregate would not reasonably be expected to have a Material Adverse Effect on Target. Purchaser shall have received a certificate of the chief executive officer and the chief financial officer of Target to such effect.

        (b)    Performance of Obligations of Target.    Target shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate of the chief executive officer and the chief financial officer of Target to such effect.

        (c)    Tax Opinion.    Unless the Reverse Merger Election is made, Purchaser shall have received from Simpson Thacher & Bartlett LLP, counsel to Purchaser, on or before the date the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates, based on customary representations of Target and Purchaser, in form and substance reasonably satisfactory to counsel, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Target, Purchaser and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

        (d)    No Litigation.    There shall not be pending any suit, litigation or other similar proceeding relating to the transactions contemplated by this Agreement and as to which there is a significant likelihood of material liability to any of Purchaser, Target or any of their affiliates (a "Material Case"); provided, however, that in the event Purchaser notifies Target that it considers a matter to be a Material Case, Target and Purchaser agree that Purchaser may refer the matter to an independent arbitrator mutually acceptable to the parties (the "Independent Arbitrator") for a determination of whether the matter is a Material Case. The Independent Arbitrator shall hold a hearing and render his decision, which shall be final and binding upon the parties, within 10 days following Purchaser's request. Each party shall be entitled to submit a written brief to the Independent Arbitrator (with a copy being simultaneously provided to the other party) prior to the hearing. The costs and expenses of the arbitrator shall be borne equally by Purchaser and Target.

        (e)    No Material Adverse Change.    At any time on or after the date of this Agreement there shall not have occurred any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Target.

        (f)    BCBSA.    Any required approval of the BCBSA shall have been obtained without any Material Conditions (as defined Section 8.11) imposed on Target or Purchaser or any of their Subsidiaries. The licenses of Target and those of its Subsidiaries licensed on the date hereof to use the BCBS name shall be in full force and effect.

        (g)    Wisconsin Consents.    The required consent of the Wisconsin Commissioner of Insurance shall have been obtained without any Material Conditions imposed on Target or Purchaser or any of their Subsidiaries.

        (h)    Required Governmental Consents.    Any material governmental consents or approvals required to consummate the transactions contemplated hereby shall have been obtained, and shall be in full force and effect, without any Material Conditions.

        (i)    Required Third Party Consents.    Any material third party consents or approvals required to consummate the transactions contemplated hereby (other than those referred to in Sections 6.2(f) through (h)) shall have been obtained and shall be in full force and effect.

        (j)    HIPAA.    Target shall be, and its business shall be conducted, in compliance in all material respects with all of the provisions of HIPAA and other applicable state and federal privacy laws and regulations that are effective or scheduled to become effective on or prior to the later of (i) October 14, 2003 or (ii) the Effective Time.

        6.3    Additional Conditions to Obligations of Target.    The obligations of Target to effect the Merger are subject to the satisfaction of, or waiver by Target, on or prior to the Closing Date of the following additional conditions:

        (a)    Representations and Warranties.    Each of the representations and warranties of Purchaser set forth in this Agreement (read without any materiality or Material Adverse Effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date) other than such failures to be true and correct that in the aggregate would not reasonably be expected to have a Material Adverse Effect on Purchaser. Target shall have received a certificate of the chief executive officer and the chief financial officer of Purchaser to such effect.

        (b)    Performance of Obligations of Purchaser.    Purchaser shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date. Target shall have received a certificate of the chief executive officer and the chief financial officer of Purchaser to such effect.

        (c)    Tax Opinion.    Unless the Reverse Merger Election is made, Target shall have received from Foley & Lardner, counsel to Target, on or before the date the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates, based on customary representations of Target and Purchaser, in form and substance reasonably satisfactory to counsel, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (ii) Target, Purchaser and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

        (d)    BCBSA.    Any required approval of the BCBSA shall have been obtained.

        (e)    Wisconsin Consents.    The required consent of the Wisconsin Commissioner of Insurance shall have been obtained.

        (f)    Required Governmental Consents.    Any material governmental consents or approvals required to consummate the transactions contemplated hereby shall have been obtained.

ARTICLE VII
TERMINATION AND AMENDMENT

        7.1    Termination.    This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date, whether before or after approval of matters presented in connection with the Merger by the stockholders of Target (except as otherwise stated herein):

        (a)   By mutual written consent of Purchaser and Target;

        (b)   By either Purchaser or Target, if the Merger shall not have been consummated on or before January 31, 2004 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

        (c)   By Purchaser or Target, if any required approval of the stockholders of Target for this Agreement or the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

        (d)   By Purchaser or Target if any court or other governmental body of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable (provided that the party seeking to terminate the Agreement shall have used its reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things reasonably necessary to prevent the entry of such order, decree, ruling or other action);

        (e)   By Target if (i) prior to the Closing Date there shall have been a breach of any representation, warranty, covenant or agreement on the part of Purchaser contained in this Agreement, which breach would (A) give rise to the failure of a condition set forth in Section 6.3 and (B) is incapable of being cured by Purchaser or is not cured within 30 days of notice of such breach, or (ii) any of the conditions to Target's obligations to perform set forth in Article VI shall have become incapable of fulfillment;

        (f)    By Purchaser if (i) prior to the Closing Date there shall have been a breach of any representation, warranty, covenant or agreement on the part of Target contained in this Agreement, which breach would (A) give rise to the failure of a condition set forth in Section 6.2 and (B) is incapable of being cured by Target or is not cured within 30 days of notice of such breach, or (ii) any of the conditions set forth to Purchaser's obligations to perform set forth in Article VI shall have become incapable of fulfillment; or

        (g)   By Purchaser or Target (i) if the Board of Directors of Target authorizes Target to execute a binding written agreement with respect to a transaction that constitutes a Superior Proposal, (ii) Target notifies Purchaser in writing that it intends to enter into such an agreement and provides Purchaser with the proposed definitive documentation for such Superior Proposal and (iii) Purchaser does not, within seven days after the receipt of such written notice and documentation, provide a written offer that is at least as favorable as the Superior Proposal to the stockholders of Target; or

        (h)   By Purchaser or Target on or prior to the tenth Business Day after the Determination Date if the Purchaser Common Stock Price is less than $62.50.

        7.2    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in the confidentiality provisions of Section 5.3 and Sections 7.3 and 8.1; provided, however, that nothing herein shall relieve any party from liability for any willful breach hereof.

        7.3    Fees and Expenses.    (a) If (i) Purchaser or Target terminates this Agreement pursuant to Section 7.1(c) and an Alternative Transaction or the intention to propose an Alternative Transaction shall have been publicly announced and not withdrawn prior to the Target Stockholders Meeting and within 12 months thereafter Target enters into an Agreement with respect to an Alternative Transaction or an Alternative Transaction is consummated, (ii) Purchaser terminates this Agreement pursuant to Section 7.1(f) and the Board of Directors of Target was aware of the existence of an Alternative Transaction or the intention to propose an Alternative Transaction and such Alternative Transaction had not been withdrawn prior to such breach and within 12 months thereafter Target enters into an agreement with respect to an Alternative Transaction or an Alternative Transaction is consummated or (iii) Purchaser or Target terminates this Agreement pursuant to Section 7.1(g), then Target shall pay to Purchaser and Merger Sub, within one Business Day following the date Target enters into an agreement with respect to an Alternative Transaction or an Alternative Transaction is consummated (in the cases of clauses (i) and (ii) above) or within one Business Day following the date of such termination (in the case of clause (iii) above), a fee, in cash, of $27.2 million, which the parties agree shall be the appropriate measure of liquidated damages and shall represent complete reimbursement of expenses incurred by Purchaser and Merger Sub up to the date of termination, and which amount shall be the total damages and sole remedy of Purchaser and Merger Sub upon the termination of this Agreement for any of the reasons described in this Section 7.3(a).

        For purposes of this Section 7.3, "Alternative Transaction" means any of the following events: (i) the acquisition of Target by merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution or otherwise by any Person other than Purchaser, Merger Sub or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 20% or more of the assets of Target and its Subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 20% or more of the outstanding shares of Target Common Stock; (iv) the adoption by Target of a plan of liquidation or the declaration or payment of a liquidating dividend; or (v) the repurchase by Target or any of its Subsidiaries of 20% or more of the outstanding shares of Target Common Stock.

        (b)   If Purchaser terminates this Agreement pursuant to Section 7.1(h), then Purchaser shall (i) reimburse the Foundation for its documented Expenses (as defined in Section 7.3 (c)) in an amount not to exceed $600,000, and (ii) reimburse Target for its documented Expenses (other than any broker's or finder's fee or any payment to any broker, investment banker or financial advisor, including, without limitation, any payment or fee to the Target Financial Advisor) in an amount not to exceed $1.5 million, in each case within one Business Day following the date of such termination.

        (c)   Except as otherwise specifically provided herein, each party shall bear its own Expenses in connection with this Agreement and the transactions contemplated hereby, except that each of Purchaser and Target shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement. As used in this Agreement, "Expenses" includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Form S-4 and the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

        7.4    Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Target, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        7.5    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII
GENERAL PROVISIONS

        8.1    Non-Survival of Representations, Warranties and Agreements.    Subject to the proviso in Section 7.2, none of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time. Notwithstanding the foregoing, this Article VIII shall survive the Effective Time and the confidentiality provisions of Section 5.3 and Section 7.3 shall survive the termination of this Agreement.

        8.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

  (a)
  if to Purchaser or Merger Sub, to

  WellPoint Health Networks Inc.
  1 WellPoint Way
  Thousand Oaks, California 91362
  Fax: (805) 557-6820
  Attention: General Counsel

  with a copy to

  Simpson Thacher & Bartlett LLP
  425 Lexington Avenue
  New York, New York 10017
  Fax: (212) 455-2502
  Attention: Gary I. Horowitz

  (b)
  if to Target, to

  Cobalt Corporation
  401 West Michigan Street
  Milwaukee, Wisconsin 53202
  Fax: (414) 266-6229
  Attention: Stephen E. Bablitch

  with a copy to

  Foley & Lardner
  777 East Wisconsin Avenue
  Milwaukee, Wisconsin 53202
  Fax: (414) 297-4900
  Attention: Joseph C. Branch

        8.3    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

        8.4    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

        8.5    Entire Agreement; No Third Party Beneficiaries.    (a) This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. In entering into this Agreement, each party has relied solely on the representations and warranties set forth in this Agreement and acknowledges that neither of the parties nor any of their respective directors, officers, employees, agents, representatives or advisors makes any representation or warranty, either express or implied (and agrees that none of such Persons shall have any liability or responsibility to it in respect thereof), except as and only to the extent expressly provided for in this Agreement.

        (b)   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that Section 5.7 may be enforced against Purchaser and the Surviving Corporation by the Person identified or described therein.

        8.6    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin.

        8.7    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        8.8    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Purchaser without the consent of Target, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        8.9    Submission to Jurisdiction; Waivers.    Each of Purchaser and Target irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the State Courts of the States of Delaware or New York or the Federal courts located in such states and each of Purchaser and Target hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Purchaser and Target hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        8.10    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.11    Definitions.    As used in this Agreement:

        (a)   "BCBSA" means the Blue Cross and Blue Shield Association.

        (b)   "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the Target Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

        (c)   "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

        (d)   "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

        (e)   "Controlled Group" means any trade or business (whether or not incorporated) under common control with Target within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

        (f)    "Credit Documents" means the Target's three-year revolving credit facility with M&I Marshall & Ilsley Bank, dated August 7, 2002 and the Target's existing $20 million line of credit, each as in effect on the date hereof.

        (g)   "Determination Date" means the Business Day immediately following the day on which all conditions set forth in Article VI (other than the condition set forth in Section 6.1(f)) have been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing Date); provided that if after such Business Day (or after the establishment of a later Determination Date pursuant to this proviso) an event occurs which causes any condition set forth in Article VI (other than the condition set forth in Section 6.1(f)) to no longer be satisfied, then "Determination Date" means the Business Day immediately following the day on which all conditions set forth in Article VI (other than the condition set forth in Section 6.1(f)) have again been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing Date), and, in such event, such later Determination Date shall be used to calculate the Purchaser Common Stock Price and for purposes of Section 6.1(f) and Section 7.1(h).

        (h)   "Exchange Ratio" means .1233 shares of Purchaser Common Stock; provided, that if the Purchaser Common Stock Price (as defined in Section 8.11(q)) is less than $70.97, the Exchange Ratio shall be equal to $8.75 divided by the Purchaser Common Stock Price, rounded to the nearest 1/10,000.

        (i)    "GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

        (j)    "good standing" means, when used with respect to the status of any corporation domiciled or doing business in the State of Wisconsin, that such corporation has filed its most recent required annual report and (i) if a domestic corporation, has not filed articles of dissolution, and (ii) if a foreign corporation, has not applied for a certificate of withdrawal and is not the subject of a proceeding to revoke its certificate of authority.

        (k)   "Known" or "Knowledge" means, (i) with respect to Target, the knowledge of Stephen Bablitch, Michael Bernstein, Gail Hanson, Lorna Granger, Timothy Cullen, Sandra Coston, Elizabeth Bartlett and Michael Murray, and (ii) with respect to Purchaser, the knowledge of Thomas Geiser, Elliot Gordon and Robert Kelly.

        (l)    "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any capital lease having substantially the same economic effect as any of the foregoing).

        (m)  "Material Adverse Effect" means, with respect to Target, any material adverse effect on the business, assets or condition (financial or otherwise) of Target (and, as applicable, its Subsidiaries, taken as a whole) and with respect to Purchaser any material adverse effect on the ability of Purchaser to consummate the Merger.

        (n)   "Material Condition" for purposes of Sections 6.2(f), (g) and (h) means any conditions that are material and adverse to Target or Purchaser or any of their Subsidiaries and that differ materially in character, degree or scope from conditions commonly imposed by such consents or approvals.

        (o)   "the other party" means, with respect to Target, Purchaser and means, with respect to Purchaser, Target.

        (p)   "Permitted Liens" means (i) any liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar liens, (iii) pledges or deposits in connection with workers' compensation, unemployment insurance, and other social security legislation and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto.

        (q)   "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

        (r)   "Purchaser Common Stock Price" means the average of the closing sales prices of Purchaser Common Stock on the NYSE Composite Transactions Tape on each of the 15 consecutive NYSE trading days ending on, and including, the Determination Date.

        (s)   "SEC" means the Securities and Exchange Commission.

        (t)    "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        (u)   "Superior Proposal" means a bona fide written proposal made by a Person other than Purchaser, Merger Sub or an Affiliate thereof which is (i) for a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving, or any purchase or acquisition of, (A) more than fifty percent (50%) of the voting power of Target's capital stock or (B) all or substantially all of the consolidated assets of Target and its Subsidiaries, and (ii) otherwise on terms which Target's Board of Directors determines in good faith after consultation with its advisors would result in a transaction that, if consummated, is more favorable to Target's stockholders, from a financial point of view (which determination of the Board of Directors shall take into account, among other things, the legal, financial, regulatory and other aspects of the proposal, including conditions to consummation and the likelihood of timely consummation), than the transactions contemplated hereby.

[Intentionally Left Blank]

        IN WITNESS WHEREOF, Purchaser, Merger Sub and Target have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

WELLPOINT HEALTH NETWORKS INC.
By:	/s/ THOMAS C. GEISER
	Name:	THOMAS C. GEISER
	Title:	Secretary
CROSSROADS ACQUISITION CORP.
By:	/s/ THOMAS C. GEISER
	Name:	THOMAS C. GEISER
	Title:	Secretary
COBALT CORPORATION
By:	/s/ STEPHEN E. BABLITCH
	Name:	STEPHEN E. BABLITCH
	Title:	CEO, Chairman

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

        THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of August 8, 2003, among WELLPOINT HEALTH NETWORKS INC., a Delaware corporation ("Purchaser"), CROSSROADS ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Purchaser ("Merger Sub"), and COBALT CORPORATION, a Wisconsin corporation ("Target") to the Agreement and Plan of Merger, dated as of June 3, 2003 (the "Original Agreement"), among Purchaser, Merger Sub and Target.

        WHEREAS, the parties to the Original Agreement desire to amend the Original Agreement as set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

        1.     Amendment to the Third Whereas Clause.  The third whereas clause shall be amended to delete the reference to "Section 3.2(b)" in the fourth line thereof and to insert "Section 1.8(d)" in its place.

        2.     Amendment to Section 1.8(d).  The first sentence of Section 1.8(d) shall be amended and restated to read in its entirety as follows:

                Each of the 7,949,904 shares of common stock, no par value, of Target (the "Cobalt Subsidiary Held Stock") held of record by Blue Cross & Blue Shield United of Wisconsin, a subsidiary of Target ("BCBSUW"), and the 712,300 shares of common stock, no par value, of Target held of record by Blue Cross of California, an indirect subsidiary of Purchaser (the "Purchaser Subsidiary Held Stock" and together with the Cobalt Subsidiary Held Stock, the "Subsidiary Held Stock") shall be converted into the right to receive two times the Exchange Ratio in Purchaser Common Stock ("Subsidiary Stock Consideration").

        3.     Amendment to Section 3.2(b)(i).  The first sentence of Section 3.2(b)(i) shall be amended and restated to read in its entirety as follows:

                The authorized capital stock of Target consists of (A) 75,000,000 shares of common stock, no par value, of which 41,990,405 shares were outstanding as of the date of the Original Agreement, excluding the Cobalt Subsidiary Held Stock, and (B) 1,000,000 shares of Preferred Stock, no par value per share, none of which are outstanding.

        4.     Authorization.  This Amendment has been duly executed and delivered by each party hereto and constitutes a valid and binding obligation of each such party, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

        5.     No Other Amendments.  Except as expressly amended hereby, the provisions of the Original Agreement are and shall remain in full force and effect.

        6.     Governing Law.  This Amendment shall be governed and construed in accordance with the laws of the State of Wisconsin.

        7.     Counterparts and Effectiveness.  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

[The remainder of this page has been left intentionally blank]

        IN WITNESS WHEREOF, Purchaser, Merger Sub and Target have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

WELLPOINT HEALTH NETWORKS INC.
By:	/s/ THOMAS C. GEISER
	Name:	THOMAS C. GEISER
	Title:	Secretary
CROSSROADS ACQUISITION CORP.
By:	/s/ THOMAS C. GEISER
	Name:	THOMAS C. GEISER
	Title:	Secretary
COBALT CORPORATION
By:	/s/ STEPHEN E. BABLITCH
	Name:	STEPHEN E. BABLITCH
	Title:	CEO, Chairman

Exhibit 1.5

AMENDED ARTICLES OF INCORPORATION
OF
COBALT CORPORATION

        This corporation is organized under Chapter 180 of the Wisconsin Statutes.

ARTICLE I
NAME

        The name of the corporation is Cobalt Corporation (the "Corporation").

ARTICLE II
AUTHORIZED CAPITAL STOCK

        The aggregate number of shares which the Corporation shall have authority to issue shall be One Thousand (1,000) shares, consisting of one class only of common stock and having no par value per share.

ARTICLE III
BOARD OF DIRECTORS

        The number of directors constituting the Board of Directors of the Corporation shall be fixed by or in the manner provided by the Bylaws of the Corporation.

ARTICLE IV
REGISTERED AGENT

        The name and address of the registered agent and registered office of the Corporation are MIBEF Corporate Services, Inc., 100 East Wisconsin Avenue, Suite 3300, Milwaukee, Wisconsin 53202.

ARTICLE V
LIABILITY FOR BREACH OF FIDUCIARY DUTY

        A director of the Corporation shall not be personally liable to the Corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the following:

  (i)
  a willful failure to deal fairly with the Corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

  (ii)
  a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

  (iii)
  a transaction from which the director derived an improper personal profit;

  (iv)
  willful misconduct; or

  (v)
  liability arising under Section 180.0833 of the Wisconsin Business Corporation Law ("WBCL").

        If the WBCL is hereafter amended to authorize, with the approval of a corporation's shareholders, further reductions in the liability of a corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the WBCL as so amended. Any repeal or modification of the foregoing provisions of this Article V by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Exhibit 1.6

THIRD AMENDED AND RESTATED BYLAWS

OF

COBALT CORPORATION

(a Wisconsin corporation)

1

THIRD AMENDED AND RESTATED BYLAWS

OF

COBALT CORPORATION

(a Wisconsin corporation)

Introduction—Variable References

0.01.	Date of annual shareholders' meeting (See Section 2.01): First Monday in April
0.02.	Required notice of shareholders' meeting (See Section 2.04): Not less than 48 hours
0.03.	Authorized number of Directors (See Section 3.01): 5
0.04.	Required notice of Directors' meeting (See Section 3.05): Not less than 24 hours

2

3

4.06	President	13
4.07	The Executive Vice President	13
4.08	The Vice Presidents	13
4.09	The Secretary	13
4.10	The Treasurer	13
4.11	Assistant Secretaries And Assistant Treasurers	14
4.12	Other Assistants And Acting Officers	14
4.13	Salaries	14
ARTICLE V. CONFLICT OF INTEREST TRANSACTIONS, CONTRACTS, LOANS, CHECKS AND DEPOSITS: SPECIAL CORPORATE ACTS
5.01	Conflict Of Interest Transactions	14
5.02	Contracts	14
5.03	Loans	14
5.04	Checks, Drafts, Etc.	14
5.05	Deposits	15
5.06	Voting Of Securities Owned By This Corporation	15
ARTICLE VI. CERTIFICATES FOR SHARES AND THEIR TRANSFER
6.01	Certificates For Shares	15
6.02	Facsimile Signatures	15
6.03	Signature By Former Officers	15
6.04	Transfer Of Shares	15
6.05	Restrictions On Transfer	16
6.06	Lost, Destroyed Or Stolen Certificates	16
6.07	Consideration For Shares	16
6.08	Stock Regulations	16
ARTICLE VII. INDEMNIFICATION
7.01	Indemnification	16
7.02	Limited Liability Of Directors And Officers To The Corporation And Shareholders	18
ARTICLE VIII. SEAL
ARTICLE IX. AMENDMENTS
9.01	By Shareholders	19
9.02	By Directors	19
9.03	Implied Amendments	19

4

ARTICLE I. OFFICES

        1.01    Principal and Business Offices.    The Corporation may have such principal and other business offices, either within or without the State of Wisconsin, as the Board of Directors may designate or as the business of the Corporation may require from time to time.

        1.02    Registered Office.    The registered office of the Corporation required by the Wisconsin Business Corporation Law to be maintained in the State of Wisconsin may be, but need not be, identical with the principal office in the State of Wisconsin, and the address of the registered office may be changed from time to time by the Board of Directors or by the registered agent. The business office of the registered agent of the Corporation shall be identical to such registered office.

ARTICLE II. SHAREHOLDERS

        2.01    Annual Meeting.    The annual meeting of the shareholders shall be held at the date and hour in each year set forth in Section 0.01, or at such other time and date within 30 days before or after said date as may be fixed by or under the authority of the Board of Directors, for the purpose of electing Directors and for the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday in the State of Wisconsin, such meeting shall be held on the next succeeding business day. If the election of Directors shall not be held on the day designated herein, or fixed as herein provided, for any annual meeting of the shareholders, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the shareholders as soon thereafter as conveniently may be.

        2.02    Special Meeting.    Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by the Wisconsin Business Corporation Law, may be called by the Chairman of the Board of Directors, the President, the Board of Directors, or the holders of at least ten percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting who sign, date and deliver to the Corporation one or more written demands for the meeting describing one or more purposes for which it is to be held. The record date for determining shareholders entitled to demand a special meeting shall be the date that the first shareholder signs the demand. If duly called, the Corporation shall communicate notice of a special meeting as set forth in Section 2.04.

        2.03    Place of Meeting.    The Board of Directors may designate any place, either within or without the State of Wisconsin, as the place of meeting for any annual meeting or for any special meeting. If no designation is made, the place of meeting shall be the principal business office of the Corporation in the State of Wisconsin. Any meeting may be adjourned to reconvene at any place designated by vote of a majority of the shares represented thereat.

        2.04    Notice of Meeting.    Notice may be communicated in person, by telephone, telegraph, teletype, facsimile or other form of wire or wireless communication, or by mail or private carrier, and, if these forms of personal notice are impracticable, notice may be communicated by a newspaper of general circulation in the area where published, or by radio, television or other form of public broadcast communication. Such notice stating the place, day and hour of the meeting and, in case of a special meeting, a description of each purpose for which the meeting is called, shall be communicated or sent not less than the number of hours set forth in Section 0.02 (unless a longer period is required by the Wisconsin Business Corporation Law or the Articles of Incorporation) nor more than 60 days before the date of the meeting, by or at the direction of the Chairman of the Board, the Secretary, or other Officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting. Written notice is effective at the earliest of the following:

  (i)
  when received;

  (ii)
  on deposit in the U.S. mail, if mailed postpaid and correctly addressed; or

5

  (iii)
  on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested and the receipt is signed by or on behalf of the addressee.

Written notice to a shareholder shall be deemed correctly addressed if it is addressed to the shareholder's address shown in the Corporation's current record of shareholders. Oral notice is effective when communicated and the Corporation shall maintain a record setting forth the date, time, manner and recipient of the notice.

        2.05    Fixing of Record Date.    A "shareholder" of the Corporation shall mean the person in whose name shares are registered in the stock transfer books of the Corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the Corporation. Such nominee certificates, if any, shall be reflected in the stock transfer books of the Corporation. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the Board of Directors shall fix a future date not less than ten days and not more than 70 days prior to the date of any meeting of shareholders for the determination of the shareholders entitled to notice of, or to vote at, such meeting. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, the close of business on the day before the notice of the meeting is mailed shall be the record date for such determination of shareholders. The Board of Directors also may fix a future date as the record date for the purpose of determining shareholders entitled to take any other action or determining shareholders for any other purpose, which record date shall not be more than 70 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section, such determination shall be applied to any adjournment thereof unless the Board of Directors fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. The record date for determining shareholders entitled to a distribution or a share dividend shall be the date on which the Board of Directors authorizes the distribution or share dividend, as the case may be, unless the Board of Directors fixes a different record date.

        2.06    Voting Record.    The Officer or agent having charge of the stock transfer books for shares of the Corporation shall, before each meeting of shareholders, make a complete list of the shareholders entitled to vote at such meeting, or any adjournment thereof, with the address of and the number of shares held by each. The Corporation shall make the shareholders' list available for inspection by any shareholder beginning two business days after the notice of meeting is given for which the list was prepared and continuing to the date of the meeting, at the Corporation's principal office. Such record also shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes of the meeting. A shareholder or his or her agent or attorney may, on written demand, inspect and copy the list subject to the requirements set forth in Sections 180.1602 and 180.0720 of the Wisconsin Business Corporation Law. The original stock transfer books shall be prima facie evidence as to who are the shareholders entitled to examine such record or transfer books or to vote at any meeting of shareholders. Failure to comply with the requirements of this section shall not affect the validity of any action taken at such meeting.

        2.07    Quorum and Voting Requirements; Postponements; Adjournments.    Shares entitled to vote as a separate voting group as defined in the Wisconsin Business Corporation Law may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Unless the Articles of Incorporation or the Wisconsin Business Corporation Law provides otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter.

6

        Once a share is represented for any purpose at a meeting, other than for the purpose of objecting to holding the meeting or transacting business at the meeting, it is considered present for purposes of determining whether a quorum exists, for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

        If a quorum exists, action on a matter, other than the election of directors, by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Articles of Incorporation or the Wisconsin Business Corporation Law requires a greater number of affirmative votes. Unless otherwise provided in the Articles of Incorporation of the Corporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election.

        "Voting group" means any of the following:

          (i)  All shares of one or more classes or series that under the Articles of Incorporation or the Wisconsin Business Corporation Law are entitled to vote and be counted together collectively on a matter at a meeting of shareholders.

         (ii)  All shares that under the Articles of Incorporation or the Wisconsin Business Corporation Law are entitled to vote generally on a matter.

        The Board of Directors acting by resolution may postpone and reschedule any previously scheduled meeting, provided, however, that a special meeting called by at least 10% of the shareholders may not be postponed beyond the 30th day following the originally scheduled meeting. Any meeting may be adjourned from time to time, whether or not there is a quorum:

          (i)  at any time, upon a resolution of shareholders if the votes cast in favor or such resolution by the holders of shares of each voting group entitled to vote on any matter theretofore properly brought before the meeting exceed the number of votes cast against such resolution by the holders of shares of each such voting group; or

         (ii)  at any time prior to the transaction of any business at a meeting which was not called by at least 10% of the shareholders, by the Chairman of the Board or pursuant to a resolution of the Board of Directors.

No notice of the time and place of adjourned meetings need be given except as required by the Wisconsin Business Corporation Law. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

        2.08    Conduct of Meetings.    The Chairman of the Board, or in the Chairman's absence, the President, or in the President's absence, the Executive Vice President (if one is designated), or in the Executive Vice President's absence, a Vice President in the order provided under Section 4.08, and in their absence, any person chosen by the shareholders present shall call the meeting of the shareholders to order and shall act as chairman of the meeting, and the Secretary of the Corporation shall act as Secretary of all meetings of the shareholders, but, in the absence of the Secretary, the presiding Officer may appoint any other person to act as Secretary of the meeting.

        2.09    Proxies.    At all meetings of shareholders, a shareholder entitled to vote may vote in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder by signing an appointment form, either personally or by his or her attorney-in-fact. Such proxy appointment is effective when received by the Secretary of the Corporation before or at the time of the meeting. Unless otherwise provided in the appointment form of proxy, a proxy appointment may be revoked at any time before it is voted, either by written notice filed with the Secretary or the acting Secretary of

7

the meeting or by oral notice given by the shareholder to the presiding Officer during the meeting. The presence of a shareholder who has filed his or her proxy appointment shall not of itself constitute a revocation. No proxy appointment shall be valid after eleven months from the date of its execution, unless otherwise provided in the appointment form of proxy. In addition to the presumptions set forth in Section 2.11 below, the Board of Directors shall have the power and authority to make rules establishing presumptions as to the validity and sufficiency of proxy appointments.

        2.10    Voting of Shares.    Each outstanding share shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders, except to the extent that the voting rights of the shares of any voting group or groups are enlarged, limited or denied by the Articles of Incorporation.

        2.11    Voting of Shares by Certain Holders.

        (a)    Other Corporations.    Shares standing in the name of another corporation may be voted either in person or by proxy, by the president of such corporation or any other officer appointed by such president. An appointment form of proxy executed by any principal officer of such other corporation or assistant thereto shall be conclusive evidence of the signer's authority to act, in the absence of express notice to this Corporation, given in writing to the Secretary of this Corporation, or the designation of some other person by the board of directors or by the Bylaws of such other corporation.

        (b)    Legal Representatives and Fiduciaries.    Shares held by an administrator, executor, guardian, conservator, trustee in bankruptcy, receiver or assignee for creditors may be voted by him, either in person or by proxy, without a transfer of such shares into his or her name, provided there is filed with the Secretary before or at the time of meeting proper evidence of his or her incumbency and the number of shares held by him or her. Shares standing in the name of a fiduciary may be voted by him or her, either in person or by proxy. An appointment form of proxy executed by a fiduciary shall be conclusive evidence of the signer's authority to act, in the absence of express notice to this Corporation, given in writing to the Secretary of this Corporation, that such manner of voting is expressly prohibited or otherwise directed by the document creating the fiduciary relationship.

        (c)    Pledgees.    A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred; provided, however, a pledgee shall be entitled to vote shares held of record by the pledgor if the Corporation receives acceptable evidence of the pledgee's authority to sign.

        (d)    Treasury Stock and Subsidiaries.    Neither treasury shares, nor shares held by another corporation if a majority of the shares entitled to vote for the election of directors of such other corporation is held by this Corporation, shall be voted at any meeting or counted in determining the total number of outstanding shares entitled to vote, but shares of its own issue held by this Corporation in a fiduciary capacity, or held by such other corporation in a fiduciary capacity, may be voted and shall be counted in determining the total number of outstanding shares entitled to vote.

        (e)    Minors.    Shares held by a minor may be voted by such minor in person or by proxy and no such vote shall be subject to disaffirmance or avoidance, unless prior to such vote the Secretary of the Corporation has received written notice or has actual knowledge that such shareholder is a minor. Shares held by a minor may be voted by a personal representative, administrator, executor, guardian or conservator representing the minor if evidence of such fiduciary status is presented and acceptable to the Corporation.

        (f)    Incompetents and Spendthrifts.    Shares held by an incompetent or spendthrift may be voted by such incompetent or spendthrift in person or by proxy and no such vote shall be subject to disaffirmance or avoidance, unless prior to such vote the Secretary of the Corporation has actual knowledge that such shareholder has been adjudicated an incompetent or spendthrift or actual knowledge of filing of judicial proceedings for appointment of a guardian. Shares held by an

8

incompetent or spendthrift may be voted by a personal representative, administrator, executor, guardian or conservator representing the minor if evidence of such fiduciary status is presented and acceptable to the Corporation.

        (g)    Joint Tenants.    Shares registered in the names of two or more individuals who are named in the registration as joint tenants may be voted in person or by proxy signed by any one or more of such individuals if either (i) no other such individual or his or her legal representative is present and claims the right to participate in the voting of such shares or prior to the vote files with the Secretary of the Corporation a contrary written voting authorization or direction or written denial or authority of the individual present or signing the appointment form of proxy proposed to be voted or (ii) all such other individuals are deceased and the Secretary of the Corporation has no actual knowledge that the survivor has been adjudicated not to be the successor to the interests of those deceased.

        2.12    Waiver of Notice by Shareholders.    Whenever any notice whatever is required to be given to any shareholder of the Corporation under the Articles of Incorporation or Bylaws or any provision of law, a waiver thereof in writing, signed at any time, whether before or after the time of meeting, by the shareholder entitled to such notice, shall be deemed equivalent to the giving of such notice and the Corporation shall include copies of such waivers in its corporate records; provided that such waiver in respect to any matter of which notice is required under any provision of the Wisconsin Business Corporation Law, shall contain the same information as would have been required to be included in such notice, except the time and place of meeting. A shareholder's attendance at a meeting, in person or by proxy, waives objection to the following:

          (i)  lack of notice or defective notice of the meeting unless the shareholder at the beginning of the meeting or promptly upon arrival objects to holding the meeting or transacting business at the meeting; and

         (ii)  consideration of a particular matter at the meeting that is not within the purpose described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

        2.13    Unanimous Consent Without Meeting.    Any action required or permitted by the Articles of Incorporation or Bylaws or any provision of law to be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

ARTICLE III. BOARD OF DIRECTORS

        3.01    General Powers and Number.    All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation managed under the direction of, the Board of Directors, subject to any limitation set forth in the Articles of Incorporation. The number of Directors of the Corporation shall be as provided in Section 0.03. The number of Directors may be increased or decreased from time to time by amendment to this Section adopted by the shareholders or the Board of Directors but no decrease shall have the effect of shortening the term of an incumbent director.

        3.02    Tenure and Qualifications.    Each Director shall hold office until the next annual meeting of shareholders and until his or her successor shall have been elected, or until his or her prior death, resignation or removal. A Director may be removed from office by the shareholders if, at a meeting of shareholders called for that purpose, the number of votes cast to remove the Director exceeds the number of votes cast not to remove him or her; provided, however, if a Director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that Director. A Director may resign at any time by filing his or her written resignation with the Secretary of the Corporation. Directors need not be residents of the State of Wisconsin or shareholders of the Corporation.

9

        3.03    Regular Meetings.    A regular meeting of the Board of Directors shall be held without other notice than this by-law immediately after the annual meeting of shareholders, and each adjourned session thereof. The place of such regular meeting shall be the same as the place of the meeting of shareholders which precedes it, or such other suitable place as may be announced at such meeting of shareholders. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Wisconsin, for the holding of additional regular meetings without other notice than such resolution.

        3.04    Special Meetings.    Special meetings of the Board of Directors may be called by or at the request of the Chairman, Secretary or any two Directors. The Chairman, Secretary or Directors calling any special meeting of the Board of Directors may fix any place, either within or without the State of Wisconsin, as the place for holding any special meeting of the Board of Directors called by them, and if no other place is fixed, the place of meeting shall be the principal business office of the Corporation in the State of Wisconsin.

        3.05    Notice; Waiver.    Notice may be communicated in person, by telephone, telegraph, teletype, facsimile or other form of wire or wireless communication, or by mail or private carrier, and, if these forms of personal notice are impracticable, notice may be communicated by a newspaper of general circulation in the area where published, or by radio, television or other form of public broadcast communication. Notice of each meeting of the Board of Directors (unless otherwise provided in or pursuant to Section 3.03) shall be communicated to each Director at his or her business address or telephone number or at such other address or telephone number as such Director shall have designated in writing filed with the Secretary, in each case not less than that number of hours prior thereto as set forth in Section 0.04. Written notice is effective at the earliest of the following:

          (i)  when received;

         (ii)  on deposit in the U.S. Mail, if mailed postpaid and correctly addressed; or

        (iii)  on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested and the receipt is signed by or on behalf of the addressee.

Oral notice is effective when communicated and the Corporation shall maintain a record setting forth the date, time, manner and recipient of the notice.

        Whenever any notice whatsoever is required to be given to any Director of the Corporation under the Articles of Incorporation or Bylaws or any provision of law, a waiver thereof in writing, signed at any time, whether before or after the time of meeting, by the Director entitled to such notice, shall be deemed equivalent to the giving of such notice, and the Corporation shall retain copies of such waivers in its corporate records. A Director's attendance at or participation in a meeting waives any required notice to him or her of the meeting unless the Director at the beginning of the meeting or promptly upon his or her arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assert to action taken at the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

        3.06    Quorum.    Except as otherwise provided by the Wisconsin Business Corporation Law or by the Articles of Incorporation or the Bylaws, a majority of the number of Directors as provided in Section 0.03 or a majority of the number of Directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but a majority of the Directors present or participating (though less than such quorum) may adjourn the meeting from time to time without further notice.

        3.07    Manner of Acting.    If a quorum is present or participating when a vote is taken, the affirmative vote of a majority of Directors present or participating is the act of the Board of Directors

10

or a committee of the Board of Directors, unless the Wisconsin Business Corporation Law or the Articles of Incorporation or the Bylaws require the vote of a greater number of Directors.

        3.08    Conduct of Meetings.    The Chairman of the Board, or in the Chairman's absence, the President, or in the President's absence, the Executive Vice President (if one be designated), or in the Executive Vice President's absence, a Vice President in the order provided under Section 4.08, and in their absence, any Director chosen by the Directors present, shall call meetings of the Board of Directors to order and shall act as chairman of the meeting. The Secretary of the Corporation shall act as Secretary of all meetings of the Board of Directors, but in the absence of the Secretary, the presiding Officer may appoint any Assistant Secretary or any Director or other person present to act as Secretary of the meeting.

        3.09    Vacancies.    Any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of Directors, may be filled until the next succeeding annual election by the affirmative vote of a majority of the Directors then in office, though less than a quorum of the Board of Directors or by the shareholders; provided, that in case of a vacancy created by the removal of a Director by vote of the shareholders, the shareholders shall have the right to fill such vacancy at the same meeting or any adjournment thereof.

        3.10    Compensation.    The Board of Directors, by affirmative vote of a majority of the Directors then in office, and irrespective of any personal interest of any of its members, may establish reasonable compensation of all Directors for services to the Corporation as Directors, Officers or otherwise, or may delegate such authority to an appropriate committee. The Board of Directors also shall have authority to provide for or to delegate authority to an appropriate committee to provide for reasonable pensions, disability or death benefits, and other benefits of payments, to Directors, Officers and employees and to their estates, families, dependents or beneficiaries on account of prior services rendered by such Directors, Officers and employees to the Corporation.

        3.11    Presumption of Assent.    A Director of the Corporation who is present at or participate in a meeting of the Board of Directors or a committee thereof of which he or she is a member, at which action on any corporate matter is taken, shall be presumed to have assented to the action taken unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent to such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

        3.12    Committees.    The Board of Directors, by resolution adopted by the affirmative vote of a majority of the number of Directors as provided in Section 0.03, may designate one or more committees, each committee to consist of two or more Directors elected by the Board of Directors, which to the extent provided in said resolution as initially adopted, and as thereafter supplemented or amended by further resolution adopted by a like vote, shall have and may exercise, when the Board of Directors is not in session, the powers of the Board of Directors in the management of the business and affairs of the corporation, except that a committee may not do any of the following: (i) authorize distributions; (ii) approve or propose to shareholders action that the Wisconsin Business Corporation Law requires be approved by shareholders; (iii) fill vacancies on the Board of Directors or on any of its committees, unless the Board of Directors provides by resolution that any vacancies on a committee shall be filled by the affirmative vote of a majority of the remaining committee members; (iv) amend the Articles of Incorporation under Section 180.1002 of the Wisconsin Business Corporation Law; (v) adopt, amend or repeal the Bylaws; (vi) approve a plan of merger not requiring shareholder approval; (vii) authorize or approve reacquisition of shares, except according to a formula or method prescribed by the Board of Directors; or (viii) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or

11

series of shares, except that the Board of Directors may authorize a committee or a senior executive officer of the Corporation to do so within limits prescribed by the Board of Directors. The Board of Directors may elect one or more of its members as alternate members of any such committee who may take the place of any absent member or members at any meeting of such committee, upon request by the President or upon request by the chairman of such meeting. Each such committee shall fix its own rules governing the conduct of its activities and shall make such reports to the Board of Directors of its activities as the Board of Directors may request.

        3.13    Unanimous Consent Without Meeting.    Any action required or permitted by the Articles of Incorporation or the Bylaws or any provision of law to be taken by the Board of Directors at a meeting or by resolution may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Directors then in office.

        3.14    Meetings By Telephone Or By Other Communication Technology.    Meetings of the Board of Directors or committees may be conducted by telephone or by other communication technology in accordance Section 180.0820 of the Wisconsin Business Corporation Law (or any successor statutory provision).

ARTICLE IV. OFFICERS

        4.01    Number.    The principal Officers of the Corporation shall be a Chairman, a President, the number of Vice Presidents as may be determined by the Board of Directors, a Secretary, and a Treasurer, each of whom the Board of Directors shall from time to time determine. Such other Officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. The Board of Directors may authorize a duly appointed Officer to appoint one or more Officers or Assistant Officers. The same natural person may simultaneously hold more than one office in the Corporation.

        4.02    Election and Term of Office.    The Officers of the Corporation to be elected by the Board of Directors shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders. If the election of Officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be. Each Officer shall hold office until his or her successor shall have been duly elected or until his or her prior death, resignation or removal.

        4.03    Removal.    Any Officer or agent may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment shall not of itself create contract rights.

        4.04    Vacancies.    A vacancy in any principal office because of death, resignation, removal, disqualification or otherwise, shall be filled by the Board of Directors for the unexpired portion of the term.

        4.05    Chairman of the Board.    The Chairman shall be the chief executive officer of the Corporation and, subject to the control of the Board of Directors, shall in general supervise and control all of the business and affairs of the Corporation. He or she shall, when present, preside at all meetings of the shareholders and of the Board of Directors. The Chairman shall have authority, subject to such rules as may be prescribed by the Board of Directors, to appoint such agents and employees of the corporation as he or she shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the Chairman. The Chairman shall have authority to sign, execute and acknowledge, on behalf of the Corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the corporation's regular

12

business, or which shall be authorized by resolution of the Board of Directors; and, except as otherwise provided by law or the Board of Directors, the Chairman may authorize the President or any Vice President or other officer or agent of the Corporation to sign, execute and acknowledge such documents or instruments in his or her place and stead. In general, the Chairman shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

        4.06    President.    The President shall be the chief operating officer of the Corporation and, subject to the control of the Chairman, shall supervise and control the operations of the Corporation. He or she shall, in the absence of the Chairman, preside at all meetings of the shareholders and of the Board of Directors. He or she shall have authority to sign, execute and acknowledge, on behalf of the Corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the Corporation's regular business, or which shall be authorized by resolution of the Board of Directors; and, except as otherwise provided by law or the Board of Directors, he or she may authorize any Vice President or other Officer or agent of the Corporation to sign, execute and acknowledge such documents or instruments in his or her place and stead. In general, he or she shall perform all duties incident to the office of chief operating officer and such other duties as may be prescribed by the Board of Directors or Chairman from time to time.

        4.07    The Executive Vice President.    The Executive Vice President, if one be designated, shall assist the or President in the discharge of supervisory, managerial and executive duties and functions. In the absence of the President or in the event of his or her death, inability or refusal to act, the Executive Vice President shall perform the duties of the President and when so acting shall have all the powers and duties of the President. He or she shall perform such other duties as from time to time may be assigned to him or her by the Board of Directors, the Chairman or the President.

        4.08    The Vice Presidents.    In the absence of the Chairman, President and the Executive Vice President or in the event of their death, inability or refusal to act, or in the event for any reason it shall be impracticable for them to act personally, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President may sign, with the Secretary or Assistant Secretary, certificates for shares of the Corporation; and shall perform such other duties and have such authority as from time to time may be delegated or assigned to him or her by the Chairman, the President, the Executive Vice President or by the Board of Directors. The execution of any instrument of the Corporation by any Vice President shall be conclusive evidence, as to third parties, of his or her authority to act in the stead of the Chairman or the President.

        4.09    The Secretary.    The Secretary shall: (i) keep the minutes of the meetings of the shareholders and of the Board of Directors in one or more books provided for that purpose; (ii) see that all notices are duly given in accordance with the provisions of the Bylaws or as required by law; (iii) be custodian of the corporate records; (iv) keep or arrange for the keeping of a register of the post office address of each shareholder which shall be furnished to the Secretary by such shareholder; (v) have general charge of the stock transfer books of the Corporation; and (vi) in general, perform all duties incident to the office of Secretary and have such other duties and exercise such authority as from time to time may be delegated or assigned to him or her by the President or by the Board of Directors.

        4.10    The Treasurer.    The Treasurer shall: (i) have charge and custody of and be responsible for all funds and securities of the Corporation; (ii) receive and give receipts for monies due and payable to the Corporation from any source whatsoever, and deposit all such monies in the name of the Corporation in such banks, trust companies or other depositories as shall be selected in accordance

13

with the provisions of Section 5.05 hereof; and (iii) in general, perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned to him or her by the Chairman, the President or by the Board of Directors. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine.

        4.11    Assistant Secretaries and Assistant Treasurers.    There shall be such number of Assistant Secretaries and Assistant Treasurers as the Board of Directors may from time to time authorize. The Assistant Treasurers shall, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties and have such authority as shall from time to time be delegated or assigned to them by the Secretary or the Treasurer, respectively, or by the President or the Board of Directors.

        4.12    Other Assistants and Acting Officers.    The Board of Directors shall have the power to appoint any person to act as assistant to any Officer, or as agent for the Corporation in his or her stead, or to perform the duties of such Officer whenever for any reason it is impracticable for such Officer to act personally and such assistant or acting Officer or other agent so appointed by the Board of Directors shall have the power to perform all the duties of the office to which he or her is so appointed to be assistant, or as to which he or her is so appointed to act, except as such power may be otherwise defined or restricted by the Board of Directors.

        4.13    Salaries.    The salaries of the principal Officers shall be fixed from time to time by the Board of Directors or by a duly authorized committee thereof, and no Officer shall be prevented from receiving such salary by reason of the fact that he or she is also a Director of the Corporation.

ARTICLE V. CONFLICT OF INTEREST TRANSACTIONS,
CONTRACTS, LOANS, CHECKS AND DEPOSITS:
SPECIAL CORPORATE ACTS

        5.01    Conflict of Interest Transactions.    A "conflict of interest" transaction means a transaction with the Corporation in which a Director of the Corporation has a direct or indirect interest. The circumstances in which a Director of the Corporation has an indirect interest in a transaction include but are not limited to a transaction under any of the following circumstances: (i) another entity in which the Director has a material financial interest or in which the Director is a general partner is a party to the transaction; or (ii) another entity of which the Director is a director, officer or trustee is a party to the transaction and the transaction is or, because of its significance to the Corporation should be, considered by the Board of Directors of the Corporation. A conflict of interest transaction is not voidable by the Corporation solely because of the Director's interest in the transaction if any of the circumstances set forth in Section 180.0831 of the Wisconsin Business Corporation Law (or any successor statutory provision) are true or occur.

        5.02    Contracts.    The Board of Directors may authorize any Officer or Officers, agent or agents, to enter into any contract or execute or deliver any instrument in the name of and on behalf of the Corporation, and such authorization may be general or confined to specific instances.

        5.03    Loans.    No indebtedness for borrowed money shall be contracted on behalf of the Corporation and no evidences of such indebtedness shall be issued in its name unless authorized by or under the authority of a resolution of the Board of Directors. Such authorization may be general or confined to specific instances.

        5.04    Checks, Drafts, etc.    All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation, shall be signed by such Officer

14

or Officers, agent or agents of the Corporation and in such manner as shall from time to time be determined by or under the authority of a resolution of the Board of Directors.

        5.05    Deposits.    All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as may be selected by or under the authority of a resolution of the Board of Directors.

        5.06    Voting of Securities Owned by this Corporation.    Subject always to the specific directions of the Board of Directors, (i) any shares or other securities issued by any other corporation and owned or controlled by this Corporation may be voted at any meeting of security holders of such other corporation by the Chairman of this Corporation if he or she be present, or in the Chairman's absence, by the President, or in the President's absence, by the Executive Vice President (if one be designated), or in the executive Vice President's absence, by any Vice President of this Corporation who may be present, and (ii) whenever, in the judgment of the Chairman, or in the Chairman's absence, of the President, or in the President's absence, of the Executive Vice President, or, in the Executive Vice President's absence, of any Vice President, it is desirable for this Corporation to execute an appointment of proxy or written consent in respect to any shares or other securities issued by any other corporation and owned by this corporation, such proxy appointment or consent shall be executed in the name of this Corporation by the Chairman, the President, the Executive Vice President, or one of the Vice Presidents of Corporation in the order as provided in clause (i) of this Section, without necessity of any authorization by the Board of Directors or countersignature or attestation by another officer. Any person or persons designated in the manner above stated as the proxy or proxies of this Corporation shall have full right, power and authority to vote the shares or other securities issued by such other corporation and owned by this Corporation the same as such shares or other securities might be voted by this Corporation.

ARTICLE VI. CERTIFICATES FOR
SHARES AND THEIR TRANSFER

        6.01    Certificates for Shares.    Certificates representing shares of the Corporation shall be in such form, consistent with law, as shall be determined by the Board of Directors. Such certificates shall be signed by the Chairman or by another Officer designated by the Chairman or the Board of Directors. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation. All certificates surrendered to the Corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except as provided in Section 6.06 hereof.

        6.02    Facsimile Signatures.    The signature of the Chairman or other authorized Officer upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent, or a registrar, other than the Corporation itself or an employee of the Corporation.

        6.03    Signature by Former Officers.    In case any Officer, who has signed or whose facsimile signature has been placed upon, any certificate for shares, shall have ceased to be such Officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such Officer at the date of its issue.

        6.04    Transfer of Shares.    Prior to due presentment of a certificate for shares for registration of transfer, the Corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to have and exercise all the rights and powers of an owner. Where a certificate for shares is presented to the Corporation with a request to register for transfer, the Corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if (i) there were on or with the certificate the necessary endorsements,

15

and (ii) the corporation had no duty to inquire into adverse claims or has discharged any such duty. The Corporation may require reasonable assurance that said endorsements are genuine and effective and in compliance with such other regulations as may be prescribed by or under the authority of the Board of Directors.

        6.05    Restrictions on Transfer.    The face or reverse side of each certificate representing shares shall bear a conspicuous notation of any restriction imposed by the Corporation upon the transfer of such shares.

        6.06    Lost, Destroyed or Stolen Certificates.    Where the owner claims that his or her certificate for shares has been lost, destroyed or wrongfully taken, a new certificate shall be issued in place thereof if the owner (i) so requests before the Corporation has notice that such shares have been acquired by a bona fide purchaser, and (ii) files with the Corporation a sufficient indemnity bond, and (iii) satisfies such other reasonable requirements as may be prescribed by or under the authority of the Board of Directors.

        6.07    Consideration for Shares.    The shares of the Corporation may be issued for such consideration as shall be fixed from time to time by the Board of Directors, provided that any shares having a par value shall not be issued for a consideration less than the par value thereof. The consideration to be received for shares may consist of any tangible or intangible property or benefit to the Corporation, including cash, promissory notes, services performed, contracts for services to be performed or other securities of the Corporation. When the Corporation receives the consideration for which the Board of Directors authorized the issuance of shares, the shares issued for that consideration are fully paid and nonassessable, except as provided by Section 180.0622 of the Wisconsin Business Corporation Law (or any successor statutory provision) which may require further assessment for unpaid wages to employees under certain circumstances. The Corporation may place in escrow shares issued for a contract for future services or benefits or a promissory note, or make other arrangements to restrict the transfer of the shares, and may credit distributions in respect of the shares against their purchase price, until the services are performed, the benefits are received or the note is paid. If the services are not performed, the benefits are not received or the note is not paid, the Corporation may cancel, in whole or in part, the shares escrowed or restricted and the distributions credited.

        6.08    Stock Regulations.    The Board of Directors shall have the power and authority to make all such further rules and regulations not inconsistent with the statutes of the State of Wisconsin as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

ARTICLE VII. INDEMNIFICATION

        7.01.    Indemnification.

        (a)   Any person, or such person's estate or personal representative, made or threatened with being made a party to any action, suit, arbitration, or proceeding (civil, criminal, administrative, or investigative, whether formal or informal), which involves foreign, federal, state or local law, by reason of the fact that such person is or was a Director or Officer of the Corporation or of any corporation or other enterprise for which he or she served at the Corporation's request as a director, officer, partner, trustee, member of any decision-making committee, employee, or agent, shall be indemnified by the Corporation for all reasonable expenses incurred in the proceeding to the extent he or she has been successful on the merits or otherwise.

        (b)   In cases where a person described in Paragraph (a) of this Section is not successful on the merits or otherwise, the Corporation shall indemnify such person against liability and reasonable expenses incurred by him or her in any such proceeding, unless liability was incurred because the

16

person breached or failed to perform a duty he or she owed to the Corporation and the breach or failure to perform constituted any of the following:

          (1)   A willful failure to deal fairly with the Corporation or its shareholders in connection with a matter in which the Director or Officer had a material conflict of interest;

          (2)   A violation of criminal law, unless the Director or Officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

          (3)   A transaction from which the Director or Officer derived an improper personal profit; or

          (4)   Willful misconduct.

        (c)   The determination whether indemnification shall be required under Paragraph (b) of this Section shall be made according to one of the following methods selected by the Director or Officer:

          (1)   By a majority vote of a quorum of the Board of Directors consisting of Directors who are not at the time parties to the same or related proceedings. If a quorum of such disinterested Directors cannot be obtained, by majority vote of a committee duly appointed by the Board of Directors and consisting solely of two or more Directors who are not at the time parties to the same or related proceedings. Directors who are parties to the same or related proceedings may participate in the designation of members of the committee;

          (2)   By independent legal counsel selected by a quorum of the Board of Directors or its committee in the manner prescribed in paragraph (1) of this Section or, if unable to obtain such a quorum or committee, by a majority vote of the Board of Directors, including Directors who are parties to the same or related proceedings; or

          (3)   By the court conducting the proceedings or another court of competent jurisdiction, either on application by the Director or Officer for an initial determination or on application for review of an adverse determination under Clause (1) or (2) of this paragraph (c).

        (d)   The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of the Director or Officer is not required.

        (e)   A Director or Officer who seeks indemnification under this Section shall make a written request to the Corporation.

        (f)    Upon written request by a Director or Officer who is a party to a proceeding described in Paragraph (a) of this Section, the Corporation may pay or reimburse his or her reasonable expenses as incurred if the Director or Officer provides the Corporation with all of the following:

          (1)   A written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the Corporation; and

          (2)   A written undertaking, executed personally or on his or her behalf, to repay the allowance and reasonable interest thereon, to the extent that it is ultimately determined under Clause (1) or (2) of Paragraph (c) of this Section, that indemnification is not required or to the extent that indemnification is not ordered by a court under Clause (3) of Paragraph (c) of this Section. The undertaking under this Clause (2) shall be an unlimited general obligation of the Director or Officer, may be accepted without reference to his or her ability to repay the allowance and may be secured or unsecured.

        (g)   Paragraphs (a) through (f) of this Section shall also apply where a person or such person's estate or personal representative is made or threatened with being made a party to any proceeding described in Paragraph (a) of this Section by reason of the fact that such person is or was an employee of the Corporation, except that in addition to the categories of conduct set forth in Paragraph (b) of

17

this Section in relation to which the Corporation has no duty to indemnify, the Corporation also shall have no duty to indemnify the employee against liability and reasonable expenses incurred by him or her in any such proceeding if liability was incurred because the person breached or failed to perform a duty he or she owed to the Corporation and the breach or failure to perform constituted material negligence or material misconduct in performance of the employee's duties to the Corporation.

        (h)   Unless a Director or Officer of the Corporation has knowledge that makes reliance unwarranted, a Director or Officer, in discharging his or her duties to the Corporation, may rely on information, opinions, reports or statements, any of which may be written or oral, formal or informal, including financial statements and other financial data, if prepared or presented by any of the following:

          (1)   An Officer or employee of the Corporation whom the Director or Officer believes in good faith to be reliable and competent in the matters presented;

          (2)   Legal counsel, public accountants or other persons as to matters the Director or Officer believes in good faith are within the person's professional or expert competence; or

          (3)   In the case of reliance by a Director, a committee of the Board of Directors of which the Director is not a member if the Director believes in good faith that the committee merits confidence.

        This Paragraph (h) does not apply to the liability of a Director for improper declaration of dividends, distribution of assets, corporate purchase of its own shares, distribution of assets to Shareholders during liquidation, corporate loans made to an Officer or Director under Wisconsin Business Corporation Law Section 180.0832(1) or the reliance of a Director on financial information represented as correct by Officers or independent or certified public accountants under Wisconsin Business Corporation Law Section 180.0826.

        (i)    In discharging his or her duties to the Corporation and in determining what he or she believes to be in the best interest of the Corporation, a Director or Officer may, in addition to considering the effects of any action on Shareholders, consider the following:

          (1)   The effects of the action on employees, suppliers and customers of the Corporation;

          (2)   The effects of the action on communities in which the Corporation operates; or

          (3)   Any other factor the Director or Officer considers pertinent.

        7.02.    Limited Liability of Directors and Officers to the Corporation and Shareholders.

        (a)   Except as provided in Paragraph (b) of this Section, a Director or Officer is not liable to the Corporation, its shareholders or any person asserting rights on behalf of the Corporation or shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a Director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the following:

          (1)   A willful failure to deal fairly with the Corporation or Shareholders in connection with a matter in which the Director or Officer had a material conflict of interest;

          (2)   A violation of criminal law, unless the Director or Officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

          (3)   A transaction from which the Director or Officer derived an improper personal profit; or

          (4)   Willful misconduct.

18

        (b)   This Section does not apply to the liability of a Director or Officer for improper declaration of dividends, distribution of assets, corporate purchase of its own shares, or distribution of assets to shareholders during liquidation, or for corporate loans made to an Officer or Director under Wisconsin Business Corporation Law Section 180.0832(1).

ARTICLE VIII. SEAL

        There shall be no corporate seal.

ARTICLE IX. AMENDMENTS

        9.01    By Shareholders.    The Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the shareholders by the affirmative vote specified in Section 2.07 of these Bylaws.

        9.02    By Directors.    The Bylaws may also be altered, amended or repealed and new Bylaws may be adopted by the Board of Directors by affirmative vote of a majority of the number of Directors present at any meeting at which a quorum is in attendance; but no Bylaw adopted by the shareholders shall be amended or repealed by the Board of Directors if the Bylaw so adopted so provides.

        9.03    Implied Amendments.    Any action taken or authorized by the shareholders or by the Board of Directors, which would be inconsistent with the Bylaws then in effect but is taken or authorized by affirmative vote of not less than the number of shares or the number of Directors required to amend the Bylaws so that the Bylaws would be consistent with such action, shall be given the same effect as though the Bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.

19

Exhibit 5.11

                        , 2003

WellPoint Health Networks Inc.
1 WellPoint Way
Thousand Oaks, California 91362

Ladies and Gentlemen:

        Pursuant to the terms of the Agreement and Plan of Merger, dated as of June 3, 2003 (the "Merger Agreement"), among WellPoint Health Networks Inc., a Delaware corporation ("Purchaser"), Crossroads Acquisition Corp. a Delaware corporation and a wholly owned subsidiary of Purchaser ("Merger Sub") and Cobalt Corporation, a Wisconsin corporation ("Target"), Target will merge with and into Merger Sub (the "Merger"). Immediately following the Merger, the separate corporate existence of Target shall cease and Merger Sub shall continue as the surviving corporation under the name Cobalt Corporation. Capitalized terms used herein and not defined have the meanings assigned to them in the Merger Agreement.

        The undersigned has been advised that as of the date the Merger is submitted to stockholders of Target for approval, the undersigned may be an "affiliate" of Target as the term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), although nothing contained herein shall be construed as an admission of such fact, or as a waiver of any rights that the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

        The undersigned hereby represents, warrants and covenants with and to Purchaser that in the event the undersigned receives any Purchaser Common Stock as a result of the Merger:

          (A)  The undersigned will not sell, transfer or otherwise dispose of such Purchaser Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may hereafter from time to time be amended), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Purchaser, or under a "no-action" or interpretive letter obtained by the undersigned from the Commission specifically issued with respect to the transaction to be engaged in by the undersigned, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

          (B)  The undersigned understands that Purchaser is under no obligation to register the sale, transfer or other disposition of shares of Purchaser Common Stock by the undersigned or on the undersigned's behalf under the Securities Act, or to take any other action necessary in order to make compliance with an exemption from such registration available.

          (C)  The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of Target that are deemed to be beneficially owned by the undersigned immediately prior to the effective time of the Merger pursuant to applicable federal securities laws.

          (D)  The undersigned has carefully read this letter and discussed its requirements and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the capital stock of Purchaser, to the extent the undersigned felt necessary, with the undersigned's counsel or counsel for Target.

1

        This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

        This letter agreement shall terminate if and when the Merger Agreement is terminated according to its terms.

[signature page follows]

2

Very truly yours,
Name:
[add below the signatures of all registered owners of shares deemed beneficially owned by the affiliate]
Name:
Name:
Name:

3

APPENDIX B
OPINION OF UBS WARBURG LLC

        [LETTERHEAD OF UBS WARBURG LLC]

June 3, 2003

The Board of Directors
Cobalt Corporation
401 West Michigan Street
Milwaukee, Wisconsin 53203

Dear Members of the Board:

        We understand that Cobalt Corporation ("Cobalt") proposes to enter into an Agreement and Plan of Merger, dated as of June 3, 2003 (the "Agreement"), by and among WellPoint Health Networks Inc. ("WellPoint"), Crossroads Acquisition Corp., a wholly owned subsidiary of WellPoint ("Merger Sub"), and Cobalt pursuant to which (i) Cobalt and Merger Sub will be merged (the "Merger") and (ii) each outstanding share of the common stock, no par value, of Cobalt ("Cobalt Common Stock"), other than shares held by WellPoint, Blue Cross & Blue Shield United of Wisconsin ("BCBSUW"), or their respective affiliates, will be converted into the right to receive (A) $10.25 in cash (the "Cash Consideration") and (B) 0.1233 of a share (such number of shares, the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration") of the common stock, par value $0.01 per share, of WellPoint ("WellPoint Common Stock"); provided, that if the average of the closing sales prices of WellPoint Common Stock on each of the 15 consecutive trading days ending on, and including, the business day immediately following the day on which all closing conditions (other than certain specified conditions and those conditions which by their terms cannot be satisfied until the closing date of the Merger) have been satisfied or waived (such average closing sales price, the "WellPoint Common Stock Price") is less than $70.97, then the Stock Consideration will be equal to $8.75 divided by the WellPoint Common Stock Price. The terms and conditions of the Merger are more fully set forth in the Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Cobalt Common Stock (other than WellPoint, BCBSUW, and their respective affiliates).

        UBS Warburg LLC ("UBS Warburg") has acted as financial advisor to Cobalt in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon the consummation of the Merger. UBS Warburg also will receive a fee in connection with this opinion. As you are aware, UBS Warburg in the past has acted as a joint book-running manager for certain public offerings of Cobalt Common Stock, including a secondary offering of Cobalt Common Stock in February 2003, for which services UBS Warburg received compensation. UBS Warburg and its predecessors and affiliates in the past also have acted as managing underwriters for certain public offerings of securities of WellPoint, including a public offering in June 2001 of WellPoint's 6 3/8% Notes due 2006, for which services UBS Warburg and its predecessors and affiliates have received compensation. In addition, an affiliate of UBS Warburg currently is a lender under certain bank credit facilities of WellPoint. In the ordinary course of business, UBS Warburg, its successors and affiliates may hold or trade securities of Cobalt and WellPoint for their own accounts and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to Cobalt or the underlying business decision of Cobalt to effect the Merger. Our opinion does not constitute a recommendation to any stockholder of Cobalt as to how such stockholder should vote or act with respect to any matters relating to the Merger. We have not been asked to, nor do we, offer any opinion as to the terms of the Agreement or related documents and the obligations thereunder, or the form of the Merger. We

B-1

The Board of Directors
Cobalt Corporation
June 3, 2003

express no opinion as to what the value of WellPoint Common Stock will be when issued pursuant to the Merger or the prices at which WellPoint Common Stock will trade or otherwise be transferable at any time. In rendering this opinion, we have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that each of Cobalt, WellPoint and Merger Sub will comply with all material covenants and agreements set forth in, and other material terms of, the Agreement and that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement. We further have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Cobalt, WellPoint or the Merger. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Cobalt.

        In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to Cobalt and WellPoint, including publicly available financial forecasts and estimates relating to WellPoint that were reviewed and discussed with us by the management of WellPoint; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Cobalt, including financial forecasts and estimates prepared by the management of Cobalt, that were provided to us by the management of Cobalt and are not publicly available; (iii) conducted discussions with members of the senior managements of Cobalt and WellPoint concerning the businesses and financial prospects of Cobalt and WellPoint; (iv) reviewed current and historical market prices and trading volumes of Cobalt Common Stock and WellPoint Common Stock; (v) reviewed publicly available financial and stock market data with respect to certain companies in lines of businesses we believe to be generally comparable to those of Cobalt and WellPoint; (vi) compared the financial terms of the Merger with publicly available financial terms of certain other transactions which we believe to be generally relevant; (vii) considered certain pro forma effects of the Merger on the financial statements of WellPoint; (viii) reviewed the Agreement and certain related documents; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

        In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise and including, without limitation, actuarially determined liabilities) of Cobalt or WellPoint, nor have we been furnished with any such evaluation or appraisal. With respect to the publicly available financial forecasts and estimates relating to WellPoint referred to above, we were advised by the management of WellPoint that such forecasts represent reasonable estimates and judgments as to the future financial performance of WellPoint. With respect to the internal financial forecasts and estimates relating to Cobalt referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Cobalt as to the future financial performance of Cobalt. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date of this opinion.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Cobalt Common Stock (other than WellPoint, BCBSUW, and their respective affiliates).

                      Very truly yours,

                      /s/ UBS Warburg LLC

                      UBS WARBURG LLC

B-2

QuickLinks

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
REFERENCE TO ADDITIONAL INFORMATION
Table of Contents
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
SELECTED FINANCIAL DATA
COMPARATIVE PER SHARE INFORMATION
MARKET PRICE INFORMATION
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
RISK FACTORS
INFORMATION REGARDING THE SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
RELATED AGREEMENTS
COMPARISON OF RIGHTS OF COBALT SHAREHOLDERS AND WELLPOINT STOCKHOLDERS
SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
EXPERTS
LEGAL MATTERS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
  Appendix A
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
  Exhibit 1.5
  Exhibit 1.6
Exhibit 5.11
APPENDIX B OPINION OF UBS WARBURG LLC